As filed with the United States Securities and Exchange Commission on November 12, 2024.

Registration Statement No. 333-[•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

OneConstruction Group Limited
(Exact name of registrant as specified in its charter)

_____________________________

Cayman Islands	1520	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Room 6808A, 68/F,
Central Plaza,
18 Harbor Road,
Wanchai, Hong Kong
+852 2123 8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

Copies to:

Joan Wu, Esq. Ying Li, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 +1 (212) 530-2210	William S. Rosenstadt, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212 588-0022

_____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act: Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED [•], 2024

1,750,000 Ordinary Shares

OneConstruction Group Limited

This is the initial public offering of 1,750,000 ordinary shares, par value US$0.0001 per ordinary share (the “Ordinary Shares” and each an “Ordinary Share”), of OneConstruction Group Limited (the “Company” or “OneC Group”, “we”, “us” or “our”), an exempted company incorporated in the Cayman Islands.

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price of our Ordinary Shares is expected to be between $4 and $6 per share. We intend to apply to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “ONEG.” This offering is contingent on the listing of our Ordinary Shares on the Nasdaq Capital Market. However, there is no assurance that such application will be approved, and if our application is not approved by Nasdaq, we will not proceed with this offering.

Investors are cautioned that you are buying shares of a Cayman Islands holding company with operations in Hong Kong by its operating subsidiary.

OneC Group is a holding company incorporated in the Cayman Islands with no material operations of its own, and we conduct our operations primarily in Hong Kong through our operating subsidiary, OneConstruction Engineering Projects Limited, a company incorporated under the laws of Hong Kong with limited liability (“OneC Engineering”). This is an offering of the Ordinary Shares of OneC Group, the holding company in the Cayman Islands, instead of the shares of the operating subsidiary. Investors in this offering will not directly hold any equity interests in the operating subsidiary. You may never directly hold any equity interest in our operating subsidiary. This structure involves unique risks to the investors, and Chinese regulatory authorities could disallow this structure, which would likely result in a material change in OneC Group’s operations and/or a material change in the value of the securities it is registering for sale, including that such event could cause the value of such securities to significantly decline or become worthless. Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors — Risks Relating to Doing Business in Hong Kong — Our operations are in Hong Kong, a special administrative region of the PRC. According to the long-arm provisions under the current PRC laws and regulations, the PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. The PRC government may intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain” on page 17.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 17 to read about factors you should consider before buying our Ordinary Shares.

Our operations are primarily located in Hong Kong, a Special Administrative Region of the People’s Republic of China (“China” or the “PRC”), and therefore, we may be subject to unique risks due to uncertainty of the interpretation and the application of PRC laws and regulations. As of the date of this prospectus, we are not subject to the PRC government’s direct influence or discretion over the manner in which we conduct business activities outside of the PRC. However, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are also subject to the risks of uncertainty about any future actions of the PRC government or authorities in Hong Kong in this regard.

Should the PRC government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

•        could result in a material change in our operations and/or the value of our securities;

•        could significantly limit or completely hinder our ability to continue our operations;

•        could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors; and

•        may cause the value of our securities to significantly decline or be worthless.

We have direct ownership of our operating entity in Hong Kong and currently do not have or intend to have any contractual arrangement to establish a variable interest entity (“VIE”) structure with any entity in mainland China. We are still subject to certain legal and operational risks associated with our operating subsidiary, OneC Engineering, being based in Hong Kong and having all its operations to date in Hong Kong. Additionally, the legal and operational risks associated in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security, and anti-monopoly concerns, would be applicable to a company such as OneC Engineering or OneC Group, given the substantial operations of OneC Engineering in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. These risks could result in material changes in our operations and/or the value of the securities we are registering for sale or could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including a cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement, which may in the future impact our ability to conduct out business, accept foreign investments or list on a U.S. or other foreign exchange if we were to become subject to such regulations. Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impacts such modified or new laws and regulations will have on our business operations, our ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. If certain PRC laws and regulations were to become applicable to a company such as OneC Group in the future, the application of such laws and regulations may have a material adverse impact on our business, financial condition and results of operations and our ability to offer or continue to offer securities to investors, any of which may cause the value of our securities, including the Ordinary Shares, to significantly decline or become worthless. See “Risk Factors — Risks Related to Our Corporate Structure — Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the future, we may be subject to PRC laws and regulations related to the current business operations of our operating subsidiary and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of the securities we are registering for sale.” on page 29, “Risk Factors — Risks Related to Doing Business in Hong Kong — The enactment of the Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong operating subsidiary.” on page 25, and “Risk Factors — Risks Related to Doing Business in Hong Kong — The Hong Kong legal system embodies uncertainties that could limit the availability of legal protections.” on page 27. Additionally, on February 17, 2023, with the approval of the State Council of the PRC (the “State Council”), the China Securities Regulatory Commission (the “CSRC”) released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, mainland China domestic companies that seek to offer and list securities in overseas markets, either by direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information. OneC Group is a holding company incorporated in the Cayman Islands with an operating entity based in Hong Kong. As of the date of this prospectus, the CSRC’s approval is not required for the listing and trading of our Ordinary Shares on a U.S. exchange as provided under the M&A Rules, and we are not subject to filing requirements with the CSRC under the Trial Measures. See “Risk Factors — Risks Related to Our Corporate Structure — We may become subject to a variety of PRC laws and other obligations regarding M&A Rules and data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.” on page 30 and “Prospectus Summary — Recent Regulatory Developments in the PRC” beginning on page 7.

As of the date of this prospectus, our operations in Hong Kong and our registered public offering in the United States are not subject to the review nor prior approval of the Cyberspace Administration of China (the “CAC”) nor the CSRC. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. In the event that (i) the PRC government expanded the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC and that we are required to obtain such permissions or approvals, or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations in Hong Kong and our ability to offer or continue to offer our Ordinary Shares to investors and could cause the value of such securities to significantly decline or be worthless and even delisting of our Ordinary Shares. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment in the future.

Data security in Hong Kong is primarily governed by the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”). The PDPO regulates the conduct of data users, which is defined as a person who, either alone or jointly or in common with other persons, controls the collection, holding, processing or use of data. Non-compliance with the PDPO may lead to a variety of civil and criminal sanctions, such as fines, imprisonment and civil compensation to the aggrieved data subjects. See “Risk Factors — Risks Related to Doing Business in Hong Kong — If we or our Hong Kong operating subsidiary fails to comply with Hong Kong’s Personal Data (Privacy) Ordinance and any other existing or future data privacy related laws, regulations and governmental orders, we could face significant civil penalties and/or criminal prosecution, which could adversely affect our business, financial condition, and results of operations.” commencing on page 21.

To address anti-monopoly concerns, the Competition Ordinance (Chapter 619 of the Laws of Hong Kong) (“Competition Ordinance”) prohibits (i) anti-competitive agreements if the object or effect of the agreement, concerted practice or decision is to prevent, restrict or distort competition in Hong Kong, (ii) conduct that prevents, restricts or distorts competition in Hong Kong, and (iii) mergers that substantially lessen competition in Hong Kong (collectively the “Competition Rules”). Penalties for infringement of the Competition Ordinance that may be imposed by the authority in Hong Kong include, but are not limited to, a pecuniary penalty (for violations of the Competition Rules, which penalty may be up to 10% of the total gross revenues of the offending company obtained in Hong Kong for up to three years in which the contravention occurs), a financial penalty (for violations relating to unlawful indemnification of another person, which penalty is not to exceed twice the value of such indemnification), and a disqualification order against a director. Contravention of the PDPO and the Competition Ordinance could, therefore, adversely affect our operating subsidiary’s business operation and our financial results. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Failure to comply with Hong Kong Competition Law may result in material and adverse effect on our business, financial condition and results of operations.” commencing on page 22.

Furthermore, as more stringent criteria, including the Holding Foreign Companies Accountable Act (the “HFCA Act”), have been imposed by the SEC and the Public Company Accounting Oversight Board (“PCAOB”), recently, our Ordinary Shares may be prohibited from trading if our auditor cannot be fully inspected. Our auditor, Audit Alliance LLP, the independent registered public accounting firm headquartered in Singapore that issues the audit report included in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess Audit Alliance LLP’s compliance with applicable professional standards, having its last inspection in 2023. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — Although the audit report included in this prospectus is prepared by an auditor who is currently inspected by the PCAOB, there is no guarantee that future audit reports will be issued by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, reduced the time before the securities may be prohibited from trading or delisted.” on page 23. On August 26, 2022, CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act, or the Accelerating HFCA Act, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, legislation titled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to Accelerating HFCA Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. We cannot assure you whether Nasdaq or other regulatory authorities will apply additional or more stringent criteria to us. Such uncertainty could cause the market price of our Ordinary Shares to be materially and adversely affected.

Our management monitors the cash position of our operating subsidiary and prepares budgets on a monthly basis to ensure the necessary funds to fulfill obligations for the foreseeable future are available and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our chief financial officer and be subject to approval by our board of directors.

For OneC Group to transfer cash to its subsidiaries, OneC Group is permitted under the laws of the Cayman Islands and the Amended and Restated Memorandum and Articles to provide funding to our subsidiaries incorporated in the BVI and Hong Kong through loans or capital contributions. OneC Group’s wholly owned subsidiary formed under the laws of the BVI, OneConstruction Development Limited (“OneC Development”), is permitted under the laws of the BVI to provide funding to our Hong Kong operating subsidiary, OneC Engineering, subject to certain restrictions set forth in the BVI Companies Act and the memorandum and articles of association of OneC Development. As a holding company, OneC Group may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. According to the BVI Companies Act, a BVI company may make dividends distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due. According to the Companies Ordinance, a Hong Kong company may only make a distribution out of profits available for distribution. If any of OneC Group’s subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to OneC Group. During the fiscal years ended March 31, 2024 and 2023 and up to the date of this prospectus, OneC Group did not declare or pay any dividends and there was no transfer of assets among OneC Group and its subsidiaries. We do not have any current intention to distribute any earnings. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent upon receipt of funds from our Hong Kong operating subsidiary, OneC Engineering, by way of dividend payments. See “Dividend Policy,” and “Consolidated Statements of Change in Shareholders’ Equity in the Report of Independent Registered Public Accounting Firm” for further details.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Upon the completion of this offering, the Company will have 13,000,000 Ordinary Shares issued and outstanding. Our largest shareholder, Rich Plenty Limited (“Rich Plenty”), will beneficially own 69.23% of the total issued and outstanding Ordinary Shares, representing 69.23% of the total voting power, assuming no exercise of the underwriter’s Over-Allotment Option, or 67.86% of the total issued and outstanding Ordinary Shares, representing 67.86% of the total voting power, assuming full exercise of the underwriter’s Over-Allotment Option. As a result, Rich Plenty has the ability to control the outcome of matters submitted to the shareholders for approval. As such, we will be deemed a “controlled company” under Nasdaq Listing Rules 5615(a)(7), and we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders. See “Risk Factors — Risks Related to Our Corporate Structure — Following this offering, Rich Plenty, our largest shareholder, will continue to own more than a majority of the voting power of our outstanding Ordinary Shares. As a result, Rich Plenty has the ability to control the outcome of matters submitted to the shareholders for approval. Additionally, we may be deemed to be a controlled company and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.” on page 32 and “Prospectus Summary — Implications of Being a Controlled Company.” on page 10 of this prospectus.

	Per Share	Total Without Over-Allotment Option(2)	Total With Over-Allotment Option
Assumed initial public offering price(1)	$	$	$
Underwriting discounts(3)	$	$	$
Proceeds to our Company before expenses(4)	$	$	$

____________

(1)      Based upon an assumed initial public offering price of $5 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

(2)      We have agreed to grant to the underwriter a 45-day option to purchase up to 15% of the aggregate number of Ordinary Shares sold in the offering (the “Over-Allotment Option”).

(3)      Represents underwriting discounts equal to seven percent (7%) (or $[•] per Ordinary Share) of gross proceeds of this offering. Does not include an unaccountable expense allowance equivalent to one percent (1%) of the gross proceeds received by the Company from the sales of the Ordinary Shares in this offering payable to the underwriter, excluding the Over-Allotment Option. See “Underwriting” for a description of compensation payable to the underwriter.

(4)      Excludes fees and expenses payable to the underwriter. The total estimated expenses related to this offering are set forth in in the section of this prospectus entitled “Expenses Related to this Offering.”

This offering is being conducted on a firm commitment basis. The underwriter is obligated to take and pay for all of the Ordinary Shares if any such Ordinary Shares are taken. The underwriter expects to deliver the Ordinary Shares against payment in U.S. dollars in New York, New York on or about [•], 2024. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority (“FINRA”), as underwriting compensation. These payments will further reduce proceeds available to us before expenses.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ordinary shares against payment as set forth under “Underwriting,” on or about [•], 2024.

Co-Managers

WESTPARK CAPITAL 卫 澎 资 本

The date of this prospectus is            , 2024.

i

About this Prospectus

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the underwriter has not, authorized anyone to provide you with different information, and we and the underwriter takes no responsibility for any other information others may give you. We are not, and the underwriter is not, making an offer to sell our Ordinary Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since the time of delivery of this prospectus or the sale of any Ordinary Shares.

For investors outside the United States:    Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

OneC Group is incorporated under the laws of the Cayman Islands as an exempted company with limited liability and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Exchange Act.

Until and including [•], 2024 (25 days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to:

•        “Amended and Restated Memorandum and Articles” are to the amended and restated memorandum and articles of association of our Company to be adopted by our Company conditional upon and with effect from the date on which the Registration Statement becomes effective;

•        “BVI” are to the British Virgin Islands;

•        “BVI Companies Act” are to the BVI Business Companies Act, 2004 (as amended), as amended from time to time;

•        “Companies Act” are to the Companies Act (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

•        “Companies Ordinance” are to the Companies Ordinance of Hong Kong (Chapter 622 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time;

•        “Company,” “we,” “us,” “our,” “our Company” or “OneC Group” are to OneConstruction Group Limited, an exempted company incorporated in the Cayman Islands with limited liability on June 14, 2024, that will issue the Ordinary Shares being offered;

•        “Controlling Shareholder” are to the ultimate beneficial owner of the Company, Rich Plenty. See “Management” and “Principal Shareholders” for more information on the composition of our share capital;

•        “COVID-19” are to the Coronavirus Disease 2019;

•        “EPD” are to the Environmental Protection Department of the government of Hong Kong;

•        “Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended;

•        “HKD” or “HK$” are to Hong Kong dollar(s), the lawful currency of Hong Kong;

•        “Hong Kong” are to Hong Kong Special Administrative Region of the People’s Republic of China;

•        “Independent Third Party” are to a person or company who or which is independent of and is not a 5% owner of, does not control and is not controlled by or under common control with any 5% owner and is not the spouse or descendant (by birth or adoption) of any 5% owner of the Company;

•        “IPO” are to an initial public offering of securities;

•        “Memorandum and Articles” are to the memorandum and articles of association of our Company adopted on June 14, 2024;

•        “Nasdaq” are to Nasdaq Stock Market LLC;

•        “OneC Development” are to OneConstruction Development Limited, a company incorporated under the laws of BVI and a wholly owned subsidiary of OneC Group;

•        “OneC Engineering” are to OneConstruction Engineering Projects Limited, a company incorporated under the laws of Hong Kong with limited liability, an indirect wholly owned subsidiary of OneC Group and our operating subsidiary conducting business operations in Hong Kong;

•        “OneC Group” are to OneConstruction Group Limited, an exempted company incorporated in the Cayman Islands with limited liability on June 14, 2024, that will issue the Ordinary Shares being offered;

•        “OneC Services” are to OneConstruction Services Limited, a company incorporated under the laws of Hong Kong with limited liability and an indirect wholly owned subsidiary of OneC Group;

•        “Ordinary Shares” are to our ordinary shares, par value $0.0001 per ordinary share;

•        “PCAOB” are to Public Company Accounting Oversight Board;

•        “PRC” or “China” refer to the People’s Republic of China including Hong Kong and Macau and, excluding, for the purpose of this prospectus, Taiwan;

•        “Rich Plenty” are to our Controlling Shareholder, Rich Plenty Limited, a BVI holding company 100% owned by Ms. He Yun;

•        “SEC” or “Securities and Exchange Commission” are the United States Securities and Exchange Commission;

•        “Securities Act” are to the U.S. Securities Act of 1933, as amended; and

•        “U.S. dollars” or “$” or “USD” or “dollars” or “US$” are to United States dollar(s), the lawful currency of the United States.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriter of the Over-Allotment Option.

OneC Group is a holding company with operations conducted in Hong Kong through its operating subsidiary, OneC Engineering. Our heir reporting currency is Hong Kong dollars. This prospectus contains translations of Hong Kong dollars into U.S. dollars solely for the convenience of the reader. Unless otherwise noted, all translations from Hong Kong dollars to U.S. dollars and from U.S. dollars to Hong Kong dollars in this prospectus were calculated at the noon buying rate of US$1 = HK$7.8343, representing the noon buying rate in The City of New York for cable transfers of HK$ as certified for customs purposes by the Federal Reserve Bank of New York on the last trading day of March 31, 2024. We make no representation that the HKD or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or HKD, as the case may be, at any particular rate or at all. OneC Group’s fiscal year ends on March 31.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Ordinary Shares. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes thereto, in each case included in this prospectus. You should carefully consider, among other things, the matters discussed in the section of this prospectus titled “Business” before making an investment decision. Unless the context otherwise requires, all references to “OneC Group,” “we,” “us,” “our,” the “Company,” and similar designations refer to OneConstruction Group Limited, an exempted Cayman Islands company and its wholly owned subsidiaries.

Overview

We, through the operating subsidiary, are a structural steelwork contractor in Hong Kong, specializing in the procurement and installation of structural steel for construction projects in Hong Kong. Since our establishment in 2021, the operating subsidiary has been undertaking structural steelwork projects in the role of subcontractor and has conducted all of our business activities in Hong Kong, where all of our clients and suppliers are located.

Structural steelwork refers to the installation and formation of steel structures, typically serving as the backbone of commercial and residential buildings and infrastructure during the initial stage of a construction project. Essentially, structural steelwork involves columns and beams that are riveted, bolted or welded together. As a structural steelwork contractor, the operating subsidiary will supply, cut, bend, weld and assemble structural steel frames, trusses and other components into structures in accordance with the specifications provided in the building plans and designs provided by the general contractors that engage it. Typically, the operating subsidiary’s major responsibilities in a construction project include (i) performing site preparatory and preliminary work; (ii) developing detailed work schedules and work allocation plans; (iii) implementing construction site work; and (iv) conducting site safety supervision and quality control.

As a subcontractor, the direct clients of the operating subsidiary are mostly the registered general building contractors under the Buildings Ordinance (Chapter 123 of the Laws of Hong Kong) (“BO”), of various types of building and infrastructure projects in Hong Kong. The operating subsidiary principally provides structural steelwork services as a subcontractor for both (i) public sector projects, including infrastructure, public facilities and public residential developments, and (ii) private sector projects, which are mostly private commercial, residential and industrial developments. Public sector projects refer to projects in which the general contractors are employed by public authorities, while private sector projects refer to projects that are not public sector projects. For the fiscal years ended March 31, 2023 and 2024, the majority of our revenue was derived from public sector projects.

We are a fast-growing company. During the fiscal years ended March 31, 2023 and 2024, the operating subsidiary completed nine and eight projects, respectively, and we recorded revenue of $54,493,000 and $63,463,000, respectively. Based on our one completed and 12 active and ongoing construction projects as of March 31, 2024, which are expected to be completed between the second half of 2024 and 2026, we are engaged in the structural steelwork for 21,024 public residential units for certain public residential projects to be developed by the Hong Kong Housing Authority (a statutory body of the Hong Kong government and the main provider of public housing in Hong Kong) and the Hong Kong Housing Society (the second largest public housing provider in Hong Kong and an independent not-for-profit organization supported by the Hong Kong government), which account for 29% of forecasted total of 73,000 residential units in the public sector in 2024 to 2026 by the Hong Kong Housing Bureau, which is a statutory organization tasked to develop and implement public housing programs to help the Hong Kong Government achieve its policy objective on public housing.

In addition, the operating subsidiary mainly focuses on the role of project management and carries out the site work by recruiting and supervising contract workers for most projects and will often subcontract part of the work to third-party subcontractors if the project work exceeds the capacity of the operating subsidiary. In such instances, subcontractors are selected based on their quality of services, qualifications, skills and techniques, prevailing market price, delivery time, reputation and availability of resources to accommodate the operating subsidiary’s requirements. For the fiscal years ended March 31, 2023 and 2024, the percentage of our total purchases from our largest subcontractor amounted to approximately 16% and 32% of our total purchases, respectively, while the percentage of our purchases from all of our subcontractors combined amounted to approximately 22% and 47% of our total purchases, respectively.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors:

•        one of the top service providers in the Hong Kong structural steelwork industry with an established reputation and proven track record;

•        visionary and experienced management team with strong technical and operational expertise;

•        tailored solutions in structural steelwork service for clients; and

•        effective and stringent quality control systems in place.

Growth Strategies

We intend to pursue the following strategies to further expand our business:

•        increase our market share;

•        improve our financial management to ensure optimal finance costs and capital sufficiency; and

•        expand our workforce.

Corporate Information

Our principal executive office is located at Room 6808A, 68/F, Central Plaza, 18 Habor Road, Wanchai, Hong Kong. Our telephone number is +852 2123 8400. Our registered office in the Cayman Islands is located at the office of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbor Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

Corporate History and Group Structure

OneC Development, our wholly-owned subsidiary and a company incorporated under the laws of the BVI in April 2021, is the sole shareholder of our principal subsidiaries, namely, OneC Engineering and OneC Services.

In June 2024, we underwent a reorganization (the “Reorganization”) to our legal structure such that (i) on June 11, 2024, Rich Plenty acquired OneC Development from its previous shareholder, Glamour Blessing Limited; (ii) we were incorporated under the laws of Cayman Islands on June 14, 2024, with Rich Plenty being our sole shareholder; and (iii) Rich Plenty transferred 100% of its interest in OneC Development to us on June 28, 2024. As a result of the Reorganization completed on June 28, 2024, we became the holding company of OneC Development and its subsidiaries (namely, OneC Engineering and OneC Services). Since OneC Development and its subsidiaries have been under the common control of the same controlling shareholder, Rich Plenty, both before and after the Reorganization, the consolidation of the OneC Group and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

On July 19, 2024, Rich Plenty sold an aggregate of 20% of our issued share capital to five investors, Premium Quest Enterprises Limited, Elite Ultima Investment Limited, Infinite Apex Group Limited, Treasure First Holdings Limited and Hongqin Zhao, for an aggregate consideration of $935,907. As of the date of this prospectus, our Controlling Shareholder owns 80% of our issued share capital and the remaining 20% of our share capital is held as to 3.6% by Premium Quest Enterprises Limited; as to 3.6% by Elite Ultima Investment Limited; as to 4% by Infinite Apex Group Limited; as to 4.4% by Treasure First Holdings Limited; and as to 4.4% by Hongqin Zhao.

The chart below illustrates our corporate structure and subsidiaries as of the date of this prospectus and upon completion of this offering (assuming the underwriters do not exercise the Over-Allotment Option):

As of the date of this prospectus

Ms. He Yun
100%
Rich Plenty
(BVI)
Minority
Shareholders
80%
20%
OneC Group
(Cayman Islands)
100%
OneC Development
(BVI)
100%
OneC Engineering
(Hong Kong)
OneC Services
(Hong Kong)

Upon completion of this offering

We are offering 1,750,000 Ordinary Shares, representing 13.46% of the Ordinary Shares following completion of this offering, assuming the underwriters do not exercise the Over-Allotment Option.

We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after the completion of this offering, our Controlling Shareholder will own 69.23% of our total issued and outstanding Shares, representing 69.23% of the total voting power, assuming that the underwriter does not exercise the Over-Allotment Option. See “Prospectus Summary — Implications of Being a Controlled Company.” on page 10 of this prospectus.

Holding Company Structure

We are a holding company incorporated in the Cayman Islands with no material operations of our own, and we conduct our operations primarily in Hong Kong through our operating subsidiary, OneC Engineering. This is an offering of the Ordinary Shares of the Company, the holding company incorporated in the Cayman Islands, instead of the shares of the operating subsidiary. Investors in this offering will not directly hold any equity interests in the operating subsidiary.

As a result of our corporate structure, our ability to pay dividends may depend upon dividends paid by our operating subsidiary. If our existing operating subsidiary or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Transfers of Cash to and from Our Subsidiaries

Our management monitors the cash position of our operating subsidiary, OneC Engineering, and prepares budgets on a monthly basis to ensure, the necessary funds to fulfill obligations for the foreseeable future are available and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our Chief Financial Officer and subject to approval by our board of directors.

The ability of the Company to transfer cash to its subsidiaries is subject to the following: the Company is permitted under the laws of the Cayman Islands and its Amended and Restated Memorandum and Articles to provide funding to our subsidiaries incorporated in the BVI and Hong Kong through loans or capital contributions. The Company’s subsidiary formed under the laws of the BVI is permitted under the laws of the BVI to provide funding to our Hong Kong operating subsidiary, subject to certain restrictions set forth in the BVI Companies Act and memorandum and articles of association of our subsidiary incorporated under the laws of the BVI.

The ability of OneC Engineering, the direct subsidiary of OneC Development, to transfer cash to the Company is subject to the following: according to the BVI Companies Act, OneC Development may make dividend distributions to the extent that immediately after a distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due.

The ability of OneC Engineering to transfer cash to our Company is subject to the following: according to the Companies Ordinance, OneC Engineering may only make a distribution out of profits available for distribution. Other than the above, we have not adopted or maintained any cash management policies and procedures as of the date of this prospectus.

During the years ended March 31, 2023 and 2024 and up to the date of this prospectus, the Company did not declare or pay any dividends and there was no transfer of assets among the Company and its subsidiaries.

If we decide to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiaries by way of dividend payments. We are permitted under the laws of Cayman Islands and its Amended and Restated Memorandum and Articles to provide funding to its subsidiaries through loans or capital contributions and subject to the restrictions in the BVI Companies Act and the Companies Ordinance mentioned above, OneC Development and OneC Engineering are permitted under the laws of the BVI and the laws of Hong Kong, respectively, to provide funding to the Company through dividend distributions from OneC Engineering to OneC Development and then to the Company.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

There are no statutory prohibitions in the Cayman Islands on the granting of financial assistance by a company to another person for the purchase of, or subscription for, its own, its holding company’s or a subsidiary’s shares. Therefore, a company may provide financial assistance provided that the directors of the company, when proposing to grant such financial assistance, discharge their duties of care and act in good faith, for a proper purpose and in the interests of the company. Such assistance should be on an arm’s-length basis. Subject to the Companies Act and our Amended and Restated Memorandum and Articles, our Company in a general meeting may declare dividends in any currency to be paid to the members but no dividend shall be declared in excess of the amount recommended by our board of directors. Subject to a solvency test, as prescribed in the Companies Act, and the provisions, if any, of the company’s memorandum and articles of association, a company may pay dividends and distributions out of its share premium account. In addition, based upon English case law that is likely to be persuasive in the Cayman Islands, dividends may be paid out of profits. The Cayman Islands does not impose a withholding tax on payments of dividends to shareholders in the Cayman Islands.

According to the BVI Companies Act 2004, a BVI company may make dividends distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due.

Under Hong Kong law, dividends may only be paid out of distributable profits (that is, accumulated realized profits so far as not previously utilized by distribution or capitalization less accumulated realized losses so far as not previously written off in a reduction or reorganization of capital), as permitted under Hong Kong law. Dividends cannot be paid out of share capital. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of Hong Kong dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor there is any restriction on foreign exchange to transfer cash between OneC Group and its subsidiaries, across borders and to U.S. investors, nor there is any restrictions and limitations to distribute earnings from our business and subsidiaries, to OneC Group and ultimately to U.S. investors. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect to dividends paid by us.

Enforceability of Civil Liabilities

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been advised by Harney, Westwood & Riegels, our counsel as to Cayman Islands law, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive, notwithstanding that the Foreign Court has the power to set aside its own judgment and despite the fact that it may be subject to an appeal of the time-limit which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Haldanes, our counsel as to the laws of Hong Kong, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment.

As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.

Recent Regulatory Developments in the PRC

The PRC government recently initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Also, on July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments (the “Revised Draft”), which required that, in addition to “operators of critical information infrastructure,” any “data processor” controlling personal information of no less than one million users that seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and it further elaborated the factors to be considered when assessing the national security risks of the relevant activities.

The Revised Draft remains unclear as to whether a Hong Kong company shall be subject to its provisions. We do not currently expect the Revised Draft to have an impact on our business, operations, or this offering, as we do not believe that OneC Engineering is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, which are required to file for cybersecurity review before listing in the United States, because (i) OneC Engineering is incorporated and operating in Hong Kong, and the Revised Draft remains unclear as to whether it shall be applied to a Hong Kong company; (ii) OneC Engineering operates without any subsidiary nor VIE structure in mainland China; (iii) as of date of this prospectus, OneC Engineering has not collected or stored any personal information of PRC individual clients; (iv) as of date of this prospectus, all of the data OneC Engineering has collected is stored in servers located in Hong Kong; and (v) as of the date of this prospectus, OneC Engineering has not been informed by any PRC governmental authority of any requirement that it must file for a cybersecurity review. However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Revised Draft is adopted into law in the future and if OneC Engineering is deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, OneC Engineering’s operation and the listing of our Ordinary Shares in the United States could be subject to CAC’s cybersecurity review in the future.

On December 28, 2021, the CAC published the revised Cybersecurity Review Measures (“CRM”), which further restates and expands the applicable scope of the cybersecurity review. The revised CRM took effect on February 15, 2022, and replaced the Revised Draft issued on July 10, 2021. Pursuant to the revised CRM, if a network platform operator holding personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review. In addition, operators of critical information infrastructure purchasing network products and services are also obligated to apply for the cybersecurity review for such purchasing activities. Although the CRM provides no further explanation on the extent of “network platform operator” and “foreign” listing, we do not believe we are obligated to apply for a cybersecurity review pursuant to the revised CRM, considering that (i) we are not in possession of or otherwise holding personal information of over one million users, and it is also very unlikely that we will reach such threshold in the near future; and (ii) as of the date of this prospectus, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, which came into effect on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles as reflected in the Administrative Regulations of the State Council on Overseas Securities Offering and Listing by Domestic Companies (draft for comments), or the Draft Overseas Listing Regulations by providing substantially the same requirements for filings of overseas offering and listing by domestic companies, yet made the following updates compared to the Draft Overseas Listing Regulations: (a) further clarification of the circumstances prohibiting overseas issuance and listing; (b) further clarification of the standard of indirect overseas listing under the principle of substance over form, and (c) adding more details of filing procedures and requirements by setting different filing requirements for different types of overseas offering and listing. Pursuant to the Trial Measures, the Guidance Rules and Notice, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC within three working days following its submission of initial public offerings or listing application.

Since these statements and regulatory actions by the PRC government are newly published, their interpretation, application and enforcement to companies located in Hong Kong remains unclear and there also remains significant uncertainty as to the enactment, interpretation and implementation of other regulatory requirements related to overseas securities offerings and other capital market activities, our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or become worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if (i) we or our subsidiaries do not receive or maintain such filings, permissions or approvals required by the PRC government, (ii) inadvertently conclude that such filings, permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such filings, permissions or approvals in the future, or (iv) any intervention or interruption is caused by PRC governmental with little or no advance notice.

On December 27, 2021, the National Development and Reform Commission (“NDRC”) and the Ministry of Commerce jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version) (“Negative List”), which became effective and replaced the previous version. Pursuant to the Negative List, if a PRC company, which engages in any business where foreign investment is prohibited under the Negative List, or prohibited businesses seeks an overseas offering or listing, it must obtain the approval from competent governmental authorities. Based on a set of Q&A published on the NDRC’s official website, a NDRC official indicated that after a PRC company submits its application for overseas listing to the CSRC and where matters relating to prohibited businesses under the Negative List are implicated, the CSRC will consult the regulatory authorities having jurisdiction over the relevant industries and fields. Because the Draft Overseas Listing Regulations are currently in draft form and given the novelty of the Negative List, there remain substantial uncertainties as to whether and what requirements, including filing requirements, will be imposed on a PRC company with respect to its listing and offerings overseas as well as with the interpretation and implementation of existing and future regulations in this regard.

Our operating subsidiary may collect and store certain data from our clients in Hong Kong in connection with our business and operations. Given that (1) our operating subsidiary is incorporated and located in Hong Kong; (2) we have no subsidiary, VIE structure, nor any direct operations in mainland China; and (3) pursuant to the Basic Law of the Hong Kong Special Administrative Region, which is a national law of the PRC and the constitutional document for Hong Kong (the “Basic Law”), national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is, as of the date of this prospectus, is mainly confined to laws relating to defense and foreign affairs, national security and nationality law, as well as other matters outside the autonomy of Hong Kong), and we do not currently expect the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law, the Draft Overseas Listing Regulations, or the Trial Measures and the Guidance Rules and Notice to have an impact on our business, operations, or this offering, as we do not believe that our operating subsidiary is deemed to be an “Operator” that is required to file for cybersecurity review before listing in the United States because (i) our operating subsidiary is incorporated in Hong Kong and operates in Hong Kong without any subsidiary or VIE structure in mainland China, and each of the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law, the Draft Overseas Listing Regulations, the Trial Measures, and the Guidance Rules and Notice remains unclear as to whether it shall be applied to a company based in Hong Kong; (ii) as of date of this prospectus, our operating subsidiary has neither collected nor stored any personal information of PRC individuals; (iii) all of the data our operating subsidiary has collected is stored in servers located in Hong Kong; and (iv) as of the date of this prospectus, our operating subsidiary has not been informed by any PRC governmental authority of any requirement that it must file for a cybersecurity review or a CSRC review.

Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond or what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on OneC Engineering’s daily business operations, its ability to accept foreign investments, and the listing of our Ordinary Shares on a U.S. or other foreign exchange. There remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Draft Overseas Listing Regulations are adopted into law in the future and become applicable to our operating subsidiary, if our operating subsidiary is deemed to be an “Operator,” or if the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law, the Trial Measures or the Guidance Rules and Notice becomes applicable to our operating subsidiary, the business operation of our operating subsidiary and the listing of our Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or CSRC Overseas Issuance and Listing review in the future. If the applicable laws, regulations, or interpretations change and our operating subsidiary becomes subject to the CAC or CSRC review, we cannot assure you that our operating subsidiary will be able to comply with the regulatory requirements in all respects, and our current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. If our operating subsidiary fails to receive or maintain such permissions or if the required approvals are denied, our operating subsidiary may become subject to fines and other penalties that may have a material adverse effect on our business, operations, and financial condition and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Additionally, due to long-arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are also subject to the risks of uncertainty about any future actions the PRC government or authorities in Hong Kong may take in this regard.

Should the PRC government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations.

Such governmental actions:

•        Could result in a material change in our operations;

•        Could hinder our ability to continue to offer securities to investors; and

•        May cause the value of our Ordinary Shares to significantly decline or be worthless.

Permission Required from Hong Kong and PRC Authorities

As of the date of this prospectus, OneC Engineering has received all requisite licenses and approvals for the operation of its business in Hong Kong. As of the date of this prospectus, we are not required to obtain any permission or approval from Hong Kong authorities to issue our Ordinary Shares to foreign investors. We are also not required to obtain permissions or approvals from any PRC authorities before listing in the United States and to issue our Ordinary Shares to foreign investors, including the CSRC, the CAC, or any other governmental agency that is required to approve our operations.

However, in the event that (i) the PRC government expanded the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC and that we are required to obtain such permissions or approvals, (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, or (iii) applicable laws, regulations, or interpretations change and require us to obtain such permissions or approvals in the future, we may face sanctions by the CSRC, the CAC, or other PRC regulatory agencies.

Recent PCAOB Developments

On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Pursuant to the HFCA act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor cannot be inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above.

On June 22, 2021, the U.S. Senate passed a bill that, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two years.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which took effect on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a Determination Report, which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong.

Our auditor, Audit Alliance LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Audit Alliance LLP is headquartered in Singapore and can be inspected by the PCAOB.

On August 26, 2022, CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has an exemption from the rule that a majority of our board of directors must be independent directors; unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

On December 23, 2022, the Accelerating HFCA Act, was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to Accelerating HFCA Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

Implications of Being a Controlled Company

We are and will continue, following this offering, to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board of directors must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. We may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders. Should we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors, our nominating and corporate governance and compensation committees might not consist entirely of independent directors and our director nominees may not be selected or recommended solely by independent directors after we complete this offering. See “Risk Factors — Risks Related to Our Ordinary Shares and This Offering — As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.”

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements, and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Ordinary Shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion, or we issue more than $1 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We are a foreign private issuer under the Exchange Act. Nasdaq Listing Rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. Upon completion of this offering, we intend to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:

•        the requirement under Section 5605(b)(2) of Nasdaq Listing Rules that the independent directors have regularly scheduled meetings at which only the independent directors are present;

•        the requirement under Section 5610 of the Nasdaq Listing Rules that a company adopt one or more codes of conduct applicable to all directors, officers, and employees, and that such codes are publicly available; and

•        the requirement under Section 5635(d) of Nasdaq Listing Rules that a listed issuer obtain shareholder approval prior to issuing or selling securities (or securities convertible into or exercisable for ordinary shares) that equal 20% or more of the issuer’s outstanding ordinary shares or voting power prior to such issuance or sale.

Cayman Islands law does not impose a requirement that our independent directors meet regularly without other members present. Nor does Cayman Islands law require that we obtain shareholder approval prior to issuing or selling securities that equal 20% or more of our outstanding Ordinary Shares or voting power. Nor does Cayman Islands law require that we adopt one or more codes of conduct applicable to all directors, officers, and employees, and that such codes are publicly available.

We intend to avail ourselves of these exemptions. Therefore, for as long as we remain a “foreign private issuer,” holders of our Ordinary Shares will not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements.

THE OFFERING

Securities offered by us	1,750,000 Ordinary Shares, or 2,012,500 Ordinary Shares if the underwriter exercises the Over-Allotment Option in full.
Price per Ordinary Share	We currently estimate that the initial public offering price will be in the range of $4 to $6 per Ordinary Share.
Ordinary Shares outstanding prior to completion of this offering	11,250,000 Ordinary Shares
Ordinary Shares outstanding immediately after this offering	13,000,000 Ordinary Shares, assuming no exercise of the Over-Allotment Option. 13,262,500 Ordinary Shares, assuming full exercise of the Over-Allotment Option.
Over-Allotment Option

We have granted the underwriter the right to purchase up to 262,500 additional Ordinary Shares from us at the initial public offering price less the underwriting discount within 45 days from the date of this prospectus to cover the Over-Allotment Option.

Use of proceeds

We intend to use the proceeds from this offering for (i) the payment of up-front costs for future projects; (ii) recruitment of additional personnel, including project managers, quality surveyors and engineers; and (iii) working capital for general corporate purposes. See “Use of Proceeds” on page 53 for more information.

Lock-up

We, our directors, officers, and shareholders owning 5% or more of our Ordinary Shares have agreed, subject to certain exceptions, not to offer, sell, contract to sell, or grant any option to purchase, or otherwise dispose of any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for the Ordinary Shares (other than the Ordinary Shares acquired in or after this offering) for a period of one (1) year after the closing of this offering, without first obtaining the underwriter’s written consent. Our shareholders owning not more than 5% of our Ordinary Shares have agreed, subject to certain exceptions, not to offer, sell, contract to sell, or grant any option to purchase, or otherwise dispose of any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for the Ordinary Shares (other than the Ordinary Shares acquired in or after this offering) for a period of 60 calendar days after the date of this prospectus, without first obtaining the underwriter’s written consent. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Listing

We intend to apply to have our Ordinary Shares listed on the Nasdaq Capital Market. The closing of this offering is conditioned upon Nasdaq’s final approval of our listing application, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Proposed Ticker symbol	“ONEG”
Transfer Agent	VStock Transfer, LLC
Risk factors

The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors” beginning on page 17 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

•        timing of the development of future business;

•        capabilities of our business operations;

•        expected future economic performance;

•        competition in our market;

•        continued market acceptance of our services;

•        changes in the laws that affect our operations;

•        inflation and fluctuations in foreign currency exchange rates;

•        our ability to obtain and maintain all necessary government certifications, approvals, and/or licenses to conduct our business;

•        continued development of a public trading market for our securities;

•        the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations;

•        managing our growth effectively;

•        projections of revenue, earnings, capital structure, and other financial items;

•        fluctuations in operating results;

•        the impact of COVID-19 on us, the Hong Kong construction industry, and the overall economy in general;

•        dependence on our senior management and key employees; and

•        other factors set forth under “Risk Factors”.

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY OF RISK FACTORS

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows, and prospects that you should consider before making a decision to invest in our Ordinary Shares. These risks are discussed more fully in “Risk Factors.” These risks include, but are not limited to, the following:

Risks Relating to Doing Business in Hong Kong

•        Our operations are in Hong Kong, a special administrative region of the PRC. According to the long-arm provisions under the current PRC laws and regulations, the PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. The PRC government may intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain. See “Risk Factors — Risks Relating to Doing Business in Hong Kong — Our operations are in Hong Kong, a special administrative region of the PRC. According to the long-arm provisions under the current PRC laws and regulations, the PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. The PRC government may intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain” on page 17 of this prospectus.

•        If the PRC government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless. See “Risk Factors — Risks Relating to Doing Business in Hong Kong — If the PRC government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.” on page 18.

Risks Related to Our Corporate Structure

•        We rely on dividends and other distributions on equity paid by our subsidiaries to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business. See “Risk Factors — Risks Related to Our Corporate Structure — We rely on dividends and other distributions on equity paid by our subsidiaries to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business” on page 28 of this prospectus.

Risks Related to Our Business and Industry

•        The majority of our revenue has been generated from projects awarded by our major clients. Any significant decrease in the number of projects from such clients could materially and adversely impact our financial performance. See “Risk Factors — Risks Related to Our Business and Industry — The majority of our revenue has been generated from projects awarded by our major clients. Any significant decrease in the number of projects from such clients could materially and adversely impact our financial performance” on page 32 of this prospectus.

•        An unexpected reduction or termination of public and private sector projects in Hong Kong could adversely impact our revenue and operational results. See “Risk Factors — Risks Related to Our Business and Industry — An unexpected reduction or termination of public and private sector projects in Hong Kong could adversely impact our revenue and operational results” on page 32 of this prospectus.

•        Delay in the commencement and progress of public projects, which may be caused by factors such as political disagreements in relation to such projects, delay in approval of funding proposals due to objections or legal actions by the affected members of the public, and the occurrence of large-scale occupation activities may adversely affect the operating subsidiary’s operations and our results of operation. See “Risk Factors — Risks Related to Our Business and Industry — Delay in the commencement and progress of public projects, which may be caused by factors such as political disagreements in relation to such projects, delay in approval of funding proposals due to objections or legal actions by the affected members of the public, and the occurrence of large-scale occupation activities may adversely affect the operating subsidiary’s operations and our results of operation” on page 35 of this prospectus.

•        Our insurance coverage may be inadequate to protect us from potential losses. See “Risk Factors — Risks Related to Our Business and Industry — Our insurance coverage may be inadequate to protect us from potential losses” on page 36 of this prospectus.

Risks Related to Our Ordinary Shares

•        Our Ordinary Shares are expected to initially trade under $5.00 per share and thus would be known as a “penny stock.” Trading in penny stocks has certain restrictions, and these restrictions could negatively affect the price and liquidity of our Ordinary Shares. See “Risk Factors — Risks Related to Our Ordinary Shares — Our Ordinary Shares are expected to initially trade under $5.00 per share and thus would be known as a “penny stock.” Trading in penny stocks has certain restrictions, and these restrictions could negatively affect the price and liquidity of our Ordinary Shares” on page 39 of this prospectus.

•        Our Controlling Shareholder has significant voting power and may take actions that may not be in the best interests of our other shareholders. See “Risk Factors — Risks Related to Our Ordinary Shares — Our Controlling Shareholder has significant voting power and may take actions that may not be in the best interests of our other shareholders” on page 40 of this prospectus.

•        As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards. See “Risk Factors — Risks Related to Our Ordinary Shares — As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards” on page 43 of this prospectus.

•        We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements. See “Risk Factors — Risks Related to Our Ordinary Shares — We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements” on page 44 of this prospectus.

•        As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders. See “Risk Factors — Risks Related to Our Ordinary Shares — As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.” on page 45 of this prospectus.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations, or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Relating to Doing Business in Hong Kong

Our operations are in Hong Kong, a special administrative region of the PRC. According to the long-arm provisions under the current PRC laws and regulations, the PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. The PRC government may intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

OneC Group is a holding company and we conduct our operations in Hong Kong through OneC Engineering. Hong Kong is a special administrative region of the PRC. As of the date of this prospectus, we are not materially affected by recent statements by the PRC government indicating an intention to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. However, due to certain long-arm provisions in the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China as they may affect Hong Kong. The PRC government may choose to exercise additional oversight and discretion over Hong Kong, and the policies, regulations, rules, and the enforcement of laws of the PRC government to which we are subject may change rapidly and with little advance notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system are by their very nature uncertain.

In addition, these PRC laws and regulations are complex and evolving and may be interpreted and applied inconsistently by different agencies or authorities, which may result in inconsistency with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance, any associated inquiries or investigations, or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase our operating costs;

•        require significant management time and attention; and

•        subject us to remedies, administrative penalties, and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

We are aware that recently the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the PRC legislative or administrative regulation making bodies will respond or what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, or what the potential impact that any such modified or new laws and regulations would have on our daily business operation, the ability to accept foreign investments and list on a U.S. or other foreign exchange.

The PRC government may intervene or influence our operations at any time and may exert more control over offerings conducted overseas and foreign investment in Hong Kong-based issuers, which may result in a material change in our operations and/or the value of our Ordinary Shares. For example, there is currently no restriction or limitation under the laws of Hong Kong on the conversion of Hong Kong dollar into foreign currencies and the transfer of currencies out of Hong Kong and the laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash between the ultimate holding company and the operating subsidiary in Hong Kong. However, the PRC government may, in the future, impose restrictions or limitations on our ability to move money out of Hong Kong to distribute earnings and pay dividends to and from the other entities within our organization or to reinvest in our business outside of Hong Kong. Such restrictions and limitations, if imposed in the future, may delay or hinder the expansion of our business to outside of Hong Kong and may affect our ability to receive funds from our operating subsidiary in Hong Kong. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case, that restrict or otherwise unfavorably impact our ability to conduct our business could require us to change certain aspects of our business to ensure compliance; decrease demand for our services; reduce revenues; increase costs; require us to obtain more licenses, permits, approvals, or certificates; or subject us to additional liabilities. To the extent any new or more stringent measures are implemented, our business, financial condition, and results of operations could be adversely affected and the value of our Ordinary Shares could decrease or become worthless.

There are uncertainties regarding the interpretation and enforcement of PRC and Hong Kong laws, rules, and regulations.

A substantial majority of our operations are conducted in Hong Kong, and are mainly governed by Hong Kong laws, rules, and regulations. The legal system in Hong Kong is a common law system, based on a combination of English common law, local cases and local legislation. However, our Hong Kong operating subsidiary OneC Engineering may become subject to laws, rules, and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement could be unpredictable with little advance notice, which could result in a material change in our operations and/or the value of our Ordinary Shares.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules, and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules, and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules, and regulations are relatively new, and because of the limited number of published decisions and the non-binding nature of such decisions, and because the laws, rules, and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules, and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems.

If the PRC government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Recent statements by the PRC government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. On July 10, 2021, for comments from the public, the CAC issued the Measures for Cybersecurity Review (the “Revised Draft”), which required that, among others, in addition to “operator of critical information infrastructure” any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. Pursuant to Article 6 of the Revised Draft, companies holding data of more than one million users must apply for cybersecurity approval when seeking overseas listings because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.” On December 28, 2021, the CAC published the revised CRM, which further restates and expands the applicable scope of the cybersecurity review. The revised CRM took effect on February 15, 2022, and replaced the Revised Draft issued on July 10, 2021. Pursuant to the revised CRM, if a network platform operator holding personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review. Our business belongs to the construction industry, which does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. As a result, the likelihood of us being subject to the review of the CAC is remote.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, which came into effect on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles as reflected in the Draft Overseas Listing Regulations by providing substantially the same requirements for filings of overseas offering and listing by domestic companies, yet made the following updates compared to the Draft Overseas Listing Regulations: (a) further clarification of the circumstances prohibiting overseas issuance and listing; (b) further clarification of the standard of indirect overseas listing under the principle of substance over form, and (c) adding more details of filing procedures and requirements by setting different filing requirements for different types of overseas offering and listing. Pursuant to the Trial Measures, the Guidance Rules and Notice, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC within three working days following its submission of initial public offerings or listing application.

As of the date of this prospectus, our registered public offering in the United States is not subject to the review or prior approval of the CAC nor the CSRC. We do not intend to seek approval of this offering from the CAC or the CSRC. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. It is uncertain whether the PRC government will adopt additional requirements or extend the existing requirements to apply to our operating subsidiary located in Hong Kong. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC such that we are required to obtain such permissions or approvals; or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations, significantly limit or completely hinder our ability to offer our Ordinary Shares to investors, and cause the value of such Shares to significantly decline or become worthless.

Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with Hong Kong-based operations, all of which could increase our compliance costs and subject us to additional disclosure requirements.

Currently, Hong Kong has a separate legal system from mainland China, and it has its legislative framework and judiciary independent of that of the PRC government. Nonetheless, the recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting our service offerings, restricting the scope of our operations in Hong Kong, or causing the suspension or termination of our business operations in Hong Kong entirely. We may have to adjust, modify, or completely change our business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost efficient, or liability-free manner or at all.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies (including Hong Kong) before their registration statements will be declared effective. On August 1, 2021, the CSRC issued a statement saying that it had taken note of the new disclosure requirements announced by the SEC regarding the listings of Chinese companies and the recent regulatory development in China, and that both countries should strengthen communications on regulating China-related issuers. Since we operate in Hong Kong, we cannot guarantee that we will not be subject to tightened regulatory review and we could be exposed to government interference from China.

We may become subject to a variety of PRC laws and other obligations regarding data security offerings that are conducted overseas and/or foreign investment in China-based issuers, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition, and results of operations and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

On June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China” (“PRC Personal Information Protection Law”), which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On February 17, 2023, the CSRC released the Trial Measures, which came into effect on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated the Guidance Rules and Notice. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles as reflected in the Draft Overseas Listing Regulations by providing substantially the same requirements for filings of overseas offering and listing by domestic companies, yet made the following updates compared to the Draft Overseas Listing Regulations: (a) further clarification of the circumstances prohibiting overseas issuance and listing; (b) further clarification of the standard of indirect overseas listing under the principle of substance over form, and (c) adding more details of filing procedures and requirements by setting different filing requirements for different types of overseas offering and listing. Pursuant to the Trial Measures, the Guidance Rules and Notice, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC within three working days following its submission of initial public offerings or listing application.

On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022, and replaced the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operators (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, and any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

Given that (1) our operating subsidiary is incorporated and located in Hong Kong; (2) we have no subsidiary, VIE structure, nor any direct operations in mainland China; and (3) pursuant to the Basic Law, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is, as of the date of this prospectus, mainly confined to laws relating to defense and foreign affairs, national security and nationality law, as well as other matters outside the autonomy of Hong Kong), we do not currently expect the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law, the Draft Overseas Listing Regulations, the Trial Measures, the Guidance Rules and Notice, have an impact on our business, operations, or this offering. Our belief is grounded on the following: (1) we do not believe that our operating subsidiary falls within the definition of an “Operator” that is required to file for cybersecurity review before listing in the United States, because (2) our operating subsidiary is incorporated in Hong Kong and operates in Hong Kong without any subsidiary or VIE structure in mainland China and each of the Measures for Cybersecurity Review (2021), the PRC Personal Information Protection Law, and the Draft Overseas Listing Regulations, the Trial Measures, the Guidance Rules and Notice remains unclear whether it shall be applied to a company based in Hong Kong; (3) as of the date of this prospectus, our operating subsidiary has neither collected nor stored personal information of any PRC individuals; (4) all of the data our operating subsidiary has collected is stored in servers located in Hong Kong; and (5) as of the date of this prospectus, our operating subsidiary has not been informed by any PRC governmental authority of any requirement that it must file for a cybersecurity review or a CSRC review.

However, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation-making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our operating subsidiary, their respective abilities to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. There remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If the Draft Overseas Listing Regulations are adopted into law in the future and become applicable to our operating subsidiary, if our operating subsidiary is deemed an “Operator” that is required to file for cybersecurity review before listing in the United States, or if the Measures for Cybersecurity Review (2021) or the PRC Personal Information Protection Law becomes applicable to our operating subsidiary, the business operation of our operating subsidiary and the listing of our Ordinary Shares in the United States could be subject to the CAC’s cybersecurity review or CSRC Overseas Issuance and Listing review in the future. If our operating subsidiary becomes subject to the CAC or CSRC review, we cannot assure you that our operating subsidiary will be able to comply with the regulatory requirements in all respects, and the current practice of collecting and processing personal information may be ordered to be rectified or terminated by regulatory authorities. In the event of a failure to comply, our operating subsidiary may become subject to fines and other penalties that may have a material adverse effect on our business, operations, and financial condition and may hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

If we or our Hong Kong operating subsidiary fails to comply with Hong Kong’s Personal Data (Privacy) Ordinance and any other existing or future data privacy related laws, regulations and governmental orders, we could face significant civil penalties and/or criminal prosecution, which could adversely affect our business, financial condition, and results of operations.

Because of the operations of our operating subsidiary in Hong Kong, we are subject to a variety of laws and other obligations regarding data privacy and protection in Hong Kong.

In particular, the PDPO imposes a duty on any data user who, either alone or jointly with other persons, controls the collection, holding, processing or use of any personal data that relates directly or indirectly to a living individual and can be used to identify that individual. Under the PDPO, a data user shall not do an act or engage in a practice that contravenes any of the six data protection principles contained in Schedule 1 to the PDPO (collectively, the “Data Protection Principles”) unless the act or practice (as the case may be) is required or permitted under the PDPO. The collective objective of Data Protection Principles is to ensure that personal data is collected on a fully informed basis and in a fair manner, with due consideration towards minimizing the amount of personal data collected. Data users shall take all practicable steps to protect the personal data they hold from any unauthorized or accidental access, processing, erasure, loss, or use. Once collected, such personal data should be processed in a secure manner and should not be kept longer than necessary for the fulfilment of the purpose for which it is or is to be used and shall be erased if it is no longer required, unless erasure is prohibited by law or is not in the public interest. Use of the data should be limited to or related to the original collection purpose. Data subjects are given certain rights such as (a) the right to be informed by a data user whether the data user holds personal data of which the individual is the data subject; (b) if the data user holds such data, to be supplied with a copy of such data; and (c) the right to request correction of any data they consider to be inaccurate.

The PDPO confers on the Privacy Commissioner for Personal Data (“Privacy Commissioner”) power to conduct investigations and institute prosecutions. The Privacy Commissioner may carry out criminal investigations and institute prosecution for certain offenses. Depending on the severity of the cases, the Privacy Commissioner will decide whether to prosecute or refer cases involving suspected commission to the Department of Justice of Hong Kong. Victims may also seek compensation by civil action from data users for damage caused by a contravention of the PDPO. The Commissioner may provide legal assistance to the aggrieved data subjects if the Commissioner deems fit to do so.

We believe that we have been in compliance with the data privacy and personal information requirements of the PDPO and we have not encountered any investigations involving a breach of the PDPO. Moreover, we do not expect to be subject to any cybersecurity review by the Hong Kong government authorities for this offering. However, if we or our Hong Kong operating subsidiary conducting business operations in Hong Kong have violated certain provisions of the PDPO, we could face significant civil penalties and/or criminal prosecution, which could adversely affect our business, financial condition, and results of operations.

Failure to comply with Hong Kong Competition Law may result in material and adverse effect on our business, financial condition and results of operations.

The Competition Ordinance prohibits (i) anti-competitive agreements if the object or effect of the agreement, concerted practice or decision is to prevent, restrict or distort competition in Hong Kong, (ii) conduct that prevents, restricts or distorts competition in Hong Kong and (iii) mergers that substantially lessen competition in Hong Kong. As of the date hereof, the merger rule only applies where an undertaking that directly or indirectly holders a “carrier license” within the meaning of the Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong) is involved in a merger, and is therefore not applicable to our business.

The Competition Commission is a statutory body in Hong Kong established to investigate any contravention against and enforce on the provisions of the Competition Ordinance, and the Competition Tribunal is a tribunal set up under the Competition Ordinance, as part of the Hong Kong judiciary, to hear and decide cases connected with competition law in Hong Kong. Under the guidelines and policies published by the Competition Commission, possible outcomes of investigation of contravention of the Competition Ordinance may include the acceptance of commitment given by infringer, the issuing of warning notice or infringement notice, commencement of proceedings in the Competition Tribunal, applying for consent order, referral of complaint to a government agency and the conduct of a market study. The Competition Tribunal may order remedies including pecuniary penalty (for violations of the Competition Rules, which penalty may be up to 10% of the total gross revenues of the offending company obtained in Hong Kong for up to three years in which the contravention occurs), a financial penalty (for violations relating to unlawful indemnification of another person, which penalty is not to exceed twice the value of such indemnification), and a disqualification or other order under the Competition Ordinance. The guidelines and policies published by the Competition Commission in Hong Kong did not mention any remedies which may impact on our ability to accept foreign investment or list on a U.S. or foreign exchange as a result of the non-compliance of the Competition Ordinance.

We confirm that we have not adopted any anti-competitive conduct described in the Competition Ordinance and will continue to act in compliance with the Competition Ordinance. However, there may be uncertainties on the full effect of the rules in respect of compliance, infringement, and its effect on our business especially when tendering is involved in securing contracts. We may face difficulties and may need to incur legal costs in ensuring our compliance with the rules. If we face any complaints of infringement of the Competition Ordinance, we may incur substantial legal costs and may result in business disruption and/or negative media coverage, which could adversely affect our business, results of operations and reputation.

Although the audit report included in this prospectus is prepared by an auditor who is currently inspected by the PCAOB, there is no guarantee that future audit reports will be issued by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our securities may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, reduced the time before the securities may be prohibited from trading or delisted.

The audit report included in this prospectus was issued by Audit Alliance LLP, a Singapore-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB, which had its last inspection in 2023. We have no intention of dismissing Audit Alliance LLP in the future or of engaging any auditor not based in the U.S. and not subject to regular inspection by the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement. The PCAOB is currently unable to conduct inspections without the approval of the PRC authorities. Currently, our auditor’s audit work for us can be inspected by the PCAOB, and we have no operations in mainland China. However, if there is significant change to current political arrangements between mainland China and Hong Kong, companies operated in Hong Kong like us may face similar regulatory risks as those operated in PRC, and we cannot assure you that our auditor’s audit work for us will continue to be able to be inspected by the PCAOB. If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB could result in a lack of assurance that our financial statements and disclosures are adequate and accurate.

Inspections of other auditors conducted by the PCAOB outside mainland China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in mainland China prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, if any component of our auditor’s work papers become located in mainland China in the future, such work papers will not be subject to inspection by the PCAOB. As a result, investors would be deprived of such PCAOB inspections, which could result in limitations or restrictions to our access of the U.S. capital markets.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular mainland China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress that, if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate the audit work performed by a foreign public accounting firm for such issuers completely. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the Nasdaq of issuers included on the SEC’s list for three consecutive years. It is unclear if this proposed legislation will be enacted. Furthermore, there have been recent deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets.

On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements in the HFCA Act. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to public companies whose shares are registered with the SEC and are identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and whose audit work that the PCAOB is unable to inspect or investigate. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The final amendments require any identified registrant to submit documentation to the SEC establishing that the registrant is not owned or controlled by a government entity in the public accounting firm’s foreign jurisdiction, and they also require, among other things, disclosure in the registrant’s annual report regarding the audit arrangements of, and government influence on, such registrants. Pursuant to the HFCA act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor cannot be inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted. Furthermore, on December 29, 2022, the Consolidated Appropriations Act, was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to the Accelerating HFCA Act, which reduces the number of consecutive non-inspection years required for foreign companies to comply with PCAOB audits under the HFCA Act from what was originally three years to two, thus reducing the time period before their securities may be prohibited from trading or delisted.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction in connection with their audit works because of a position taken by one or more authorities in that jurisdiction.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the HFCA Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.

On August 26, 2022, CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. There can be no assurance that we will be able to comply with requirements imposed by U.S. regulators if there is significant change to current political arrangements between mainland China and Hong Kong or if any component of our auditor’s work papers become located in mainland China in the future. Delisting our Ordinary Shares would force holders of our Ordinary Shares to sell their Ordinary Shares. The market price of our Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 23, 2022, the Accelerating HFCA Act, was signed into law, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to Accelerating HFCA Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

Our registered public accounting firm, Audit Alliance LLP, is not headquartered in mainland China or Hong Kong, and was not identified in this report as a firm subject to the PCAOB’s determination.

The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Future developments in respect to increasing U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offerings.

U.S. public companies with substantially all of their operations in China (including in Hong Kong) have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies, or a lack of adherence thereto and, in many cases, allegations of fraud.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. Furthermore, on December 29, 2022, the Consolidated Appropriations Act, was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to the Accelerating HFCA Act, which reduces the number of consecutive non-inspection years required for foreign companies to comply with PCAOB audits under the HFCA Act from what was originally three years to two.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”; (ii) prohibit Restrictive Market companies from directly listing on Nasdaq Capital Market, and only permit them to list on Nasdaq Global Select or Nasdaq Global Market in connection with a direct listing; and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

As a result of this scrutiny, criticism, and negative publicity, the traded shares of many U.S.-listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our offerings, business, and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and will distract our management from developing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected, and you could sustain a significant decline in the value of our shares.

The enactment of the Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong operating subsidiary.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offenses — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, former U.S. President Donald Trump signed the Hong Kong Autonomy Act (“HKAA”) into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020, the U.S. government imposed HKAA-authorized sanctions on 11 individuals, including the then HKSAR chief executive, Carrie Lam, and, John Lee, who succeeded to HKSAR chief executive on July 1, 2022. On October 14,

2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” In July 2021, President Joe Biden warned investors about the risks of doing business in Hong Kong, issuing an advisory saying China’s push to exert more control over Hong Kong threatens the rule of law and endangers employees and data. The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that are targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our subsidiaries are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations could be materially and adversely affected.

If we become subject to the recent scrutiny, criticism, and negative publicity involving U.S.-listed China-based companies, we may have to expend significant resources to investigate and/or defend the matter, which could harm our business operations, this offering, and our reputation and could result in a loss of your investment in our Ordinary Shares, in particular if such matter cannot be addressed and resolved favorably.

During the last several years, U.S.-listed companies that have substantially all of their operations in China have been the subject of intense scrutiny by investors, financial commentators, and regulatory agencies. Much of the scrutiny has centered on financial and accounting irregularities and mistakes, lack of effective internal controls over financial reporting, and, in many cases, allegations of fraud. As a result of the scrutiny, the publicly traded shares of many U.S.-listed Chinese companies that have been the subject of such scrutiny have sharply decreased in value. Many of these companies are now subject to shareholder lawsuits and/or SEC enforcement actions that are conducting internal and/or external investigations into the allegations.

If we become the subject of any such scrutiny, whether any allegations are true or not, we may have to expend significant resources to investigate such allegations and/or defend the Company. Such investigations or allegations would be costly and time-consuming and likely would distract our management from our normal business and could result in our reputation being harmed. Our share price could decline because of such allegations, even if the allegations are false.

A downturn in the Hong Kong, China, or the global economy, or a change in economic and political policies of China, could materially and adversely affect our business and financial condition.

Our business may be influenced to a significant degree by political, economic, and social conditions in Hong Kong and China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but they may have a negative effect on us.

Economic conditions in Hong Kong and China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect potential clients’ confidence in financial market as a whole and have a negative impact on our business, results of operations, and financial condition. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Because our business is conducted in Hong Kong dollars and the price of our Ordinary Shares is quoted in U.S. dollars, changes in currency conversion rates may affect the value of your investments.

Our business is conducted in Hong Kong through our operating subsidiary. Our books and records are maintained in Hong Kong dollars, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rate between the Hong Kong dollar and the U.S. dollar will affect the value of our assets and the results of our operations in U.S. dollars. The value of the Hong Kong dollar against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the Hong Kong’s political and economic conditions and perceived changes in the economy of Hong Kong and the United States. Any significant revaluation of the Hong Kong dollar may materially and adversely affect our cash flows, revenue, and financial condition. Further, our Ordinary Shares offered by this prospectus are denominated in U.S. dollars, and we will need to convert the net proceeds we receive into Hong Kong dollars in order to use the funds for our business. Changes in the conversion rate between the U.S. dollar and the Hong Kong dollar will affect that amount of proceeds we will have available for our business.

Since 1983, Hong Kong dollars have been pegged to the U.S. dollars at the rate of approximately HK$7.80 to US$1.00. We cannot assure you that this policy will not be changed in the future. If the pegging system collapses and Hong Kong dollars suffer devaluation, the Hong Kong dollar cost of our expenditures denominated in foreign currency may increase. This would, in turn, adversely affect the operations and profitability of our business.

There are political risks associated with conducting business in Hong Kong.

Any adverse economic, social, and/or political conditions, material social unrest, strike, riot, civil disturbance, or disobedience, as well as significant natural disasters, may affect the market and the business operations of the operating subsidiary. Hong Kong is a special administrative region of the PRC and the basic policies of the PRC regarding Hong Kong are reflected in the Basic Law, which provides Hong Kong with a high degree of autonomy and executive, legislative, and independent judicial powers, including that of final adjudication under the principle of “one country, two systems.” However, there is no assurance that there will not be any changes in the economic, political, and legal environment in Hong Kong in the future. Since our operation is based in Hong Kong, any change of such political arrangements may pose immediate threat to the stability of the economy in Hong Kong, thereby directly and adversely affecting our results of operations and financial positions.

Under the Basic Law, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. Based on certain recent development, including the Hong Kong National Security Law issued by the Standing Committee of the PRC National People’s Congress in June 2020, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China and, at the time, President Trump signed an executive order and HKAA to remove Hong Kong’s preferential trade status and to authorize the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the United States, China, and Hong Kong, which could potentially harm our business.

Given the relatively small geographical size of Hong Kong, any of such incidents may have a widespread effect on our business operations, which could in turn adversely and materially affect our business, results of operations, and financial condition. It is difficult to predict the full impact of the HKAA on Hong Kong and companies with operations in Hong Kong like us. Furthermore, legislative or administrative actions in respect to China-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our Ordinary Shares could be adversely affected.

The Hong Kong legal system embodies uncertainties that could limit the availability of legal protections.

Hong Kong is a Special Administrative Region of the PRC. Following British colonial rule from 1842 to 1997, China assumed sovereignty under the “one country, two systems” principle. The Basic Law ensures that the current political situation will remain in effect for 50 years. The laws previously in force in Hong Kong, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law are maintained. Hong Kong has enjoyed the freedom to function with a high degree of autonomy for its affairs, including currencies, immigration and customs operations, and its independent judiciary system and parliamentary system. On July 14, 2020, the United States signed an executive order to end the special status enjoyed by Hong Kong post-1997. As the autonomy currently enjoyed may be compromised, it could potentially impact Hong Kong’s common law legal system and may, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our clients.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in Hong Kong, where the clients and suppliers of the operating subsidiary are located.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and they could have a material adverse effect on the clients, suppliers, service providers, and potential partners of the operating subsidiary. International trade disputes could result in tariffs and other protectionist measures that may materially and adversely affect our business.

Tariffs could increase the cost of the services and products, which could affect customers’ investment decisions. In addition, political uncertainty surrounding international trade disputes and the potential of their escalation to trade war and global recession could have a negative effect on client confidence, which could materially and adversely affect the operations of the operating subsidiary. The operating subsidiary may also have access to fewer business opportunities, and its operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the United States or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our markets, our business, or our results of operations, as well as the financial condition of the clients of the operating subsidiary, and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

Risks Related to Our Corporate Structure

We rely on dividends and other distributions on equity paid by our subsidiaries to fund our cash and financing requirements, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

OneC Group is a holding company, and we rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and to service any debt we may incur. We do not expect to pay cash dividends in the foreseeable future. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. If any of our subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

There are no statutory prohibitions in the Cayman Islands on the granting of financial assistance by a company to another person for the purchase of, or subscription for, its own, its holding company’s or a subsidiary’s shares. Therefore, a company may provide financial assistance provided that the directors of the company, when proposing to grant such financial assistance, discharge their duties of care and act in good faith, for a proper purpose and in the interests of the company. Such assistance should be on an arm’s-length basis. Subject to a solvency test, as prescribed in the Companies Act, and the provisions, if any, of the company’s memorandum and articles of association, a company may pay dividends and distributions out of its share premium account. In addition, based upon English case law which is likely to be persuasive in the Cayman Islands, dividends may be paid out of profits.

According to the BVI Companies Act, a BVI company may make dividends distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due. According to the Companies Ordinance, a Hong Kong company may only make a distribution out of profits available for distribution. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect to dividends paid by us. Any limitation on the ability of our Hong Kong subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Any limitation on the ability of our subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Any deficit in the effectiveness of our internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud, which may affect the market for and price of our Ordinary Shares.

Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. We have identified material weaknesses in our internal control over financial reporting as well as other control deficiencies for the fiscal years ended March 31, 2024 and 2023. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified related to a lack of independent directors and an audit committee. We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including appointing independent directors, establishing an audit committee, and strengthening corporate governance. We intend to implement the above measures prior to the listing, and we expect the remediation to be completed upon listing.

We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of our internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations, and prospects, as well as the market for and trading price of our Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. We may not discover any problems in a timely manner, and in such an event, our shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Ordinary Shares. Any deficiency in our internal controls over financial reporting may inhibit investors from purchasing our Ordinary Shares and may make it more difficult for us to raise funds in debt or equity financing. Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our share price may decline, and we may be unable to maintain compliance with the Nasdaq Listing Rules.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little or no advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. In the future, we may be subject to PRC laws and regulations related to the current business operations of our operating subsidiary and any changes in such laws and regulations and interpretations may impair its ability to operate profitably, which could result in a material negative impact on its operations and/or the value of the securities we are registering for sale.

Although we have direct ownership of our operating entities in Hong Kong and currently do not have or intend to have any subsidiary or any contractual arrangement to establish a VIE structure with any entity in mainland China, we are still subject to certain legal and operational risks associated with our operating subsidiary, OneC Engineering, being based in Hong Kong and having all of its operations to date in Hong Kong. Additionally, the legal and operational risks associated in mainland China may also apply to operations in Hong Kong, and we face the risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments, such as those relating to data and cyberspace security and anti-monopoly concerns, would be applicable to a company such as OneC Engineering or OneC Group, given the substantial operations of OneC Engineering in Hong Kong and the Chinese government may exercise significant oversight over the conduct of business in Hong Kong. In the event that we or our Hong Kong subsidiary were to become subject to PRC laws and regulations, we could incur material costs to ensure compliance, and we or our Honk Kong subsidiary might be subject to fines, experience devaluation of securities or delisting, no longer be permitted to conduct offerings to foreign investors, and\or no longer be permitted to continue business operations as presently conducted. Our organizational structure involves risks to the investors, and Chinese regulatory authorities could disallow this structure, which would likely result in a material change in OneC Engineering’s operations and/or a material change in the value of the securities OneC Group is registering for sale, including the risk that such event could cause the value of such securities to significantly decline or become worthless. Moreover, there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations related to our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence our operating subsidiary’s operations at any time could result in a material change in our operating subsidiary’s operations and/or the value of the securities we are registering.

We may become subject to a variety of PRC laws and other obligations regarding M&A Rules and data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for listing purposes through acquisitions of domestic companies in mainland China and controlled by companies or individuals of mainland China to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In addition, on February 17, 2023, with the approval of the State Council, the CSRC released the Trial Measures and five supporting guidelines, which came into effect on March 31, 2023. According to the Trial Measures, mainland China domestic companies that seek to offer and list securities in overseas markets, either by direct or indirect means, are required to fulfill the filing procedures with the CSRC and report relevant information.

OneC Group is a holding company incorporated in the Cayman Islands with an operating entity based in Hong Kong, as of the date of this prospectus, we have no subsidiary, VIE structure or any direct operations in mainland China, nor do we intend to have any subsidiary or VIE structure or to acquire any equity interests in any domestic companies in mainland China, and we are not controlled by any companies or individuals of mainland China. Moreover, pursuant to the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is, as of the date of this prospectus, mainly confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy). Therefore, as of the date of this prospectus, the CSRC’s approval is not required for the listing and trading of our Ordinary Shares on a U.S. exchange as provided under the M&A Rules, and we are not subject to filing requirements with the CSRC under the Trial Measures.

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in mainland China with little advance notice, including a cracking down on illegal activities in the securities market, enhancing supervision over mainland China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. For example, on July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over mainland China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

In addition, on January 4, 2022, the CRM were published and became effective on February 15, 2022, which were originally promulgated by the CAC on April 13, 2020, and, as revised on July 10, 2021, required that, among other things, and in addition to any “operator of critical information infrastructure”, any “data processor” controlling personal information of no less than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review, and which further elaborate on the factors to be considered when assessing the national security risks of the relevant activities. The publication of the Measures indicates greater oversight by the CAC over data security, which may impact our business and this offering in the future. As of the date of this prospectus, our Hong Kong subsidiary, OneC Engineering, does not have any mainland China individuals as clients. However, OneC Engineering may collect and store certain data (including certain personal information) from its customers for “Know Your Clients” purposes, which may include mainland China individuals in the future. As of the date of this prospectus, we do not expect the CRM to have an impact on our business, operations or this offering to subject us or our Hong Kong subsidiary to permission requirements from the CAC or any other government agency that is required to approve our subsidiary’s operations, as we do not believe that we will be deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, that are required to file for cybersecurity review before listing in the U.S., because (i) all of our subsidiary’s operations are conducted by our Hong Kong subsidiary which currently solely serve the Hong Kong local market, we currently have no operations in mainland China; (ii) we do not have or intend to have any subsidiary nor do we have or intend to establish a VIE structure with any entity in mainland China and the CRM remain unclear whether they shall be applied to a company like us; (iii) as of date of this prospectus, we have neither collected nor stored any personal information of any mainland China individual or within mainland China, nor do we entrust or expect to be entrusted by any individual or entity to conduct any data processing activities of any mainland China individual or within mainland China; (iv) as of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we must file for a cybersecurity review; and (v) pursuant to the Basic Law, PRC laws and regulations shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is, as of the date of this prospectus, mainly confined to laws relating to national defense, foreign affairs and other matters that are not within the scope of autonomy). However, there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations. If we were deemed to be an “operator of critical information infrastructure” or a “data processor” controlling personal information of no less than one million users, or if other regulations promulgated in relation to the CRM are deemed to apply to us, our subsidiary’s business operations and the listing of our Ordinary Shares in the U.S. could be subject to CAC’s cybersecurity review or we and our subsidiary might be covered by permission from the CAC or any other government agency that is required to approve our subsidiary’s operations in the future. Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It also remains highly uncertain what the potential impact such modified or new laws and regulations will have on our subsidiary’s daily business operations, its ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges. If any or all of the foregoing were to occur, it may significantly limit or completely hinder our ability to complete this offering or cause the value of our Ordinary Shares to significantly decline or become worthless.

As of the date of this prospectus, we are advised by Hong Kong counsel, Haldanes, that we are not required to obtain permission or approval from Hong Kong authorities to offer the securities being registered to foreign investors. Should there be any change in applicable laws, regulations, or interpretations, and we or any of our subsidiaries are required to obtain such permissions or approvals in the future, we will strive to comply with the then applicable laws, regulations, or interpretations.

As of the date of this prospectus, neither we nor our subsidiary, OneC Engineering, is subject to the M&A Rules, the Trial Measures, the CRM or the regulations or policies that have been issued by the CSRC or the CAC as of the date of this prospectus, nor are we currently covered by permission requirements from the CSRC, the CAC or any other PRC governmental agency that is required to approve our listing on the U.S. exchanges and offering securities. Hence, based on the foregoing, since we are not subject to the regulations or policies issued by the CAC to date, we believe that we are currently not required to be compliant with such regulations and policies issued by the CAC as of the date of this prospectus. Further, as of the date of this prospectus, neither we nor OneC Engineering has ever applied for any such permission or approval, as we currently are not subject to the M&A Rules or the regulations and policies issued by the CAC. However, if there is significant change to current political arrangements between mainland China and Hong Kong, or the applicable laws, regulations, or interpretations change, and, in such event, if we are required to obtain such approvals in the future and we do not receive or maintain the approvals or is denied permission from mainland China or Hong Kong authorities, we will not be able to list our Ordinary Shares on a U.S. exchange, or continue to offer securities to investors, which would materially affect the interests of the investors and cause significant the value of our Ordinary Shares significantly decline or be worthless.

Following this offering, Rich Plenty, our largest shareholder, will continue to own more than a majority of the voting power of our outstanding Ordinary Shares. As a result, Rich Plenty has the ability to control the outcome of matters submitted to the shareholders for approval. Additionally, we may be deemed to be a controlled company and may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Upon completion of this offering, our biggest shareholder, Rich Plenty, may beneficially own approximately 69.23% of the aggregate voting power of our outstanding Ordinary Shares, assuming the underwriters do not exercise the Over-Allotment Option. As a result, Rich Plenty has the ability to control the outcome of matters submitted to the shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets.

Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•        the requirement that our director nominees must be selected or recommended solely by independent directors; and

•        the requirement that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities

Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq Listing Rules even if we are deemed to be a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Risks Related to Our Business and Industry

The majority of our revenue has been generated from projects awarded by our major clients. Any significant decrease in the number of projects from such clients could materially and adversely impact our financial performance.

A significant portion of our revenue has been derived from a limited number of clients. For the fiscal years ended March 31, 2023 and 2024, the revenue derived from the five largest clients of the operating subsidiary amounted to approximately 80.9% and 83.7%, respectively, of our total revenue. The percentage of our revenue attributable to the largest client of the operating subsidiary amounted to approximately 41.7% and 31.7%, respectively, for the same periods. The operating subsidiary has maintained stable relationships with such clients, many of which have established business relationships with the operating subsidiary since its inception in 2021. If there is a significant decrease in the number of projects awarded by such clients, and the operating subsidiary is unable to secure suitable projects of comparable size and quantity as replacements from other clients, our financial condition and operating results would be materially and adversely affected. In addition, in the event that any of the major clients of the operating subsidiary experience any financial difficulties or cash flow problems, this may result in delay or default in payments to the operating subsidiary, in which case our business could be materially and adversely affected.

An unexpected reduction or termination of public and private sector projects in Hong Kong could adversely impact our revenue and operational results.

The direct clients of the operating subsidiary are primarily the registered general building contractors under the BO of various types of building and infrastructure projects in Hong Kong. The clients of the operating subsidiary’s public sector projects generally consist of general contractors engaged by different Hong Kong government departments, authorities, and statutory bodies, while the clients of the operating subsidiary’s private sector projects are primarily general contractors hired by private property developers. For the fiscal years ended March 31, 2023 and 2024, the revenue derived from the five largest public sector projects of the operating subsidiary amounted to approximately 68% and 64% of our total revenue, respectively. The revenue generated from the five largest private sector projects of the operating subsidiary accounted for approximately 17% and 15% of our total revenue for the same periods. Any reduction or termination of a significant project could lead to extended periods of reduced revenue. Financial difficulties faced by the major clients of the operating subsidiary could cause project delays, defaults on payments, or cancellations. The operating subsidiary’s operational results would also suffer as a result of the under-utilization of our workforce and resources, leading to inefficiencies and increased operational costs.

Additionally, changes in government policies, budget allocations, or economic conditions in Hong Kong could have profound effects on the initiation and continuation of public sector projects. Similarly, shifts in the real estate market or economic downturns could affect private sector investments in building and infrastructure projects, thereby impacting our business prospects.

The operating subsidiary’s projects may not proceed according to the original schedule or budget, which could result in delays in revenue recognition and consequently adversely affect our cash flows, financial performance, and operational results.

Our revenue from the operating subsidiary’s construction contracts is recognized when the operating subsidiary construction work is certified by the relevant clients and/or architects or consultants engaged by the clients. Gross amounts due from clients for contract work arise when progress billings have not yet occurred by the end of a financial period, in relation to the construction work the operating subsidiary performed during that period. There is no assurance that we will be able to bill and receive the full amount due from the operating subsidiary’s clients for contract work, as it may not reach an agreement with the clients on the value of its completed work. If the operating subsidiary is unable to do so, the operating subsidiary’s operational results, liquidity, and financial position may be adversely affected.

Furthermore, the total revenue we derive from a project may deviate from the original contract sum specified, due to variations (including additions, modifications, or cancellations of certain contract work) instructed by the operating subsidiary’s clients during the project’s execution. Consequently, there is no assurance that the revenue derived from the operating subsidiary’s projects will not differ substantially from the original contract sum, and our financial condition may be adversely affected by any material decrease in revenue resulting from a substantial variation in work orders.

The shortage or increase in global steel prices will increase our operating costs.

The operating subsidiary is usually responsible for the procurement of materials such as steel required for the projects. For fiscal years ended March 31, 2023 and 2024, the operating subsidiary purchased steel materials in the amount of $19.4 million and $15.9 million, representing 37% and 27% of our cost of sales for the corresponding years, respectively. In addition, since the operating subsidiary does not own heavy machinery and equipment, the heavy machinery and equipment required is usually leased from approved equipment suppliers on the operating subsidiary’s internal list.

As the operating subsidiary generally obtains pre-bid quotations from its structural steel suppliers during the tender bidding phase and will factor in the pricing trend of steel when determining a proposed bid price, it can usually pass on any increase in purchase costs to clients in the event of increases in the prices of materials or services purchased from suppliers. Therefore, notwithstanding the possible impact resulting from fluctuations in the steel market price on the costs of materials, the operating subsidiary may be able to mitigate such increased costs and limit the impact on its operations. Furthermore, after the projects are awarded and service and materials prices have been secured, the operating subsidiary may still negotiate the pricing and contract terms with suppliers to ensure its profit. During the fiscal years ended March 31, 2023 and 2024, we did not experience any fluctuations in the costs of materials and services that had a material adverse impact on our business, financial condition or results of operations.

An increase in global prices of steel raw materials will significantly impact steel structure construction companies such as the operating subsidiary. As the operating subsidiary relies heavily on steel as a primary building material, price increases will inevitably raise our operating costs. This may lead to lower profit margins, as the operating subsidiary may struggle to fully pass on cost increases to clients. Moreover, high costs can potentially delay project progress, as the operating subsidiary may need to reassess budgets and seek more cost-effective alternatives. However, according to the Census and Statistics Department of Hong Kong, the average wholesale price of structural steel reinforcements per tonne increased from $701 in 2019 to $914 in 2022 by 30.4% but declined by 17.5% to $754 in the three months ended March 31, 2024, due to the weakening demand of the property construction market in the PRC.

Our business relies on successful tenders of bids and any failure of the operating subsidiary to secure contracts would affect our operations and financial results.

Most of our revenue is derived from contracts awarded to the operating subsidiary through a competitive bidding process and is not recurring in nature. The duration for the operating subsidiary’s structural steelwork projects generally ranges from 8 months to 2 years. There is no right of first refusal upon the expiry of such contracts and, therefore, there is a risk that the operating subsidiary may not succeed in its bid for the same client’s projects upon the expiry of any contract from such client. Hence, there is no guarantee that the operating subsidiary’s existing clients will provide it with new business opportunities or that the operating subsidiary will secure new clients. Moreover, there is no assurance that (i) the operating subsidiary would be invited to, or be made aware of, the bidding process for new projects, (ii) the terms and conditions of the new contracts would be comparable to the existing contracts, or (iii) our tenders would be selected by clients. In the competitive bidding process, the operating subsidiary may have to lower its service charges or offer more favorable terms to prospective clients in order to increase the competitiveness of its bids. If the operating subsidiary is unable to reduce its service fees accordingly and maintain its competitiveness, our results of operations would be adversely affected. Furthermore, the operating subsidiary’s clients typically maintain an evaluation system to ensure that the service providers meet certain standards of management, industrial expertise, financial capability, reputation and regulatory compliance when contemplating bids, which criteria may change from time to time. There is no assurance that the operating subsidiary will continue to meet its clients’ requirements, in which case the operating subsidiary may not be granted contracts with such clients and the operating subsidiary’s reputation, business operations, as well as our financial condition and results of operations, may be adversely affected.

Errors or inaccurate estimations in a project duration and/or our costs when determining the tender price or an increase in construction costs may adversely affect our profitability or result in substantial loss incurred by us.

The operating subsidiary’s structural steelwork structure projects are awarded through a competitive tendering process. The operating subsidiary determines a tender price by estimating its operating costs under the contract duration as specified in the tender invitation documents. There is no assurance that tenders submitted by the operating subsidiary contain no mistake and error. Such mistakes and errors may be in the form of an inaccurate estimation, oversight of important tender terms, inadvertent typographical errors, errors in calculations, etc. Further, our operating costs may increase due to inflation of raw materials and labor costs. In the case of contracts awarded to the operating subsidiary with mistakes or errors in the submitted bid, or if there is a substantial increase in raw material and labor costs, the operating subsidiary may be bound by the contract to undertake or complete such project at a substantial loss, and our profitability under such circumstances may be adversely affected.

Inaccurate estimation of a project schedule, project costs and technical difficulties in the bidding process may result in cost overruns when the operating subsidiary actually executes the awarded project. Many factors affect the time taken and the costs actually involved in completing steel structure projects undertaken by the operating subsidiary. Examples of such factors include shortages and cost escalation for labor and materials, adverse weather conditions, variations to the construction plans instructed by clients, stringent technical construction requirements, threatened claims and material disputes with general contractors, subcontractors and suppliers, accidents and changes in a public authority’s policies, other unforeseen problems or circumstances may also occur during project implementation. If any of such factors arise and remain unresolved, completion of construction works may be delayed, or we may be subject to cost overruns or the operating subsidiary’s clients may even be entitled to unilaterally terminate the contract.

In addition, the operating subsidiary’s failure to complete a project according to specifications and quality standards may result in disputes, contract termination, reputational harm, liabilities and/or lower returns than anticipated with respect to such project. Such delays or failure to complete and/or unilateral termination of a contract by clients may cause our revenue or profitability to be lower than we originally expected. We cannot guarantee that we will not encounter cost overruns or delays on our current and future projects. If such cost overruns or delays occur, we may experience increases in costs exceeding our budget or be required to pay liquidated damages, any of which events could reduce or eliminate the profits on the affected contracts.

Delay in the commencement and progress of public projects, which may be caused by factors such as political disagreements in relation to such projects, delay in approval of funding proposals due to objections or legal actions by the affected members of the public, and the occurrence of large-scale occupation activities may adversely affect the operating subsidiary’s operations and results of operation.

For the fiscal years ended March 31, 2023 and 2024, the revenue derived from the operating subsidiary’s five largest public sector projects amounted to approximately 68% and 64% of our total revenue, respectively. The delay in commencement and progress of public sector projects may adversely affect the demand for the operating subsidiary’s structural steelwork services and our business operation. Delay in the commencement and progress of public projects may be caused by, among other things, political disagreements in relation to such projects, delays in approval of the funding of proposals for public works due to objections, protests or legal actions by affected residents or entities. Any large-scale protests or occupation activity may also delay the construction works to be carried out in the affected areas. The operating subsidiary’s engagement in certain public sector projects may depend on the timing of the funding approval by the applicable committees of the Legislative Council of Hong Kong.

As a result, there may be uncertainty on the commencement date and subsequent progress of the public sector projects awarded to the operating subsidiary, which may adversely affect our operations and financial position, including, but not limited to, our revenue for a given year, resource allocation and our analysis of the forecasted amount and timing of cash inflows and outflows in relation to the operating subsidiary’s projects. Nevertheless, for the fiscal years ended March 31, 2023 and 2024, we did not experience any delay in the commencement and/or progress of public projects that had a material adverse impact on our business, financial condition or results of operations.

The operating subsidiary relies on third parties for essential equipment and supplies necessary to operate its business.

The operating subsidiary relies on third parties to lease equipment to it. We cannot assure that the favorable working relationships between the operating subsidiary and its suppliers will continue in the future. If the operating subsidiary loses its supply contracts and receive insufficient supplies from third parties to meet the clients’ needs, or if the operating subsidiary’s suppliers experience price increases or disruptions to their business, such as labor disputes, supply shortages, or distribution problems, our business could be materially and adversely affected.

The construction services industry is highly schedule-driven, and failing to meet the schedule requirements of the operating subsidiary’s contracts could adversely affect its reputation and expose it to financial liability.

In some instances, particularly with many of our fixed unit price contracts, the operating subsidiary commits to completing projects by specific dates. Failing to meet these contractual schedule or completion requirements may result in various adverse consequences. These may include liability for costs due to delays, such as contractually agreed-upon liquidated damages or a requirement to cover the clients’ actual costs arising from such delays. Furthermore, delays can lead to reduced profits or losses with respect to a project, damage to the operating subsidiary’s reputation, and could ultimately have a significant adverse impact on our financial position.

Failure to maintain safe work sites could result in significant losses, thereby potentially impacting our business and reputation materially.

Due to the proximity of the operating subsidiary’s employees and others to mechanized equipment, moving vehicles, and hazardous construction processes, the construction and maintenance sites pose potential workplace hazards. Therefore, safety is a primary focus of the operating subsidiary’s business, crucial to its reputation and operational performance. Many clients require the operating subsidiary to meet specific safety criteria to bid on contracts, and adherence to these criteria can impact the contract fees and profits. Unsafe conditions can also lead to increased employee turnover, raising project costs and overall operating expenses. Neglecting to implement or effectively enforce safety procedures could result in employee injuries, investigations, and potential litigation. Inadequate safety standards, despite the operating subsidiary’s safety programs, may further lead to reduced profitability or the loss of projects and clients.

There is no guarantee that the operating subsidiary’s safety measures and procedures implemented at the construction sites will prevent the occurrence of industrial accidents of all kinds, which, in turn, might lead to claims and liability in respect to employees’ compensation, personal injuries, fatal accidents, and/or property damages.

The operating subsidiary has implemented specific work safety measures and procedures for its staff and subcontractors’ staff. However, the operating subsidiary relies on its personnel to oversee the implementation of these safety measures, and it cannot guarantee that all measures are consistently followed at all times. Furthermore, we can provide no assurance that the operating subsidiary’s safety protocols are entirely sufficient to prevent all types of accidents. If the operating subsidiary’s safety measures and procedures prove inadequate or are not strictly adhered to, it may lead to an accident for which the operating subsidiary may be sued, irrespective of whether a general contractor may be responsible and/or have sufficient insurances to address. Consequently, this could result in liability for, and claims related to employees’ compensation, personal injuries, fatal accidents, and/or property damage against the operating subsidiary for which insurance carried by the operating subsidiary or a general contractor may be insufficient.

There is no guarantee that the operating subsidiary can maintain the qualifications, licenses, and registrations necessary for operating its construction business.

The operating subsidiary is obligated to uphold specific qualifications, licenses, and registrations to operate its construction business. Compliance with these requirements is mandated by the relevant government departments in Hong Kong. Moreover, the standards for compliance may change unexpectedly, without substantial prior notice. We cannot guarantee the operating subsidiary’s continuous maintenance or timely renewal of all necessary qualifications, licenses, and registrations.

Failure to adhere to these requirements could result in temporary suspension or revocation of the operating subsidiary’s qualifications, licenses, or registrations. Additionally, delays or refusals in renewing these credentials upon expiration could occur. Such outcomes could directly impact our ability to undertake relevant projects, potentially leading to significant adverse effects on the operating subsidiary’s business.

We rely heavily on our key executives, management team, and professional staff.

Our success and growth hinge on the knowledge, experience, and expertise of our management team. Given the diverse project scopes, which encompass project management, planning, detailed work programming, design, and technical submissions, it is crucial for us to retain skilled management and technical personnel with the necessary industry expertise. We have secured service agreements with each director and employment contracts with our senior management and technical staff. These agreements and contracts are terminable by either party.

The potential departure of a significant number of directors, senior management, or key personnel with essential expertise could adversely impact the operating subsidiary’s operations if suitable replacements cannot be promptly secured. There is no guarantee that we will successfully attract and retain qualified staff, or that existing team members will not resign in the future.

Our insurance coverage may be inadequate to protect us from potential losses.

For construction projects where the operating subsidiary serves as the structural steelwork contractor, we have acquired employee compensation insurance for our directors and full-time employees. As for the on-site contract workers, since the operating subsidiary’s clients are usually the general contractors of the construction projects, such clients are generally responsible for the purchase of (i) employees’ compensation insurance and (ii) contractors’ all risks insurance.

However, there is no guarantee that all potential losses and expenses arising from damages or liabilities related to our business can be fully reimbursed by our insurance coverage or that of the general contractors. If such insurance fails to cover such losses, damages, or liabilities entirely, the resulting payments that may be required to address these issues could materially adversely affect our business.

We may be subject to litigation, arbitration, or other legal proceeding risk.

We may face arbitration claims and lawsuits as part of our regular business activities. As of the date of this prospectus, the Company is not aware of any impending legal proceedings that, in the view of our management, are likely to significantly impact our business, financial condition, or operations. Legal actions brought against us could lead to settlements, judgments, injunctions, fines, penalties, or other outcomes that may be unfavorable. A substantial judgment, settlement, fine, or penalty could have a material impact on our operating results or cash flows for a specific period, depending on our financial performance during that period. Additionally, such outcomes could potentially cause significant reputational damage, adversely affecting our business prospects.

A prolonged outbreak of the COVID-19 pandemic or any other similar health crisis could significantly harm our business, operating results, and financial condition.

The pandemic triggered significant supply chain disruptions globally. For instance, prolonged lockdowns in major business hubs like Shanghai disrupted logistics severely, causing delays in the transport of goods. These disruptions, compounded by lockdowns in multiple countries, labor shortages, increased demand for goods, logistics network disruptions, and capacity constraints, resulted in higher freight costs and longer delivery times. Companies, including ours, reliant on construction materials faced challenges such as plant closures and supply shortages across the extended supply chain.

Furthermore, outbreaks of COVID-19 among construction site personnel could lead to labor shortages and temporary halts in construction operations, negatively impacting productivity and project timelines.

The potential resurgence of COVID-19 due to new variants, or any other similar health crisis, may pose a risk to our business. As of the date of this prospectus and for the fiscal years ended March 31, 2023 and 2024, the operating subsidiary has not been materially impacted by the COVID-19 pandemic or any other health crisis. However, future impacts on our operational results will depend largely on developments and information emerging about the duration and severity of any resurgence of COVID-19 or any similar health crisis, as well as governmental responses, which are beyond our control.

Given the global economic slowdown and market volatility exacerbated by the pandemic’s impact on the construction industry, we cannot guarantee that the operating subsidiary will sustain the growth rates experienced or projected. We remain vigilant, closely monitoring developments through 2024 and beyond.

Risks Related to Our Ordinary Shares

There has been no public market for our Ordinary Shares prior to this offering; if an active trading market does not develop, you may not be able to resell our Ordinary Shares at any reasonable price.

The offering under this prospectus is an offering of our Ordinary Shares. Prior to the closing of the offering, there was no public market for our Ordinary Shares. While we plan to list our Ordinary Shares on the Nasdaq Capital Market, our listing application may not be approved. If our application to the Nasdaq Capital Market is not approved or we otherwise determine that we will not be able to secure the listing of the Ordinary Shares on the Nasdaq Capital Market, we will not complete the offering. In addition, an active trading market may not develop following the closing or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling Ordinary Shares and may impair our ability to acquire other companies by using our Ordinary Shares as consideration.

The trading price of our Ordinary Shares could be subject to rapid and substantial volatility, which could make it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares and result in substantial losses to the investors.

There have been instances of extreme share price run-ups followed by rapid price declines and strong share price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trade and large spreads in bid and ask prices. Such volatility, including any share price run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

The trading prices volatility and wide fluctuations could be due to factors beyond our control. This may happen due to broad market and industry factors, such as performance and fluctuation in the market prices or underperformance or deteriorating financial results of other listed companies based in Hong Kong and China. For example, if the trading volumes of our Ordinary Shares are low, people buying or selling in relatively small quantities may easily influence the prices of our Ordinary Shares. This low volume of trading could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. The trading performances of other Hong Kong and Chinese companies’ securities after their offerings may affect the attitudes of investors toward Hong Kong-based, U.S.-listed companies, which consequently may affect the trading performance of our Ordinary Shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure, or matters of other Hong Kong and Chinese companies may also negatively affect the attitudes of investors toward Hong Kong and Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time-to-time experience significant price and volume fluctuations that are unrelated to our operating performance, which may have a material and adverse effect on the trading price of our Ordinary Shares.

In addition to the above factors, the price and trading volume of our Ordinary Shares may be highly volatile due to multiple factors, including the following:

•        regulatory developments affecting us or our industry;

•        variations in our revenues, profit, and cash flow;

•        changes in the economic performance or market valuations of other financial services firms;

•        actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        changes in financial estimates by securities research analysts;

•        detrimental negative publicity about us, our services, our officers, directors, Controlling Shareholder, our business partners, or our industry;

•        announcements by us or our competitors of new service offerings, acquisitions, strategic relationships, joint ventures, capital raisings, or capital commitments;

•        additions to or departures of our senior management;

•        litigation or regulatory proceedings involving us, our officers, directors, or Controlling Shareholder;

•        release or expiry of lock-up or other transfer restrictions on our outstanding Ordinary Shares; and

•        sales or perceived potential sales of additional Ordinary Shares.

Any of these factors may result in large and sudden changes in the volume and price at which our Ordinary Shares will trade. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional Ordinary Shares and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all. In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition.

Our Ordinary Shares are expected to initially trade under $5.00 per share and thus would be known as a “penny stock.” Trading in penny stocks has certain restrictions, and these restrictions could negatively affect the price and liquidity of our Ordinary Shares.

Our Ordinary Shares are expected to initially trade below $5.00 per share. As a result, our Ordinary Shares would be known as a “penny stock,” which is subject to various regulations involving disclosures to be given to you prior to the purchase of any penny stock. The SEC has adopted regulations that generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our Ordinary Shares could be considered to be “penny stock.” A penny stock is subject to rules that impose additional sales practice requirements on brokers/dealers who sell these securities to persons other than established Members and accredited investors. For transactions covered by these rules, the broker/dealer must make a special suitability determination for the purchase of these securities. In addition, a broker/dealer must receive the purchaser’s written consent to the transaction prior to the purchase and must also provide certain written disclosures to the purchaser. Consequently, the “penny stock” rules may restrict the ability of broker/dealers to sell our Ordinary Shares, and they may negatively affect the ability of holders of our Ordinary Shares to resell them. These disclosures require you to acknowledge that you understand the risks associated with buying penny stocks and that you can absorb the loss of your entire investment. Penny stocks generally do not have a very high trading volume. Consequently, the price of the shares is often volatile, and you may not be able to buy or sell the shares at any time.

If we fail to meet applicable listing requirements, Nasdaq may delist our Ordinary Shares from trading, in which case the liquidity and market price of our Ordinary Shares could decline.

Assuming our Ordinary Shares are listed on Nasdaq, we cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Ordinary Shares, we and our shareholders could face significant material adverse consequences, including:

•        a limited availability of market quotations for our Ordinary Shares;

•        reduced liquidity for our Ordinary Shares;

•        a determination that our Ordinary Shares are “penny stock,” which would require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

•        a limited amount of news about us and analyst coverage of us; and

•        a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The U.S. National Securities Markets Improvement Act of 1996 prevents or pre-empts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our Ordinary Shares will be listed on Nasdaq, such securities will be covered securities. Although states are pre-empted from regulating the sale of our securities, this statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

Our pre-IPO shareholders will be able to sell their shares after completion of this offering subject to restrictions under Rule 144.

Our pre-IPO shareholders may be able to sell their Ordinary Shares pursuant to Rule 144 under the Securities Act after completion of this offering. Because these shareholders have paid a lower price per Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the initial public offering price. This fact could impact the trading price of the shares following completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

If you purchase our Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

If you purchase our Ordinary Shares in this offering, you will pay substantially more than our net tangible book value per share. As a result, you will experience immediate and substantial dilution of US$4.03 per share, representing the difference between our pro forma as adjusted net tangible book value per share of US$0.97 as of March 31, 2024, after giving effect to the net proceeds to us from this offering, assuming no change to the number of shares offered by us as set forth on the cover page of this prospectus, and an assumed public offering price of US$5 per share (being the midpoint of the price range set forth on the cover page of this prospectus). See “Dilution” for a more complete description of how the value of your investment in our Ordinary Shares will be diluted upon the completion of this offering.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our Ordinary Shares may be more volatile than it otherwise would be.

As a company conducting a relatively modest public offering, we are subject to the risk that a small number of investors may hold a high percentage of Ordinary Shares sold in this offering, even if the initial sales by the underwriters comply with the Nasdaq listing requirements. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares and we may cease to meet the Nasdaq public stockholder requirements.

Our Controlling Shareholder has significant voting power and may take actions that may not be in the best interests of our other shareholders.

As of the date of this prospectus, our Controlling Shareholder holds 80% of our Ordinary Shares. After this offering, our Controlling Shareholder will hold 69.23% of our Ordinary Shares. We will be a “controlled company” as defined under the Nasdaq Stock Market Rules because, immediately after the completion of this offering, our Controlling Shareholder will own 69.23% of our total issued and outstanding Ordinary Shares, representing approximately 69.23% of the total voting power.

The interests of these shareholders may not be the same as or may even conflict with your interests. For example, these shareholders could attempt to delay or prevent a change in control of us, even if such change in control would benefit our other shareholders, which could deprive our shareholders of an opportunity to receive a premium for their Ordinary Shares as part of a sale of us or our assets and might affect the prevailing market price of our Ordinary Shares due to investors’ perceptions that conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in the best interests of our other shareholders.

Our board of directors may decline to register the transfer of Ordinary Shares in certain circumstances.

Our board of directors may under certain circumstances decline to register a transfer including any Ordinary Share which is not fully paid or on which we have a lien. Further, our board of directors may generally require any shareholder or any person proposing to acquire our shares to provide information to show the right to make the transfer. If any such shareholder or proposed acquirer does not provide such information, or if our board of directors has reason to believe that any certification or other information provided pursuant to any such request is inaccurate or incomplete, our board of directors may delay or decline to register any transfer or to effect any issuance or purchase of shares to which such request is related.

Our directors may also decline to register any transfer of any Ordinary Share unless (i) a fee of such maximum as Nasdaq may from time to time determine to be payable (or such lesser sum as our board of directors may from time to time require) has been paid to our Company; (ii) the instrument of transfer is lodged at the registered office or, as the case may be, the transfer office accompanied by the certificate of the Shares to which it relates, and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); (iii) the instrument of transfer is in respect of only one class of Share; (iv) the Shares concerned are free of any lien in favor of the Company; and (v) if applicable, the instrument of transfer is properly stamped.

If our directors refuse to register a transfer, they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor was lodged and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

This, however, is unlikely to affect market transactions of the Ordinary Shares purchased by investors in the public offering. Once the Ordinary Shares have been listed, the legal title to such Ordinary Shares and the registration details of those Ordinary Shares in the Company’s register of members will remain with the Depository Trust Company. All market transactions with respect to those Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the Depository Trust Company systems.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.

We anticipate that we will use the net proceeds from this offering for (i) the payment of up-front costs for future projects; (ii) recruitment of additional personnel, including project managers, quality surveyors and engineers; and (iii) working capital for general corporate purposes. Our management will have significant discretion as to the use of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Ordinary Shares.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the effectiveness of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We will design our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Additionally, controls can be circumvented by the individual acts of a person, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases. Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, we may only pay dividends if we are solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business, and the value of assets of our Company will not be less than the sum of our total liabilities.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our Ordinary Share price or trading volume to decline.

If a trading market for our shares develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a new public company, we may be slow to attract research coverage and the analysts who publish information about our Ordinary Shares will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our share price, our share price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline and result in the loss of all or a part of your investment in us.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, all of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, see “Enforcement of Civil Liabilities.” As a result of the foregoing, our shareholders may have more difficulties in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by the provisions of our Amended and Restated Memorandum and Articles, and by the provisions of the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands.

The rights of shareholders and the fiduciary responsibilities of our directors and officers under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands-exempted companies have no general rights under Cayman Islands law to obtain copies of the register of members or corporate records of the company. They will, however, have such rights as may be set out in the company’s articles of association. A Cayman Islands exempted company may maintain its principal register of members and any branch registers in any country or territory, whether within or outside the Cayman Islands, as the company may determine from time to time. There is no requirement for an exempted company to make any returns of members to the Registrar of Companies in the Cayman Islands. The names and addresses of the members are, accordingly, not a matter of public record and are not available for public inspection. However, an exempted company shall make available at its registered office, in electronic form or any other medium, such register of members, including any branch register of member, as may be required of it upon service of an order or notice by the Tax Information Authority pursuant to the Tax Information Authority Act (2021 Revision) of the Cayman Islands. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practices with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors, or our Controlling Shareholder than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Differences in Corporate Law.”

Cayman Islands’ economic substance requirements may have an effect on our business and operations.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (the “ES Act”) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. Under the ES Act, if a company is considered to be a “relevant entity” and is conducting one or more of the nine “relevant activities,” then that company will be required to comply with the economic substance requirements in relation to the relevant activity from July 1, 2019. All companies, whether a relevant entity or not, are required to file an annual report in the Cayman Islands with the Companies Registry confirming whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and, as such, we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect to a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their ownership of the shares and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq Capital Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a foreign private issuer under the Exchange Act, we are permitted to take advantage of certain provisions in the Nasdaq Listing Rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the Cayman Islands, may differ significantly from corporate governance listing standards. Currently, we plan to rely on some home country practices with respect to our corporate governance after we complete this offering in lieu of the corporate governance requirements of Nasdaq in respect of the following:

•        the requirement under Section 5605(b)(2) of Nasdaq Listing Rules that the independent directors have regularly scheduled meetings at which only the independent directors are present;

•        the requirement under Section 5610 of the Nasdaq Listing Rules that a company adopt one or more codes of conduct applicable to all directors, officers, and employees, and that such codes are publicly available; and

•        the requirement under Section 5635(d) of Nasdaq Listing Rules that a listed issuer obtain shareholder approval prior to issuing or selling securities (or securities convertible into or exercisable for ordinary shares) that equal 20% or more of the issuer’s outstanding ordinary shares or voting power prior to such issuance or sale.

Cayman Islands law does not impose a requirement that our independent directors meet regularly without other members present. Nor does Cayman Islands law require that we obtain shareholder approval prior to issuing or selling securities that equal 20% or more of our outstanding Ordinary Shares or voting power. Nor does Cayman Islands law require that we adopt one or more codes of conduct applicable to all directors, officers, and employees, and that such codes are publicly available.

We intend to avail ourselves of these exemptions. Therefore, for as long as we remain a “foreign private issuer,” holders of our Ordinary Shares will not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S.-listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting, and other expenses that we will not incur as a foreign private issuer in order to maintain a listing on a U.S. securities exchange.

There can be no assurance that we will not be a Passive Foreign Investment Company (“PFIC”) for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income, or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”). Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service (“IRS”) will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Ordinary Shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we were to be or become a PFIC for any taxable year during which a U.S. holder holds our Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. holder. See “Material Tax Income Consideration — Material U.S. Federal Income Tax Considerations for U.S. Holders — PFIC Consequences.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such a date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to opt out of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective data.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. Sarbanes-Oxley, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30; and (2) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay the adoption of new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of our IPO, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of Sarbanes-Oxley and the other rules and regulations of the SEC. For example, as a public company, we will be required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We will incur additional costs in obtaining director and officer liability insurance. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified people to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

As a “controlled company” under the rules of the Nasdaq Capital Market, we may choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under Section 5615(a)(7) of the Nasdaq Listing Rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors be independent, as defined in the Nasdaq Listing Rules, the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors and the requirement that our director nominees be selected or recommended solely by independent directors. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq Listing Rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, during any time while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq Capital Market corporate governance requirements. Our status as a controlled company could cause our Ordinary Shares to be less attractive to certain investors or otherwise harm our trading price.

INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. Industry publications, research, surveys, studies, and forecasts generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

While we believe that the information from these industry publications, surveys, and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Structural Steelwork Industry

Structural steelwork refers to the installation and formation of steel structures, typically serving as the backbone of buildings and infrastructure during the initial stage of a construction project. Essentially, structural steelwork involves columns and beams that are riveted, bolted or welded together. Structural steelwork providers supply, cut, bend, weld and assemble structural steel frames, trusses and other components into structures based on the specifications in the building plans and designs provided by the general contractors.

Structural steelwork plays a crucial role in the construction industry and is widely applied in the construction of high-rise buildings, commercial and office complexes, residential constructions and in infrastructure projects such as bridges, tunnels, airports and railways that require structural steelworks to provide strength, rigidity, and durability. Structural steelwork also allows for flexibility in design and reduction in time required for on-site assembly, which helps to speed up the entire construction process given the strength, durability, availability and ease of prefabrication of steel. The use of prefabricated steel structures reduces on-site construction time and provides an efficient, precise and quality-controlled method of building. Structural steelwork requires high levels of technical skill, expertise and certification to meet strict safety and building standards.

General contractors of a development project are customarily responsible for supervising the overall progress and quality of the construction project, monitoring the daily operation of the construction site and coordinating subcontractors to carry out construction work. General contractors will typically subcontract some of the construction work to subcontractors with specialist licenses or capabilities in specific areas based on their track records, business relationships and capital requirements, because (i) subcontractors often possess the necessary experience and expertise in performing specific areas of tasks and it is more cost-effective to subcontract different parts of construction works to different subcontractors that are specialized in the relevant field of expertise; and (ii) labor-intensive work, such as structural steelwork, will be subcontracted to subcontractors for the supply of sufficient direct labor, as general contractors usually only hire a small number of direct laborers on a permanent basis to control cost.

Structural steelwork subcontractors primarily work with general contractors and are mainly responsible for managing structural steelwork workers, coordinating with other subcontractors and supervising the progress and quality of structural steelwork construction.

Market size of the Hong Kong Construction Market

Due to the outbreak of the COVID-19 pandemic in early 2020, the civil engineering industry in Hong Kong experienced a temporary decline from 2020 to 2022, which resulted in delays in the progress of the then ongoing construction projects and the commencement of new construction projects in Hong Kong, which, in turn, led to the diminishing size of the structural steelwork market in Hong Kong. As the COVID-19 pandemic gradually subsided and the pandemic-related policies were relaxed in the first quarter of 2022, the structural steelwork market started to recover since then. According to the Construction Industry Council of Hong Kong, the aggregate expenditure in

Hong Kong for building work in both the public and private sectors and the civil works in the public sector (i.e., the construction work that most involved the use of structural steelwork) increased from US$17.6 billion in 2022 to a forecasted average of US$20.3 billion in 2024, representing a CAGR of 7.4%.

In recent years, the Hong Kong government has made a substantial effort to proceed with the land and housing supply projects, including the Tung Chung New Town Extension, which commenced in 2018 and is expected to be completed by 2030, the Three Runway System development, which commenced in 2016 and is expected to be completed by 2024, Site 3 of the New Central Harbourfront development, which commenced in 2022 and is expected to be completed by 2027, the Caroline Hill Road Causeway Bay commercial project, which commenced in 2022 and is expected to be completed by 2026, the Kwu Tung North New Development Area, which commenced in 2019 and is expected to be completed by 2026 and the Yuen Long South New Development Areas, which commenced in 2022 and is expected to be completed by 2038. These infrastructure projects are anticipated to create the need for construction of bridges, stadiums and arenas, commercial buildings, recreational facilities and residential buildings, which, in turn, may drive the demand for structural steelwork in Hong Kong. Based on the Construction Industry Council of Hong Kong, the expenditure for the above-mentioned types of construction work in Hong Kong is expected to further increase from a forecasted average of $20.9 billion in 2025 to $22.8 billion in 2027, representing a CAGR of 4.5%.

Source:      Construction Expenditure Forecast, Construction Industry Council of Hong Kong

The growth drivers of the structural steelwork in Hong Kong include:

(i)     the demand for structural steelwork generated from the above-mentioned planned and ongoing infrastructural and property developments in both public and private sectors in Hong Kong;

(ii)    the increasingly common adoption of structural steelwork for construction in Hong Kong, owing to its flexibility of use and better performance in achieving space efficiency; and

(iii)   the growing emphasis and continuous support from the Hong Kong government and the academia for the development of the structural steelwork industry, including the increase in the use of steel structures by the Hong Kong government in major infrastructure projects (such as the Three Runway System development of the Hong Kong International Airport) and public housing projects, and the establishment of an engineering research center for steel construction at the Hong Kong Polytechnic University in 2015 to improve the applied research and technology in structural steel engineering and infrastructure sustainability as well as to strengthen the structural steel engineering industry’s productivity, capability and competitiveness.

Key Growth Drivers

Demand for Public and Private Sectors Development

According to the Hong Kong Government’s Budget 2024-25, the financial secretary of Hong Kong had forecasted a budget deficit of $13.0 billion for the 2023-24 fiscal year, more than double its original estimate of $7.0 billion. The financial secretary of Hong Kong also expected that there will be a deficit for the fiscal year ending March 31, 2025 of approximately $6.2 billion. Despite the anticipated budget deficit, the Hong Kong government had still allocated budgets for infrastructural development, and the financial secretary of Hong Kong has also proposed to develop infrastructure financing by issuing green, sustainable and infrastructure bonds in the amount of between $12.2 billion and $17.1 billion. Some of the sizeable public sector infrastructural projects include cross-boundary projects, namely, the Hong Kong-Shenzhen Western Rail Link (Hung Shui Kiu — Qianhai) and the Northern Link Spur Line; the New Development Areas in Kwu Tung North, Hung Shui Kiu/Ha Tsuen, Yuen Long South, Kau Yi Chau Artificial Islands in Lantau Islands and expansion works of the Science Park and Cyberport. Meanwhile, private sector developments are also expected to subsist, including the commercial project in Caroline Hill Road Causeway Bay co-developed by Hysan Development and Chinachem Group (two of the largest property development groups in Hong Kong), which is expected to be completed in 2026. Given the increase in the use of structural steel in construction projects due to its strength, durability, high strength-to-weight ratio and its flexibility in design to meet specific load requirements, it is expected that the increase in demand for construction works will translate into growth opportunities for the structural steelwork industry in Hong Kong.

Government and Academia Supporting Industry Growth

In the 2022-23 fiscal year, the Hong Kong government injected $153 million into the Construction Industry Council of Hong Kong to support manpower training to address the significant challenges faced by the industry regarding a labor shortage and the aging workforce, which efforts included increasing training opportunities and providing an allowance for relevant trade groups facing labor shortages, with a view to attracting new entrants to the construction industry. The structural steelwork industry, as a key segment of Hong Kong’s construction industry, is expected to benefit substantially from the government’s funding to the Construction Industry Council of Hong Kong. The Construction Industry Council of Hong Kong will use the budget to expand steel fabrication and erection training programs, which is intended to help produce more skilled steel workers to meet the increasing demands for steel structures in building and infrastructure projects. Allowances for steel workers are also expected to be raised, making careers in structural steel more appealing and better compensated. It is anticipated that, with more extensive training and higher pay, the structural steelwork industry can overcome its own long-standing labor challenges. In addition, to support the long-term strength and competitiveness of the structural steelwork industry, the engineering research center for steel construction at the Hong Kong Polytechnic University, which we believe may signify a trend towards greater support for the structural steelwork industry from academia and education in Hong Kong.

As the structural steelwork industry continues advancing into more complex areas, such as high-rise towers and long-span structures, skilled professionals with expertise in specialized steel technologies and design are projected to be in demand, as related platforms tailored to the needs of the industry are being established. In turn, an expanded, well-trained and motivated workforce is expected to strengthen the industry’s capabilities, to aid productivity and competitiveness, serving to boost steel fabrication and construction activities that are crucial for the development of the construction and structural steel industries.

Market Trends and Opportunities

Technological innovation and sustainable development

Hong Kong’s construction market actively adopts new technologies and innovative solutions to enhance construction efficiency, quality, and sustainability. Advanced manufacturing techniques, digital design and modeling, and modular construction are key technological applications that elevate industry standards. The application of these technologies allows for more precise and efficient design, manufacturing, and installation of steel structures while providing more sustainable options.

With the increasing importance of environmental protection and sustainability, structural steel has potential in Hong Kong’s building and infrastructure projects by offering eco-friendly and sustainable structural steel solutions, including reduced carbon emissions, energy savings and resource efficiency.

Structural steel in urban renewal projects

Hong Kong is an area characterized by high-density urban construction and ever-increasing population demands. Structural steelwork offers significant advantages for urban renewal projects. Steel construction allows for high-rise buildings on compact sites, due to lighter materials and smaller foundations that occupy less area, saving on costs. The light-weight property of steel also permits additional height within existing foundations, maximizing floor space.

Market Challenges and Threats

Insufficient Skilled Labor

Due to Hong Kong’s aging population and more stringent requirements on workers’ skills and qualifications, the construction industry has been facing a severe shortage of experienced and skilled labor+. According to the “Manpower Forecast for Hong Kong Construction Industry” published by the Construction Industry Council of Hong Kong, there will be a shortfall of 15,000 to 20,000 skilled construction workers in Hong Kong in 2024; the average age of the civil and building workers is 51.3, with workers aged 50 and above accounted for 58% of the workforce. Lack of skilled labor and the lack of new entrants may cause potential delays in projects as well as quality issues and reworks, which can lead to cost overruns and declined profitability. As such, industry players may face operational pressure, as they may not be able to take up new projects or expand their operations due to lack of manpower, which can also lead to loss of potential business opportunities and slower growth. In the event that our operating subsidiary, and/or its subcontractees are unable to hire labor with sufficient skills in adequate numbers, our ability to conduct our operations at the desired level could be impaired, which would have a materially adverse impact on our operating subsidiary’s operations and our results of operation.

Material Costs

According to the Census and Statistics Department of Hong Kong, the average wholesale price of structural steel reinforcements per tonne increased from $701 in 2019 to $914 in 2022 by 30.4% but declined by 17.5% to $754 in the three months ended March 31, 2024. However, any reversal in the current price trend of steel in the future due to the change in market conditions will result in higher expenditures for our structural steelwork and thus may further adversely impact our profit margin.

Rising Project Requirements

The Company has observed a trend in the structural steelwork industry of rising project requirements with respect to sustainability and compliance. With a growing focus on sustainability in construction projects in Hong Kong, there may be more complexity in the design and construction process. For example, incorporating energy-efficient features or green spaces into a building design may require additional planning and expertise. Hong Kong also has strict building codes and regulations in place to ensure the safety and quality of construction projects. Compliance with these regulations can add complexity to the design and construction process of the structural steelwork industry, particularly for large-scale and complicated projects. In the event that our operating subsidiary is unable to pass on the costs of such complexity to the clients, if and when demanded, our operating subsidiary’s operations and ability to generate revenue may be adversely impacted, which, in turn, could have a materially adverse impact on our results of operation.

Hong Kong Government’s Fiscal Deficit

Under the challenges of fiscal deficits and declining reserves in recent years, the Hong Kong government has prioritized its spending, mainly in education and healthcare, and has been reducing overall expenditures to maintain a fiscal balance. As such, infrastructure projects in the public sector may inevitably face budget cuts or delays. This can impact the construction, maintenance and expansion of infrastructure such as roads, bridges and public transportation systems. These public infrastructure works play a significant role in urban development and can act as catalysts for private construction of buildings, as they enhance connectivity, accessibility, and the overall attractiveness of an area. Delay in infrastructure works can lead to a decrease in demand for private construction projects such as residential buildings, commercial complexes, and offices. In the event that the Hong Kong government reduces or delays the budget for infrastructure projects in the public sector, our operating subsidiary might have fewer projects, and its sales and revenues would, consequently, be materially adversely affected, which, in turn, could have a materially adverse impact on our results of operation.

Weak Market Sentiment in the Hong Kong Property Market

According to the “Hong Kong Property Review 2024” published by the Rating and Valuation Department of Hong Kong, the real property market in Hong Kong experienced a downturn in 2023 amidst the relatively high-interest rate environment and weakened market sentiment. According to Rating and Valuation Department of Hong Kong, the prices of the residential sales market had decreased by 7.0% year-on-year by December 2023, while primary and secondary markets registered a record low of 43,002 transactions in total. The price index of private residential units in Hong Kong fell by 8.7% in 2023 compared to 2022 and fell by 14.0% in 2023 compared to 2021. Such weak market sentiment in the Hong Kong real property market may decrease demand for new construction projects. Thus, a slowdown in private construction works may result as developers may postpone or cancel planned projects due to decreased market demand. Under such circumstances, our operating subsidiary could have fewer projects, and its sales and revenues would, consequently, be materially adversely affected, which, in turn, could have a materially adverse impact on our results of operation.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, all our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States, or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States in connection with this offering under the federal securities laws of the United States or of any state in the United States.

Cayman Islands

Enforceability

Harney Westwood & Riegels, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would: (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have been advised by Harney, Westwood & Riegels, our counsel as to Cayman Islands law, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive, notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons.

Hong Kong

Haldanes, our counsel as to the laws of Hong Kong, has advised us that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty), and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud, (b) the proceedings in which the judgment was obtained were opposed to natural justice, (c) its enforcement or recognition would be contrary to the public policy of Hong Kong, (d) the court of the United States was not jurisdictionally competent, or (e) the judgment was in conflict with a prior Hong Kong judgment.

As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $5 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately $7.0 million if the underwriter does not exercise the Over-Allotment Option, and $8.2 million if the underwriter exercises the Over-Allotment Option in full.

We plan to use the net proceeds we receive from this offering for the following purposes:

•        approximately 70% for the payment of up-front costs for future projects;

•        approximately 20% for recruitment of additional personnel, including project managers, quality surveyors and engineers; and

•        approximately 10% for working capital for general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. We do not intend to use any portion of the net proceeds from this offering to repay any part of our bank borrowings and loan due to a related party. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We have not previously declared or paid cash dividends and have no plan to declare or pay any dividends in the near future on its shares. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business, and we do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects, other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

The declaration, amount, and payment of any future dividends will be at the sole discretion of our board of directors, subject to compliance with applicable Cayman Islands laws regarding solvency. Our board of directors will take into account general economic and business conditions; our financial condition and results of operations; our available cash and current and anticipated cash needs; capital requirements; contractual, legal, tax, and regulatory restrictions; and other implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

Subject to the Companies Act and our Amended and Restated Memorandum and Articles, our Company in a general meeting may declare dividends in any currency to be paid to the members but no dividend shall be declared in excess of the amount recommended by our board of directors. Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars. Subject to a solvency test, as prescribed in the Companies Act, and the provisions, if any, of our Amended and Restated Memorandum and Articles, a company may pay dividends and distributions out of its share premium account. In addition, based upon English case law which is likely to be persuasive in the Cayman Islands, dividends may be paid out of profits.

As we are a holding company with no substantial business operations, we will rely on dividends paid to us by our subsidiaries for our cash requirements, including funds to pay any dividends and other cash distributions to our shareholders, service any debt we may incur, and pay our operating expenses. Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from our subsidiaries. According to the BVI Companies Act, a BVI company may make dividends distribution to the extent that immediately after the distribution, the value of the company’s assets exceeds its liabilities and that such company is able to pay its debts as they fall due. According to the Companies Ordinance, a Hong Kong company may only make a distribution out of profits available for distribution. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect to dividends paid by us.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2024, on:

•        an actual basis; and

•        a pro forma as adjusted basis to give effect to the sale of Ordinary Shares in this offering at the assumed initial public offering price of $5 per Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus) after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us, assuming the underwriters do not exercise the Over-Allotment Option.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2024
	Actual	Adjusted(1)
	$’000	$’000
Ordinary Shares, $0.0001 par value, 500,000,000 Ordinary Shares authorized, 11,250,000 Ordinary Shares issued and outstanding; 13,000,000 Ordinary Shares issued and outstanding pro forma	1	1
Additional paid-in capital	—	6,963
Retained earnings	5,599	5,599
Exchange reserve	29	29
Total shareholders’ equity	5,629	12,592
Bank borrowings	2,317	2,317
Total capitalization	7,946	14,909

____________

(1)      Reflects the sale of Ordinary Shares in this offering at an assumed IPO of $5 per Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive after deducting the underwriting discounts (underwriting discount equal to 7% per Ordinary Share), non-accountable expense allowance and estimated offering expenses payable by us ($1.1 million). We estimate that such net proceeds will be approximately $7.0 million. For an itemization of an estimation of the total offering expenses payable by us, see “Expenses Related to this Offering.”

DILUTION

If you invest in our Ordinary Shares in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per Ordinary Share in this offering and the net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share. As of March 31, 2024, we had a historical net tangible book value of $5,629,000, or $0.5 per Ordinary Share. Our net tangible book value per Ordinary Share represents total tangible assets less intangible asset, all divided by the number of Ordinary Shares outstanding as of March 31, 2024.

After giving effect to the sale of Ordinary Shares in this offering at the assumed initial public offering price of $5 per Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus), we will have 13,000,000 Ordinary Shares outstanding, and after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 2024 would have been $[12,592,000], or $[0.97] per Ordinary Share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.47 per Ordinary Share to existing investors and immediate dilution of $4.03 per Ordinary Share to new investors. The following table illustrates this dilution to new investors purchasing Ordinary Shares in this offering:

	Post-Offering(1)	Full Exercise of the Over- Allotment Option(2)
Assumed initial public offering price per Ordinary Share	$5	$5
Net tangible book value per Ordinary Share as of March 31, 2024	$0.50	$0.50
Increase in pro forma as adjusted net tangible book value per Ordinary Share attributable to new investors purchasing Ordinary Shares in this offering	$0.47	$0.54
Pro forma as adjusted net tangible book value per Ordinary Share after this offering	$0.97	$1.04
Dilution per Ordinary Share to new investors in this offering	$4.03	$3.96

____________

(1)      Assumes gross proceeds from the offering of 1,750,000 Ordinary Shares, and assumes that the Over-Allotment Option has not been exercised.

(2)      Assumes gross proceeds from the offering of 2,012,500 Ordinary Shares, and assumes that the Over-Allotment Option has been exercised in full.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5 per Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value as of March 31, 2024, after this offering by approximately $0.12 per Ordinary Share, and would increase (decrease) dilution to new investors by $0.88 per Ordinary Share, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts, non-accountable expense allowance, and estimated offering expenses payable by us.

If the underwriter exercises the Over-Allotment Option in full, the pro forma as adjusted net tangible book value per Ordinary Share after this offering would be $1.04, the increase in net tangible book value per Ordinary Share to existing shareholders would be $0.54, and the immediate dilution in net tangible book value per Ordinary Share to new investors in this offering would be $3.96.

To the extent that we issue additional Ordinary Shares in the future, there will be further dilution to new investors participating in this offering.

The following table summarizes, on a pro forma basis as of March 31, 2024, the differences between the existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us in this offering, the total consideration paid, and the average price per Ordinary Shares paid at the assumed initial public offering price of US$5 per Ordinary Shares, the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses. The total number of Ordinary Shares does not include Ordinary Shares issuable upon the exercise of the Over-Allotment Option granted to the underwriter.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary Share
	Number	Percent	Amount	Percent
Existing shareholders	11,250,000	86.54%	$1,125	0.01%	$0.00
New investors	1,750,000	13.46%	$8,750,000	99.99%	$5.00
Total	13,000,000	100.00%	$8,751,125	100.00%	$0.67

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

OneC Development, our wholly-owned subsidiary and a company incorporated under the laws of the BVI in April 2021, is the sole shareholder of our principal subsidiaries, namely, OneC Engineering and OneC Services.

In June 2024, we underwent the Reorganization such that (i) on June 11, 2024, Rich Plenty acquired OneC Development from its previous shareholder, Glamour Blessing Limited; (ii) we were incorporated under the laws of Cayman Islands on June 14, 2024 with Rich Plenty being our sole shareholder; and (iii) Rich Plenty transferred 100% of its share in OneC Development to us on June 28, 2024. As a result of the Reorganization completed on June 28, 2024, we became the holding company of OneC Development and its subsidiaries. Since OneC Development and its subsidiaries (namely, OneC Engineering and OneC Services) have been under the common control of the same controlling shareholder, Rich Plenty, both before and after the Reorganization, the consolidation of the OneC Group and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

On July 19, 2024, Rich Plenty sold an aggregate of 20% of our issued share capital to five investors, Premium Quest Enterprises Limited, Elite Ultima Investment Limited, Infinite Apex Group Limited, Treasure First Holdings Limited and Hongqin Zhao, for an aggregate consideration of $935,907. As of the date of this prospectus, our Controlling Shareholder owns 80% of our issued share capital and the remaining 20% of our share capital is held as to 3.6% by Premium Quest Enterprises Limited; as to 3.6% by Elite Ultima Investment Limited; as to 4% by Infinite Apex Group Limited; as to 4.4% by Treasure First Holdings Limited; and as to 4.4% by Hongqin Zhao.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and are the holding company of our BVI and Hong Kong subsidiaries. We have no material operations of our own. We conduct our operations primarily in Hong Kong through our operating subsidiary, OneC Engineering. OneC Engineering is principally engaged in both the public and private sector projects in Hong Kong as a structural steelwork contractor. Our public sector projects mainly involved infrastructure and public facilities as well as public residential developments. The project owners of our private sector projects were generally property developers and our clients were general contractors engaged under such projects. OneC Services does not operate any business activity but only handles the payroll matters for the staff of OneC Engineering.

Our principal office is located at Room 6808A, 68th Floor, Central Plaza, 18 Harbor Road, Wanchai, Hong Kong. Our telephone number is +852 2123 8400. Our registered office in the Cayman Islands is located at the office of Harneys Fidycuary (Cayman) Limited, 4th Floor, Harbor Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of our IPO based on a proposed number of 1,750,000 Ordinary Shares being offered, assuming no exercise of the Over-Allotment Option.

As of the date of this prospectus

Upon completion of this offering

For details of our principal shareholders’ ownership, please refer to the beneficial ownership table in the section captioned “Principal Shareholders.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans, and expectations that involve risks, uncertainties, and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We, through the operating subsidiary, are a structural steelwork contractor in Hong Kong, specializing in the procurement and installation of structural steel for construction projects in Hong Kong. Since our establishment in 2021, the operating subsidiary has been undertaking structural steelwork projects in the role of subcontractor and has conducted all of our business activities in Hong Kong, where all of our clients and suppliers are located.

Structural steelwork refers to the installation and formation of steel structures, typically serving as the backbone of commercial and residential buildings and infrastructure during the initial stage of a construction project. Essentially, structural steelwork involves columns and beams that are riveted, bolted or welded together. As a structural steelwork contractor, the operating subsidiary will supply, cut, bend, weld and assemble structural steel frames, trusses and other components into structures in accordance with the specifications provided in the building plans and designs provided by the general contractors that engage it. Typically, the operating subsidiary’s major responsibilities in a construction project include (i) performing site preparatory and preliminary works; (ii) developing detailed work schedules and work allocation plans; (iii) implementing construction site works; and (iv) conducting site safety supervision and quality control.

As a subcontractor, the direct clients of the operating subsidiary are mostly the registered general building contractors under the BO of various types of building and infrastructure projects in Hong Kong. The operating subsidiary principally provides structural steelwork services as a subcontractor for both (i) public sector projects, including infrastructure, public facilities and public residential developments, and (ii) private sector projects, which are mostly private commercial, residential and industrial developments. Public sector projects refer to projects in which the general contractors are employed by a public authority, while private sector projects refer to projects that are not public sector projects. For the fiscal years ended March 31, 2023 and 2024, the majority of our revenue was derived from public sector projects.

During the fiscal years ended March 31, 2023 and 2024, our operating subsidiary completed nine and eight projects, respectively, and we recorded revenue of $54,493,000 and $63,463,000, respectively. Based on our one completed and 12 active and ongoing construction projects as of March 31, 2024, which are expected to be completed between the second half of 2024 and 2026, we are engaged in the structural steelwork for 21,024 public residential units for certain public residential projects to be developed by the Hong Kong Housing Authority (a statutory body of the Hong Kong government and the main provider of public housing in Hong Kong) and the Hong Kong Housing Society (the second largest housing provider in Hong Kong and an independent not-for-profit organization support by the Hong Kong Government), which account for 29% of the forecasted total of 73,000 residential units in the public sector in 2024 to 2026 by the Hong Kong Housing Bureau, which is a statutory organization tasked to develop and implement public housing programs to help the Hong Kong Government achieve its policy objective on public housing.

In addition, the operating subsidiary mainly focuses on the role of project management and carries out the site work by recruiting and supervising contract workers for most projects and will often subcontract part of the work to third-party subcontractors if the project work exceeds the capacity of the operating subsidiary. In such instances, subcontractors are selected based on their quality of services, qualifications, skills and techniques, prevailing market price, delivery time, reputation and availability of resources to accommodate the operating subsidiary’s requirements. For the fiscal years ended March 31, 2023 and 2024, the percentage of our total purchases from our largest subcontractor amounted to approximately 16% and 32% of our total purchases, respectively, while the percentage of our purchases from all of our subcontractors combined amounted to approximately 22% and 47% of our total purchases, respectively.

Our Corporate History and Group Structure

OneC Development, our wholly-owned subsidiary and a company incorporated under the laws of BVI in April 2021, is the sole shareholder of our principal subsidiaries, namely, OneC Engineering and OneC Services.

In June 2024, we underwent the Reorganization such that (i) on June 11, 2024, Rich Plenty acquired OneC Development from its previous shareholder, Glamour Blessing Limited; (ii) we were incorporated under the laws of Cayman Islands on June 14, 2024 with Rich Plenty being our sole shareholder; and (iii) Rich Plenty transferred 100% of its share in OneC Development to us on June 28, 2024. As a result of the Reorganization completed on June 28, 2024, we became the holding company of OneC Development and its subsidiaries. Since OneC Development and its subsidiaries (namely, OneC Engineering and OneC Services) have been under the common control of the same controlling shareholder, Rich Plenty, both before and after the Reorganization, the consolidation of the OneC Group and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

On July 19, 2024, Rich Plenty sold an aggregate of 20% of our issued share capital to five investors, Premium Quest Enterprises Limited, Elite Ultima Investment Limited, Infinite Apex Group Limited, Treasure First Holdings Limited and Hongqin Zhao, for an aggregate consideration of $935,907. As of the date of this prospectus, our Controlling Shareholder owns 80% of our issued share capital and the remaining 20% of our share capital is held as to 3.6% by Premium Quest Enterprises Limited; as to 3.6% by Elite Ultima Investment Limited; as to 4% by Infinite Apex Group Limited; as to 4.4% by Treasure First Holdings Limited; and as to 4.4% by Hongqin Zhao.

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability and are the holding company of our BVI and Hong Kong subsidiaries. We have no material operations of our own. We conduct our operations primarily in Hong Kong through our operating subsidiary, OneC Engineering. OneC Engineering is principally engaged in both the public and private sector projects in Hong Kong as a structural steelwork contractor. Our public sector projects mainly involved infrastructure and public facilities as well as public residential developments. The project owners of our private sector projects were generally property developers and our clients were general contractors engaged under such projects. OneC Services does not operate any business activity but only handles the payroll matters for the staff of OneC Engineering.

As of the date of this prospectus, our corporate structure is as follows:

Results of Operations

Comparison of Fiscal Years Ended March 31, 2023 and March 31, 2024

The following table sets forth key components of our results of operations for the fiscal years ended March 31, 2023 and 2024:

($’000)	For the Fiscal Years Ended March 31		Variance	%
	2023	2024
Revenue	$54,493	$63,463	$8,970	16.5%
Cost of revenue	(51,667)	(59,020)	(7,353)	14.2%
Gross profit	2,826	4,443	1,617	57.2%
Other income	838	13	(825)	(98.4)%
Allowance for expected credit loss on accounts receivable	(531)	(1,347)	(816)	153.7%
Administration expenses	(932)	(877)	55	(5.9)%
Profit from operations	2,201	2,232	31	1.4%
Finance costs	(169)	(322)	(153)	90.5%
Profit before taxation	2,032	1,910	(122)	(6.0)%
Income tax expenses	(362)	(141)	221	(61.0)%
Profit attributable to shareholders	$1,670	$1,769	$99	5.9%

Other comprehensive income
Exchange differences on translation of foreign operations	7	28	21	300.0%
Total comprehensive income attributable to shareholders	$1,677	$1,797	$120	7.2%

Revenue

The majority of our revenue was derived from installing structural steelwork for construction projects in Hong Kong. The following table sets forth the breakdown of our revenue by sectors for the fiscal years ended March 31, 2023 and 2024, respectively:

($’000)	For the Fiscal Years Ended March 31				Variance
	2023	%	2024	%	Amount	%
Public sector
– Infrastructure and public facilities	$34,647	63.6%	$21,164	33.3%	$(13,483)	(38.9)%
– Residential	9,850	18.1%	32,234	50.8%	22,384	227.2%
	44,497	81.7%	53,398	84.1%	8,901	20.0%
Private sector
– Commercial/industrial	3,701	6.8%	4,045	6.4%	344	9.3%
– Residential	6,295	11.5%	6,020	9.5%	(275)	(4.4)%
	9,996	18.3%	10,065	15.9%	69	0.7%
Total	$54,493	100.0%	$63,463	100.0%	$8,970	16.5%

Public Sector

Revenue derived from the public sector for the fiscal year ended March 31, 2024 was $53.4 million, representing an increase of $8.9 million or 20% from $44.5 million for the fiscal year 2023. The increase in revenue was attributable to the combined impact of (i) the increase in revenue recognized from the construction work for residential projects in the fiscal year 2024 due to the commencement of a number of residential projects from the Hong Kong Housing Authority during the fiscal year; and (ii) the decrease in revenue recognized from the infrastructure and public facilities projects as a significant part of the revenue of these construction projects were recognized in the prior fiscal years.

Private sector

Revenue derived from the private sector remained at a similar level for the fiscal years ended March 31, 2023 and 2024.

Cost of revenue

The following table set forth the breakdown of our cost of revenue by sector for the fiscal years ended March 31, 2023 and 2024, respectively:

	For the Fiscal Years Ended March 31				Variance
($’000)	2023	%	2024	%	Amount	%
Public sector
– Infrastructure and public facilities	$32,500	62.9%	$19,360	32.8%	$(13,140)	(40.4)%
– Residential	9,848	19.1%	30,399	51.5%	20,551	208.7%
	42,348	82.0%	49,759	84.3%	7,411	17.5%
Private sector
– Commercial/industrial	3,470	6.7%	3,701	6.3%	231	6.7%
– Residential	5,849	11.3%	5,560	9.4%	(289)	(4.9)%
	9,319	18.0%	9,261	15.7%	(58)	(0.6)%
Total	$51,667	100.0%	$59,020	100.0%	$7,353	14.2%

The total cost of revenue was $59.0 million for the fiscal year ended March 31, 2024, representing an increase of $7.4 million, or 14.2%, from $51.7 million in 2023. The increase in cost of revenue was in line with the increase in revenue.

The following table set forth the breakdown of our cost of revenue by sector for the fiscal years ended March 31, 2023 and 2024, respectively:

	For the Fiscal Years Ended March 31				Variance
($’000)	2023	%	2024	%	Amount	%
Materials	$19,358	37.5%	$15,938	27.0%	$(3,420)	(17.7)%
Subcontracting of construction site work	5,123	9.9%	9,193	15.6%	4,070	79.4%
Machinery leasing	8,225	15.9%	3,802	6.4%	(4,423)	(53.8)%
Direct labor costs	18,822	36.4%	29,871	50.6%	11,049	58.7%
Consumables and sundry expenses	139	0.3%	216	0.4%	77	55.4%
Total	$51,667	100.0%	$59,020	100.0%	$7,353	14.2%

Our cost of revenue during the fiscal years ended March 31, 2023 and 2024 comprised:

Materials

It represents costs for procuring materials (mainly steel) required for performing our structural steelwork. Since the steel price experienced a decline during the fiscal years ended March 31, 2023 and 2024, our cost of material decreased by 17.7% from $19.4 million for the fiscal year ended March 31, 2023 to $15.9 million for the fiscal year ended March 31, 2024.

Subcontracting of construction site work

It represents the costs for engaging subcontractors to conduct construction site work and structural steel fabrication work. For subcontractors of construction site work, the scope of services is determined according to the operating subsidiary’s clients’ specifications, drawings and requirements. The construction site work undertaken by subcontractors mainly includes installation, touch-up painting and fire protection work for our fabricated structural steel. Since our projects in the fiscal year ended March 31, 2024 involved more subcontracting works, as a result, our subcontracting cost increased from $5.1 million for the fiscal year ended March 31, 2023 to $9.2 million for the fiscal year ended March 31, 2024.

Machinery leasing

It represents costs in relation to the hiring of machinery necessary to conduct our construction works, such as machinery for bending and cutting the structural steel bars, cranes and lifting machines. Since most of our projects during the fiscal year ended March 31, 2024 were in their installation stages (which stages involve more of the labor intensive work such as welding and assembly of structural steel for installation into the building structures), our machinery leasing cost decreased from $8.2 million for the fiscal year ended March 31, 2023 to $3.8 million for the fiscal year ended March 31, 2024.

Direct labor costs

It represents the salaries and benefits provided to our staff who are directly involved in carrying out structural steelwork, of those who are responsible for project management and supervision, engineering, drawing, quality control and site work. Since most of our projects during the fiscal year ended March 31, 2024 were in their installation stages (which stages involve more of the labor intensive work such as welding and assembly of structural steel for installation into the building structures), direct labor costs increased from $18.8 million for the fiscal year ended March 31, 2023 to $29.9 million for the fiscal year ended March 31, 2024.

Consumable and sundry expenses

It represents various consumables and miscellaneous expenses relevant to the provision of our works, such as utility expenses, repair and maintenance and sundry expenses.

Gross profit and gross profit margin

The following table sets forth the breakdown of our gross profit and gross profit margin for the fiscal years ended March 31, 2023 and 2024, respectively:

($’000)	For the Fiscal Years Ended March 31,				Variance
	2023	Gross profit margin	2024	Gross profit margin	Amount	Gross profit margin
Public sector
– Infrastructure and public facilities	$2,148	6.2%	$1,805	8.5%	$(344)	2.3%
– Residential	2	—	1,834	5.7%	1,833	5.7%
	2,150	4.8%	3,639	6.8%	1,489	2.0%
Private sector
– Commercial/industrial	230	6.2%	344	8.5%	114	2.3%
– Residential	446	7.1%	460	7.6%	14	0.6%
	676	6.8%	804	8.0%	128	1.2%
Total	$2,826	5.2%	$4,443	7.0%	$1,617	1.8%

Total gross profit and gross profit margin were $4.4 million and 7% for the year ended March 31, 2024, an increase of $1.6 million and 1.8% from $2.8 million and 5.2% in 2023 respectively. The increase in gross profit and gross profit margin was attributable to the award of construction projects with higher margin.

Other income

Other income comprises bank interest and government subsidies. Government subsidies primarily related to non-recurring entitlements granted by the Hong Kong government pursuant to the Employment Support Scheme under the Anti-epidemic Fund. Subsidies are offered to employers who have employed regular employees and paid mandatory provident fund (“MPF”) for them. OneC Engineering received government subsidies that totaled $832,000 for the fiscal year ended March 31, 2023 and recognized as other income when they were received because they were not subject to any past or future conditions. We also recorded interest income of $2,000 and $8,000 for the fiscal years ended March 31, 2023 and 2024, respectively.

Administration expenses

The following table sets forth the breakdown of our administrative expenses for the fiscal years ended March 31, 2023 and 2024, respectively:

($’000)	For the Fiscal Years Ended March 31,				Variance
	2023	%	2024	%	Amount	%
Staff costs (including directors remunerations)	$790	84.8%	$747	85.2%	$(43)	(5.4)%
Lease expenses	52	5.6%	53	6.0%	1	1.9%
Office expenses	13	1.4%	17	1.9%	4	30.8%
Legal and professional fees	4	0.4%	18	2.1%	14	350.0%
Insurance expenses	6	0.6%	7	0.8%	1	16.7%
Depreciation	2	0.2%	3	0.3%	1	50.0%
Others	65	7.0%	32	3.7%	(33)	(50.8)%
Total	$932	100%	$877	100%	$(55)	(5.9)%

Our administrative expenses comprised of:

Staff costs

It represents the fees, salaries, discretionary bonuses, other welfare and allowances and contributions to the retirement benefit scheme provided to our directors and staff.

Lease expenses

It represents the lease expenses for our office premises.

Office expenses

It represents the expenses incurred in our office premises.

Legal and professional fees

It mainly represents the service fees incurred for audit and accounting services and legal advisory services.

Insurance

It represents the insurance premium for insurance policies maintained by a subsidiary of ours.

Depreciation

It represents the depreciation charged for our furniture, fixtures and office equipment.

Others

It represents other administrative expenses, such as bank charges, traveling expenses and sundry expenses.

Our administrative expenses were $877,000 for the fiscal year ended March 31, 2024, a slight decrease of $55,000, or 5.9%, from $932,000 in fiscal year 2023. As a percentage of revenues, administrative expenses maintained at a level of not more than 2% of our revenue in fiscal years 2023 and 2024, respectively. We expect our administrative expenses, including, but not limited to, staff costs, to increase in the foreseeable future as our business further grows. We expect our lease expenses to remain consistent, unless we need to further expand our office due to the lack of office space. We expect our legal and professional fees for legal, audit, and advisory services will increase as we will incur the audit, legal and advisory fees for this offering and subsequently become a public company upon the completion of this offering.

Finance costs

Our interest expense was $322,000 for the fiscal year ended March 31, 2024, as compared to $169,000 in fiscal year 2023, an increase of $153,000, or 90.5%. The increase was primarily due to (i) an increase in interest expense on loan due to a related company which increased by $143,000, or 84.6% %, from $169,000 for the fiscal year ended March 31, 2023 to $312,000 for the fiscal year ended March 31, 2024; (ii) the interest expense of $10,000 from the new bank borrowing during the fiscal year ended March 31, 2024.

Allowance for expected credit loss on accounts receivable

Based on our assessment, we recorded an impairment loss for allowance of expected credit loss on accounts receivables of $1,347,000 (2023: $531,000) for the fiscal year ended March 31, 2024.

Profit before taxation

Our profit before taxation was $1,910,000 for the fiscal year ended March 31, 2024, a decrease of $122,000, or 6.0%, from $2,032,000 for the fiscal year ended March 31, 2023. The decrease was primarily attributable to the combined impact of an increase in gross profit, a decrease in other income and the increase in the allowance for expected credit loss on accounts receivable, as discussed above.

Income tax expenses

We are a company incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gain.

OneC Engineering is subject to a two-tiered profits tax rate for taxable income within Hong Kong at the applicable tax rate on taxable income. Hong Kong profit tax rates are 8.25% on assessable profits up to HK$2,000,000 (equivalent to approximately $255,000) and 16.5% on any part of assessable profits over HK$2,000,000 (equivalent to approximately $255,000). For the fiscal years ended March 31, 2024, OneC Engineering had assessable profits arising in Hong Kong and provision of current tax of $Nil (2023: $780,000) was made. Additionally, the respective impact of temporary differences between the carrying amount of assets and liabilities of a charge of $141,000 (2023: credit of $418,000) for the year ended March 31, 2024.

Profit attributable to shareholders

As a result of the foregoing, we reported a net profit attributable to shareholders of $1,769,000 for the fiscal year ended March 31, 2024, as compared to a net profit of $1,670,000 for the fiscal year ended March 31, 2023, an increase of $99,000 or 5.9%.

Other comprehensive income

Foreign currency translation adjustment amounted to $7,000 and $28,000 for the fiscal year ended March 31, 2023 and 2024, respectively. The balance sheet amounts, with the exception of equity, on March 31, 2024 were translated at the rate of HK$7.77 per $1, as compared HK$7.79 per $1 on March 31, 2023. The equity accounts were stated at their historical rate. The average translation rates applied to the income statements accounts for the fiscal year ended March 31, 2023 and 2024 were at the rate of HK$7.82 per $1 and HK$7.83 and $1, respectively. The change in the value of the HK$ relative to the U.S. dollar may affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operation.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash flows from operations and bank borrowings and loans from a related company. We plan to support our future operations primarily from cash generated from our operations and our initial public offering proceeds.

As reflected in our audited consolidated financial statements, we had a net profit of $1,769,000 for the fiscal year ended March 31, 2024, as compared to a net profit of $1,670,000 for the fiscal year ended March 31, 2023. As of March 31, 2024, we had cash of $1,613,000 compared to $1,258,000 as of March 31, 2023. We had net assets of $3,832,000 and $5,629,000 as of March 31, 2023 and 2024, respectively. Our working capital requirements are influenced by the size of our operations, the volume and dollar value of our sales contracts, the progress of execution on our customer contracts, and the timing for collecting accounts receivable, and repayment of accounts payable.

As of March 31, 2024, we had (i) an outstanding bank borrowing balance of $2,317,000, which is payable within one year and bears annual interest rate of 1.7% to 1.8% (depending on the drawdown purpose) above Hong Kong Interbank Offered Rate (“HIBOR”, which was between 4.4% to 5.63% during the period from the date of loan agreement on October 26, 2023 to March 31, 2024), and (ii) a loan of $22,142,000 due to a related company which was unsecured, bearing interest at HIBOR subject to a cap of 1.5% per annum and repayable on June 30, 2025. This loan due to a related party was subsequently assigned to our shareholder in June 2024, and the repayment date of the loan was extended to June 30, 2026.

We believe that our current cash and cash flows provided by operating activities, bank borrowings, and the estimated net proceeds from this offering will be sufficient to meet our working capital needs in the next 12 months from the date the audited consolidated financial statements are issued. If we experience an adverse operating environment or incur unanticipated capital expenditure requirements, or if we determine to accelerate our growth, then additional financing may be required. No assurance can be given, however, that additional financing, if required, would be available at all or on favorable terms. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing that involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

The following table sets forth a summary of our cash flows for the fiscal years ended March 31, 2023 and 2024:

($’000)	For the Fiscal Years Ended March 31,
	2023	2024
Net cash flow used in operating activities	$(1,788)	$(6,962)
Net cash flow used in investing activities	(6)	(7)
Net cash flow generated from financing activities	1,517	7,202
Net (decrease) increase in cash and cash equivalents	$(277)	$233
Cash and cash equivalents at the beginning of the year	1,515	1,258
Effect of foreign exchange rate	20	122
Cash and cash equivalents at the end of the year	$1,258	$1,613

Operating Activities

Net cash used in operating activities amounted to $1,788,000 for the fiscal year ended March 31, 2023, mainly derived from (i) net profit of before taxation of $2,032,000 for the fiscal year ended March 31, 2023; (ii) various non-cash items of $702,000, such as finance costs, allowance for expected credit loss on accounts receivable, and depreciation of property and equipment; and (iii) an increase in accounts receivable, deposits, prepayments and other receivables of $7,480,000; (iv) an increase in contract assets of $1,074,000; which were offset by (i) an increase in accounts payable, accruals and other payables of $2,049,000; and (ii) an increase in contract liabilities of $1,983,000.

Net cash used in operating activities amounted to $6,962,000 for the fiscal year ended March 31, 2024, mainly derived from (i) net profit of before taxation of $1,910,000 for the fiscal year ended March 31, 2024; (ii) various non-cash items of $1,662,000, such as finance costs, allowance for expected credit loss on accounts receivable, and depreciation of property and equipment; (iii) an increase in accounts receivable, deposits, prepayment and other receivables of $5,378,000; and (iv) an increase in contract assets of $6,906,000; which were offset by an increase in accounts payable, accruals and other payables of $3,269,000.

Investing Activities

Net cash used in investing activities amounted to $6,000 for the fiscal year ended March 31, 2023, representing the purchases of property and equipment during the fiscal year ended March 31, 2023.

Net cash used in investing activities amounted to $7,000 for the fiscal year ended March 31, 2024, representing the purchases of property and equipment during the fiscal year ended March 31, 2024.

Financing Activities

Net cash generated from financing activities amounted to $1,517,000 for the fiscal year ended March 31, 2023, which included the net proceeds from a loan due to a related company of $1,517,000 during the fiscal year ended March 31, 2023.

Net cash generated from financing activities amounted to $7,202,000 for the fiscal year ended March 31, 2024, which included the proceeds from bank borrowings of $2,317,000 and the net proceeds from a loan due to a related company of $4,885,000 during the fiscal year ended March 31, 2024.

Trend Information

Other than the factors disclosed in the sections headed “Industry and Market Data — Market Trends and Opportunities” and “Industry and Market Data — Market Challenges and Threats,” we are not aware of any other trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies,” we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

The following table summarizes our contractual obligations as of March 31, 2024:

($’000) Contractual obligations	Payments due by period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Bank borrowings*	$2,317	$2,317	$—	$—	$—
	$2,317	$2,317	$—	$—	$—

____________

*        As of March 31, 2024, our contractual obligation to repay outstanding bank borrowings totaled $2,317,000.

Capital Expenditures

For the fiscal year ended March 31, 2023, we purchased $6,000 of property and equipment, mainly for use in our operations. For the fiscal year ended March 31, 2024, we purchased $7,000 of property and equipment, mainly for use in our operations.

Subsequent to March 31, 2024 and as of the date of this prospectus, we did not purchase any material property and equipment for operational use. We do not have any other material commitments to capital expenditures as of March 31, 2024 nor as of the date of this prospectus.

Inflation

Inflation rates have been volatile in recent years. Increasing inflation could cause a rise in the wages, materials and other expenses, which will in turn increase the cost of our structural steelwork. We cannot assure you that the volatility in inflation rates will not continue in the future and/or we will be able to transfer any increase in the cost of our structural steelwork resulting from inflation to our customers in a timely manner or at all. If we are unable to transfer the increase in structural steel fabrication costs to our customers in a timely manner or at all, our profitability and profit margins may be adversely affected. In order to adapt, we would endeavor to take a conservative approach to cost budgeting, including, but not limited to, withholding distribution of staff bonuses, reconsidering staffing needs and applying greater pressure on the pricing negotiations with our suppliers.

Seasonality

The nature of our business does not appear to be affected by seasonal variations, given structural steelwork projects are taken place year-round in Hong Kong.

Critical Accounting Policies and Critical Accounting Judgments and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP. These accounting principles require us to make judgments, estimates and assumptions on the reported amounts of assets and liabilities at the end of each fiscal period, and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

Critical accounting policies

When reading our consolidated financial statements, you should consider our selection of critical accounting policies, including revenue recognition, accounts receivable, contract assets, contract liabilities and income taxes, of which the details are set out in our consolidated financial statements.

Recently Accounting Pronouncements

See the discussion of the recent accounting pronouncements contained in Note 2 to the consolidated financial statements, “Summary of Significant Accounting Policies.”

Critical accounting estimates

You should also consider the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

Allowance for expected credit loss on accounts receivable

We determine the adequacy of allowances for expected credit loss on accounts receivable based on individual account analysis and historical collection trends. We establish a provision for doubtful receivables when there is objective evidence that we may not be able to collect amounts due. The allowance for expected credit loss is based on management’s best estimate of specific losses on individual exposures, as well as a provision on historical trends of collections. Actual amounts received may differ from management’s estimate of credit worthiness and the economic environment. Delinquent account balances are written-off against the allowance for expected credit loss after management has determined that the likelihood of collection is not probable.

As of March 31, 2023 and 2024, we have recorded the allowance for expected credit loss of $533,000 and $1,893,000, respectively, on our consolidated balance sheets and recorded the allowance for expected credit loss of $531,000 and $1,347,000 on our consolidated statements of operations and comprehensive income for the fiscal years ended March 31, 2023 and 2024, respectively.

Revenue Recognition

We adopted the revenue standard Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers.

We recognize revenue based on our effort or inputs to the satisfaction of a performance obligation over time as work progresses because of the continuous transfer of control to the customer and our right to bill the customer as costs are incurred.

We use the ratio of actual costs incurred to total estimated costs since costs incurred (an input method) represent a reasonable measure of progress towards the satisfaction of a performance in order to estimate the portion of revenue earned. This method faithfully depicts the transfer of value to the customer when we are satisfying a performance obligation that entails a number of interrelated tasks or activities for a combined output that requires us to coordinate the work of employees and subcontractors. Contract costs typically include direct labor, subcontract and consultant costs, materials and indirect costs related to contract performance. Changes in estimated costs to complete these obligations result in adjustments to revenue on a cumulative catch-up basis, which causes the effect of revised estimates to be recognized in the current period. Changes in estimates can routinely occur over the contract term for a variety of reasons including changes in scope, unanticipated costs, delays or favorable or unfavorable progress compared to original expectations. When the outcome of the contract cannot be reasonably measured, revenue is recognized only to the extent of contract costs incurred that are expected to be recovered. In situations where the estimated costs to perform exceed the consideration to be received, we accrue the entire estimated loss during the period the loss becomes known.

OneC Engineering’s contracts may contain variable considerations in the form of unpriced or pending change orders or claims that either increase or decrease the contract price. Variable consideration is generally estimated using the expected value method but may, from time to time, be estimated using the most likely amount method, depending on the circumstance. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur or when the uncertainty associated with the variable consideration is resolved. Estimates of variable consideration are based on historical experience and known trends.

BUSINESS

Overview

We, through the operating subsidiary, are a structural steelwork contractor in Hong Kong, specializing in the procurement and installation of structural steel for construction projects in Hong Kong. Since our establishment in 2021, the operating subsidiary has been undertaking structural steelwork projects in the role of subcontractor and has conducted all of our business activities in Hong Kong, where all of our clients and suppliers are located.

Structural steelwork refers to the installation and formation of steel structures, typically serving as the backbone of commercial and residential buildings and infrastructure during the initial construction stage. Essentially, structural steelwork involves columns and beams that are riveted, bolted or welded together. As a structural steelwork contractor, the operating subsidiary will supply, cut, bend, weld and assemble structural steel frames, trusses and other components into structures in accordance with the specifications provided in the building plans and designs provided by the general contractors that engage it. Typically, the operating subsidiary’s major responsibilities in a construction project include (i) performing site preparatory and preliminary works; (ii) developing detailed work schedules and work allocation plans; (iii) implementing construction site works; and (iv) conducting site safety supervision and quality control.

The operating subsidiary is a Registered Specialist Trade Contractor for Concreting and Reinforcement Bar Fixing under the Registered Specialist Trade Contractors Scheme under the Construction Industry Council of Hong Kong to carry out building work. As a subcontractor, the direct clients of the operating subsidiary are mostly the registered general building contractors under the BO of various types of building and infrastructure projects in Hong Kong. Our operating subsidiary principally provides structural steelwork services as a subcontractor for both (i) public sector projects, including infrastructure, public facilities and public residential developments, and (ii) private sector projects, which are mostly private commercial, residential and industrial developments. Public sector projects refer to projects in which the general contractors are employed by public authorities, while private sector projects refer to projects that are not public sector projects. For the fiscal years ended March 31, 2023 and 2024, the majority of our revenue was derived from public sector projects.

We are a fast-growing company. During the fiscal years ended March 31, 2023 and 2024, our operating subsidiary completed nine and eight projects, and we recorded revenue of $54,493,000 and $63,463,000, respectively. Based on our one completed and 12 active and ongoing construction projects as of March 31, 2024, which are expected to be completed between the second half of 2024 and 2026, we are engaged in the structural steelwork for 21,024 public residential units for certain public residential projects to be developed by the Hong Kong Housing Authority (a statutory body of the Hong Kong government and the main provider of public housing in Hong Kong) and the Hong Kong Housing Society (the second largest public housing provider in Hong Kong and an independent not-for-profit organization supported by the Hong Kong Government), which account for 29% of the forecasted total of 73,000 residential units in the public sector in 2024 to 2026, by the Hong Kong Housing Bureau, which is a statutory organization tasked to develop and implement public housing programs to help the Hong Kong Government achieve its policy objective on public housing.

In addition, the operating subsidiary mainly focuses on the role of project management and carries out the site work by recruiting and supervising contract workers for most projects and will often subcontract for part of the work to third-party subcontractors if the project work exceeds the capacity of the operating subsidiary. In such instances, subcontractors are selected based on their quality of services, qualifications, skills and techniques, prevailing market price, delivery time, reputation and availability of resources to accommodate the operating subsidiary’s requirements. For the fiscal years ended March 31, 2023 and 2024, the percentage of our total purchases from our largest subcontractor amounted to approximately and 16% and 32% of our total purchases, respectively, while the percentage of our purchases from all of our subcontractors combined amounted to approximately 22% and 47% of our total purchases, respectively.

Competitive Strengths

We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

One of the top service providers in the Hong Kong structural steelwork industry with an established reputation and proven track record

The operating subsidiary is a Registered Specialist Trade Contractor for Concreting and Reinforcement Bar Fixing under the Registered Specialist Trade Contractors Scheme under the Construction Industry Council of Hong Kong. During the fiscal years ended March 31, 2023 and 2024, the operating subsidiary completed nine and eight projects, respectively, and based on our one completed and 12 active and ongoing construction projects as of March 31, 2024, which are expected to be completed between the second half of 2024 and 2026, we are engaged in the structural steelwork for 21,024 public residential units for certain public residential projects to be developed by the Hong Kong Housing Authority and the Hong Kong Housing Society, which account for 29% of the Hong Kong Housing Bureau’s forecasted total of 73,000 residential units in the public sector in 2024 to 2026.

The operating subsidiary’s structural steelwork service covers a wide range of building and infrastructure projects, including private residential and commercial building development, public housing development, hotel redevelopment, hospital redevelopment and urban renewal projects. In 2023, the operating subsidiary was awarded “outstanding contractor” under the category of Domestic Sub-contractors (Reinforcement Bar Fixing) by the Hong Kong Housing Authority. Our operating subsidiary’s current registration as a Registered Specialist Trade Contractor with the Construction Industry Council of Hong Kong is renewable on a triannual basis and the current registration of the operating subsidiary will expire in November 2027. The operating subsidiary has never failed to renew its registration as a Registered Specialist Trade Contractor with the Construction Industry Council of Hong Kong since its first registration in November 2021. We believe that the operating subsidiary’s consistency in achieving client satisfaction, quality of work, and cost controls enables it to gain confidence from its clients and, therefore, increases its chances of winning new projects from the same clients.

Visionary and experienced management team with strong technical and operational expertise

Our management team has extensive industry knowledge and project experience in the structural steelwork industry in Hong Kong. Mr. Kam Cheung Cheung, our executive director, a seasoned architect with over 25 years of experience in the real estate development industry in Hong Kong and was the senior management of one of the major property developers in Hong Kong in charge for a number of large-scale real estate development and construction projects in Hong Kong. Moreover, our board of directors is supported by our project management team who possesses practical skills and experience as required in handling our projects. Mr. Ka Chun Gordon Li, our general manager, has ten years of experience in the industry and is primarily responsible for the overall day-to-day management of our operations. Mr. Yik Ming Cheung has 25 years of experience in the industry and is responsible for sales and marketing and our project management.

Under the leadership of our management, we have established a strong and dedicated execution team to work with our existing and potential clients to meet their needs and market trends. In particular, we maintain frequent interactions with our clients to get their feedback on the quality of our services and make regular inspections to ensure our procedures and construction works are in compliance with the latest rules and regulations in the industry. We believe that these efforts have enabled our operating subsidiary to become one of the top players in the market since its inception in 2021 and achieved revenue of $54.5 million and $63.5 million in the fiscal years ended March 31, 2023 and 2024, respectively.

Tailored solutions in structural steelwork service for clients

Our operating subsidiary provides clients with tailored solutions for the supply and installation of structural steel for construction projects in Hong Kong. As the structural steelwork industry in Hong Kong is competitive and fragmented, structural steelwork contractors that offer flexible and comprehensive engineering contracting services are generally able to differentiate themselves from other market participants and are typically preferred by clients such as property developers and government agencies.

We believe that our operating subsidiary is well-equipped to handle tight timelines and supplemental orders, due to its established network and relationships with suppliers. This means it can respond to unforeseen demand quickly and adjust the supply and installation schedules accordingly, which reinforces its appeal to clients.

Effective and stringent quality control systems in place

To place high emphasis on providing consistently high-quality services to our clients, the operating subsidiary has adopted and implemented a quality control system that complies with the industry standards in Hong Kong. In addition, the operating subsidiary maintains an internal list of suppliers and subcontractors it approves that is updated on a regular basis.

In addition, the operating subsidiary generally conducts inspections on the materials it utilizes upon delivery and, if required, will require testing of the materials by an external laboratory, either selected by the Hong Kong government or by the operating subsidiary, to ensure the materials procured satisfy the required standards and specifications. Our customers may also direct representatives to conduct inspections and endorse the materials for identification and tracking purposes. Moreover, quality control personnel of the operating subsidiary will closely monitor each stage of the structural steelwork, to ensure strict compliance with necessary standards and quality requirements established by the operating subsidiary and/or its clients.

We believe that the operating subsidiary’s stringent quality control system allows it to deliver quality work on time and within budget, thereby strengthening its reputation in the industry.

Growth Strategies

We intend to develop our business by implementing the following strategies:

Increase our market share

Since the second quarter of 2022, as the COVID-19 pandemic gradually subsided and the anti-COVID regulatory restrictions became more relaxed, the construction industry has experienced a growing trend. According to the Construction Industry Council of Hong Kong, the aggregate expenditure in Hong Kong for building works in both the public and private sectors and the civil works in the public sector (i.e. the construction works which will most involve the use of structural steelwork) increased from $17.6 billion in 2022 to a forecasted average of $20.3 billion in 2024, representing a CAGR of 7.4%. Furthermore, according to the Construction Industry Council of Hong Kong, it is expected that the expenditure for the above-mentioned construction works will increase from US$20.9 billion in 2025 to US$22.8 million in 2027, representing a CAGR of approximately 4.5% from 2025 to 2027. This significant growth presents a promising opportunity for us to profit from the increasing demand for structural steelwork.

In recent years, several sizable infrastructure projects have been rolled out and commenced in Hong Kong, such as the Tung Chung New Town Extension, which commenced in 2018 and is expected to be completed by 2030, the Three Runway System development, which commenced in 2016 and is expected to be completed by 2024, Site 3 of the New Central Harbourfront development, which commenced in 2022 and is expected to be completed by 2027, the Caroline Hill Road Causeway Bay commercial project, which commenced in 2022 and is expected to be completed by 2026, the Kwu Tung North New Development Area project, which commenced in 2019 and is expected to be completed by 2026, and the Yuen Long South New Development Areas project, which commenced in 2022 and is expected to be completed by 2038. During the fiscal years 2024 and 2023, the operating subsidiary engaged in the Three Runway System development and Kwu Tung North New Development Area projects. We anticipate that such development projects will create the need for the construction of bridges, stadiums and arenas, commercial buildings, recreational facilities and residential buildings, which may drive the demand for structural steelwork in Hong Kong.

Driven by various growth drivers including (i) the above-mentioned increase in demand for structural steelwork generated from the planned and ongoing infrastructural and property developments in both public and private sectors in Hong Kong; (ii) the increasingly common adoption of structural steelwork for construction in Hong Kong, owing to its flexibility of use and better performance in achieving space efficiency; and (iii) the growing emphasis and continuous support from the Hong Kong government for the development of the structural steelwork industry, including the increase in use of steel structures by the Hong Kong government in major infrastructure projects and the establishment of a research center for steel construction at the Hong Kong Polytechnic University to improve and encourage applied research and technology in structural steel engineering and infrastructure sustainability, as well as to strengthen the structural steel engineering industry’s productivity, capability and competitiveness, the demand for structural steelwork in Hong Kong is expected to maintain a steady growth.

With our experienced management team and proven track record, we believe that we are well-positioned to capture the growing demand for structural steelwork in Hong Kong. We aspire to expand our focus to deploying resources to compete for additional and more sizeable structural steelwork projects. However, the ability of the operating subsidiary to undertake and concurrently work on additional projects is limited by our current resources. As such, we intend to expand the operating subsidiary’s present scale of operation, to enable it to compete for additional and more sizeable projects to increase our market share by obtaining more resources, including available manpower and financial resources.

Improve our financial management to ensure optimal finance costs and capital sufficiency

Structural steelwork contractors with a proven track record, technical know-how and sufficient capital and financial resources are generally considered favorably by general contractors during the tender selection process. Therefore, structural steelwork contractors with stronger financial backing and cash flow liquidity generally possess competitive advantages when tendering bids for a wider range and larger scale of projects. A strong capital base is essential to cope with increased turnover and support capital-intensive structural steelwork projects. As such, we believe our expansion of service capacity and business growth must be supported by a sound financial position and sufficient financial resources.

Structural steelwork contractors generally experience net cash outflows as up-front costs at the early stage of projects. The up-front costs of the projects undertaken by the operating subsidiary typically include costs incurred at the early stage of a project, comprising payment to suppliers for materials, subcontracting fees for subcontractors and machinery leasing expenses. We generally experience net cash outflows even after the first payment from a client is received, due to the time lag between the receipt of progress payments from clients and payments required to be made to suppliers or subcontractors. Based on our experience, the amount of cash inflows received from clients over the duration of a project generally tend to be lower at the early stages leading up to the peak amount of work performed, when inflows tend to match or exceed expenditures, while the costs incurred by the operating subsidiary typically increase marginally over the balance of the project period. Accordingly, our cash flows gradually turn from net cash outflows into net cash inflows as the project progresses.

Based on our experience and depending on the scale of the projects, the average timeframe between (i) the time when the operating subsidiary first incurs the up-front project costs, and (ii) the time when accumulated net cash outflows in respect of a project start to decrease from its peak is approximately seven to ten months from the commencement of the project. In respect of the top projects initiated for fiscal years 2023 and 2024, the operating subsidiary generally received the first progress payments from clients seven to ten months after the commencement of the projects. The specific amount of up-front costs incurred may vary from project to project, depending on the scale of the project, the party responsible for the procurement of materials, the schedule of project implementation, and our relationships with the relevant clients. In addition, the operating subsidiary may experience cash flow mismatch from time to time as a project progresses, which largely depends on (i) the certification process of the clients; (ii) clients’ internal process for approving invoices; (iii) the required settlement time required by the operating subsidiary’s suppliers; and (iv) the number and scale of the projects in progress. Therefore, the liquidity needs of projects may impose a constraint on the number and/or scale of the projects the operating subsidiary can undertake concurrently if relying solely on our operating cash flow to support business expansion.

As such, we intend to improve our financial management to ensure optimal finance costs and capital sufficiency. In addition, we believe that the net proceeds from this offering will strengthen our available financial resources, allowing us to undertake more projects by using a portion of the net proceeds to satisfy our up-front costs for future projects.

Expand our workforce

The operating subsidiary’s project management team, comprised of project managers, quantity surveyors and site supervisors, is generally responsible for (i) formulating detailed work programs; (ii) liaising with its procurement team on the structural steel materials required; (iii) providing feedback to clients on the design of structural steelwork in accordance with their needs and specifications; (iv) coordinating with clients on the work schedule; (v) engaging, supervising and collaborating with subcontractors for construction site works; (vi) supervision of work progress, budget and quality of services rendered; (vii) preparation of progress reports; (viii) participation in project meetings and communication with clients on a continual basis; and (ix) ensuring the works performed fulfill our clients’ requirements, and are completed on schedule, within budget and in compliance with all applicable statutory requirements.

As of the date of this prospectus, all of the operating subsidiary’s project management staff are deployed to ongoing projects. We consider that the current scale of project management staff may not be sufficient to meet the project management needs arising from the additional and more sizeable projects that the operating subsidiary intends to undertake in the future. Should additional projects be undertaken in the future, the existing project management staff may not be able to devote sufficient time and attention to properly supervise and manage all of the work undertaken by us and our subcontractors. By expanding the manpower resources of the operating subsidiary, we believe that it would have additional capacity to undertake more projects simultaneously while maintaining project management efficiency and service quality.

As such, we intend to expand the operating subsidiary’s project management team, in order to enhance our project management capabilities along with the planned expansion in our business scale and operation. We currently plan to hire additional project managers, quantity surveyors and engineers after this offering to cope with the intended growth in our business.

Our Business

Since the operating subsidiary’s establishment in 2021, it has been engaged in both public and private sector projects in Hong Kong. The operating subsidiary principally provides structural steelwork services as a subcontractor for (i) public sector projects, including infrastructure, public facilities and public residential developments, and (ii) private sector projects, which are mostly private commercial, residential and industrial developments. As a subcontractor, the direct clients of the operating subsidiary are mostly the registered general building contractors under the BO of various types of building and infrastructure projects in Hong Kong. The clients of the operating subsidiary’s public sector projects have primarily been the general contractors engaged by different Hong Kong government departments, authorities and statutory bodies, while the clients of the operating subsidiary’s private sector projects have been the general contractors engaged by private property developers.

Based on our past experience, as far as structural steelwork is concerned, there is no material difference in the expertise and know-how required for public sector and private sector projects.

The following table sets forth a breakdown of our revenue during the fiscal years ended March 31, 2023 and 2024 by reference to project sectors and the types of development involved:

	For the Fiscal Years Ended March 31				Variance
($’000)	2023	%	2024	%	Amount	%
Public sector
– Infrastructure and public facilities	$34,647	63.6%	$21,164	33.3%	$(13,483)	(38.9)%
– Residential	9,850	18.1%	32,234	50.8%	22,384	227.2%
	44,497	81.7%	53,398	84.1%	8,901	20.0%
Private sector
– Commercial/industrial	3,701	6.8%	4,045	6.4%	344	9.3%
– Residential	6,295	11.5%	6,020	9.5%	(275)	(4.4)%
	9,996	18.3%	10,065	15.9%	69	0.7%
Total	$54,493	100.0%	$63,463	100.0%	$8,970	16.5%

Our structural steelwork services

Structural steelwork refers to the installation and forming of steel structures, typically serving as the backbone of buildings and infrastructure during the initial construction stage. Essentially, structural steelwork involves columns and beams that are riveted, bolted or welded together. As a structural steelwork contractor, the operating subsidiary will supply, cut, bend, weld and assemble structural steel frames, trusses and other components into structures in accordance with the specifications provided in the building plans and designs. Typically, the operating subsidiary’s major responsibilities in a construction project include (i) performing site preparatory and preliminary work; (ii) developing detailed work schedules and work allocation plans; (iii) implementing construction site work; and (iv) conducting site safety supervision and quality control.

The flowchart below summarizes the principal steps of the foregoing business operations:

Identification of new business opportunities
Preliminary assessment of the project
Preparation of tender bid
Award of contract
Approximately three to five months
Project planning
Procurement of construction materials and leasing site equipment
Approximately three to six months
Construction Work
In-house quality control
Client inspection and acceptance
Approximately one to three years, depending on duration of the project
Defects liability period (if applicable)
Approximately one year

____________

Note: The timeframe is calculated on an approximate basis and may vary from project to project depending on the complexity of the project, the requirements of clients and/or agreements with clients on the timeframe for the principal steps.

Identification of new business opportunities

The operating subsidiary identifies potential projects mainly through invitations for tenders from existing and potential clients. From time to time, it will receive invitations to submit tender bids from general contractors. Sometimes, clients may seek pre-bid quotations from the operating subsidiary before submitting their tender bids to the developers or the Hong Kong Government. If these clients are subsequently awarded the projects, they will usually engage the operating subsidiary to perform the structural steelwork involved in such projects.

Preliminary assessment of the project

The tender documents and project details provided by the operating subsidiary’s clients generally contain the project description, scope of services required, expected commencement date, contract period, payment terms and timeframe for submitting the tender bid.

The operating subsidiary will typically review and evaluate the available tender documents and/or project details, to assess the scope of services, its capability, the expected complexity, sources of structural steel, available financial and human resources and feasibility and profitability of the project, to determine whether to proceed with the preparation of tender bid.

Preparation of tender

The executive director, general manager and quantity surveyors of the operating subsidiary are primarily responsible for the preparation of tender submissions. Generally, we would conduct site visit to the place at which the project is to be undertaken so as to have a better assessment of the complexity of the works involved.

The tender bid will generally include a statement of quantities or schedule of rates. The tender submission will be approved and endorsed by the general manager of the operating subsidiary before submission to clients.

The estimated costs to be incurred in the project are based on the operating subsidiary’s past experience, the recent price trends of materials, and contract workers/subcontracting services required for the project. Non-binding quotations from the operating subsidiary’s material suppliers and/or subcontractors may be relied upon when making cost estimations.

Clients may arrange interviews with the operating subsidiary after receiving its tender bid, to better understand the operating subsidiary’s personnel, expertise, and experience. Follow-up inquiries may be necessary in relation to a tender bid. Clients may also negotiate with the operating subsidiary following the submission of a tender bid with respect to the scope of service.

Award of contract

Clients customarily confirm the operating subsidiary’s engagement by issuing a letter of award or entering into a formal contract with it. Service contracts usually set forth the payment terms, project duration and other standard terms of services, wherein the estimated contract sum will be based on the agreed upon rates and the estimated quantities of work items involved. The actual amount of work to be carried out by the operating subsidiary under a contract will be subject to the client’s instructions or orders placed during the contract period, and the total actual value of work done may be different from the original estimated contract sum stated in the contract. Clients will measure the actual quantities of work executed on site and the operating subsidiary will be paid based on the actual work completed.

Project Planning

Upon being awarded a new project, the operating subsidiary will commence planning for the implementation and management of the project, which includes (i) formation of a project management team; (ii) procurement of materials; and (iii) engagement of contract workers/selection and appointment of subcontractors (if needed).

A project management team will be formed that typically consists of project managers, quantity surveyors and site supervisors. The project management team is generally responsible for (i) formulating detailed work programs; (ii) liaising with the procurement team on the structural steel required; (iii) coordinating with clients on the work schedule; (iv) engaging, supervising and collaborating with contract workers/subcontractors for construction site work; (v) supervision of work progress, budget and quality of services rendered; (vi) preparation of progress reports; (vii) participation in project meetings and communication with clients on a continual basis; and (viii) ensuring the work performed fulfill the clients’ requirements, and is completed on schedule, within budget and in compliance with all applicable statutory requirements.

Procurement of construction materials and leasing of equipment

The operating subsidiary will be responsible for the procurement of materials such as steel required for the projects. To ensure that high-quality services are consistently provided to clients, the operating subsidiary maintains an internal list of suppliers and subcontractors it approves that is updated on a regular basis, and materials are purchased from the approved suppliers on an internal list maintained by the operating subsidiary. On some occasions, a client may require that materials with certain specifications or quality standards are procured for a project, depending on their requirements and the nature of the project.

After being awarded a project, the operating subsidiary will contact the suppliers from whom it has obtained pre-bid quotations during the tender phase and may further negotiate on their pricing and contract terms.

The operating subsidiary does not own heavy machinery and equipment and will normally lease the required equipment from the approved equipment suppliers on its internal list.

For the fiscal years ended March 31, 2023 and 2024, 81.7% and 84.1% of our revenue were derived from public sector projects, respectively. The commencement of the public sector projects awarded to us may be subject to delay, suspension or termination, due to, among other things, political disagreements in relation to such projects, delays in approval of the funding of proposals for public works, objections of affected residents or entities or the budget deficit of the Hong Kong Government. Any material delay, suspension, termination or reduction of the number or contract value of public sector projects awarded to us will adversely affect our operations and financial position, and could lead to a decrease in revenue, resource misallocation, delay in cash inflows and accelerated cash outflows.

Construction works

The operating subsidiary mainly focuses on the role of project management and carries out the site work by recruiting contract workers under its supervision or subcontract part of the work to third-party subcontractors if the work exceeds its capacity. Subcontractors are selected based on their quality of services, qualifications, skills and techniques, prevailing market price, delivery time, reputation and availability of resources to accommodate the operating subsidiary’s requirements.

It customarily takes approximately two years for our operating subsidiary to complete a project. If there is any large-scale occupation activity or our subcontractors fail to meet our requirements, we may experience delays in the completion of the projects. Consequently, the operating subsidiary may incur additional costs due to delays that would result in higher costs in sourcing services, equipment or supplies and, in turn, adversely affect the profitability, financial performance and reputation of our business.

Site inspection and quality control

The operating subsidiary is required to submit progress reports to clients throughout the course of the construction work. Generally, the operating subsidiary’s project management team prepares progress reports and will report on the project status and any issues identified by its internal licensed staff responsible for site safety supervision and quality control during project implementation. On occasion, clients may adjust or revise a work schedule in order to accommodate the implementation of other construction works within the project site.

Progress payment from clients

The operating subsidiary receives progress payments from clients based on work it has done throughout the project.

Client inspection and acceptance

Upon completion of project work, clients will conduct an inspection and examination of the work completed, to ensure that such work complies with their quality standards, requirements and specifications.

Defects liability period

The operating subsidiary’s contracts may include a defects liability period following the completion of a project, to align with the same provisions of the prime contracts entered between the client and the project owners. During a defects liability period, the operating subsidiary may be required to rectify any defect without delay at its own cost, if the defect is due to non-conformance with the project contract or due to negligence or failure.

In addition, our clients may hold up to 5% to 10% of each payment to be made to the operating subsidiary as retention monies. Depending on the contract terms, half of the retention monies be are customarily released upon satisfactory completion of the project work, with the remainder released upon the expiry of the defects liability period under the relevant contract or at another agreed upon time.

Our Projects

During the fiscal year ended March 31, 2023, the operating subsidiary completed nine construction projects. The following table summarizes the construction projects completed by the operating subsidiary during the fiscal year ended March 31, 2023.

			($’000)
Customer	Sector	Description	Contract Sum
Customer J	Public — Infrastructure and public facilities	Escalator and pedestrian walkway	$4,304
Customer K	Private — Commercial/Industrial	Foundation	3,492
Customer E	Private — Residential	Transitional housing	3,332
Customer J	Public — Infrastructure and public facilities	Escalator and pedestrian walkway	3,318
Customer C	Public — Infrastructure and public facilities	Site Formation	3,127
Customer C	Private — Commercial/Industrial	Site Formation	2,858
Customer C	Public — Infrastructure and public facilities	Site Formation and underground drainage	2,741
Customer S	Private — Commercial/Industrial	Extend fibre-based network	2,008
Customer M	Private — Residential	Residential development	1,409

During the fiscal year ended March 31, 2024, the operating subsidiary completed eight construction projects. The following table summarizes the construction projects completed during the fiscal year ended March 31, 2024.

			($’000)
Customer	Sector	Description	Contract Sum
Customer A	Public — Infrastructure and public facilities	Airport Third-Runway modification	$20,901
Customer B	Public — Infrastructure and public facilities	District cooling system	14,155
Customer C	Public — Infrastructure and public facilities	Bypass	11,410
Customer A	Public — Infrastructure and public facilities	Airport Third-Runway modification	8,301
Customer D	Private — Residential	Residential development	8,263
Customer G	Public — Residential	Residential development	6,498
Customer H	Private — Commercial/Industrial	Hotel	2,048
Customer I	Private — Commercial/Industrial	Commercial building	1,850

As of the date of this prospectus, the operating subsidiary has 12 active and ongoing construction projects that are expected to be completed between the second half of 2024 and 2026. The following table summarizes such construction projects as of the date of this prospectus.

Customer	Sector	Description	($’000) Contract Sum
Customer G	Public — Residential	Residential development	$16,102
Customer G	Public — Residential	Residential development	15,256
Customer A	Public — Infrastructure and public facilities	Bypass	14,117
Customer L	Public — Residential	Light public housing	10,453
Customer E	Public — Residential	Residential development	7,635
Customer F	Public — Residential	Residential development	7,309
Customer H	Private — Residential	Residential development	7,063
Customer G	Public — Residential	Residential development	2,846
Customer I	Private — Commercial/Industrial	Commercial composite building	2,195
Customer P	Private — Commercial/Industrial	Commercial composite building	1,936
Customer O	Private — Commercial/Industrial	Residential development	1,189
Customer Q	Private — Commercial/Industrial	Commercial building	656

Our Clients

The direct clients of the operating subsidiary are primarily the registered general building contractors under the BO of various types of building and infrastructure projects in Hong Kong. The clients of the operating subsidiary’s public sector projects are usually general contractors engaged by different Hong Kong government departments, authorities and statutory bodies, while the clients of the operating subsidiary’s private sector projects are usually general contractors engaged by private property developers. The majority of our revenue during the fiscal years ended March 31, 2023 and 2024 was derived from public sector projects.

As a subcontractor, the operating subsidiary secures projects from general contractors through tender bids by client invitation. For the fiscal years ended March 31, 2023 and 2024, the revenue derived from the five largest clients of the operating subsidiary amounted to approximately 80.9% and 83.7%, respectively, of our total revenue. The percentage of our revenue attributable to the largest client amounted to approximately 41.7% and 31.7%, respectively, for the same periods. The operating subsidiary has maintained stable relationships with the above top clients who have established business relationships with the operating subsidiary since its inception in 2021. The following tables set forth a breakdown of the revenue generated from the five largest clients (including its subsidiaries, joint ventures or affiliated entities that are considered as a whole) during the fiscal years ended March 31, 2023 and 2024.

For the fiscal year ended March 31, 2023:

			Revenue recognized per project	Total revenue recognized per customer
Customer	Type of development	Description	$’000	$’000
Customer A	Public — Infrastructure and public facilities	Airport Third-Runway modification work	$13,465	$22,702
	Public — Infrastructure and public facilities	Airport Third-Runway modification work	7,379
	Public — Infrastructure and public facilities	Bypass	1,858
Customer B	Public — Infrastructure and public facilities	District cooling system	8,710	8,710
Customer C	Public — Infrastructure and public facilities	Bypass	3,112	3,931
	Private — Commercial/Industrial	Site formation	439
	Private — Commercial/Industrial	Site formation	345
	Public — Infrastructure and public facilities	Site formation and underground drainage	35
Customer D	Private — Residential	Residential development	4,424	4,424
Customer F	Private — Residential	Residential development	4,331	4,331
		Subtotal		$44,098
		Total revenue		$54,493

For the fiscal year ended March 31, 2024:

			Revenue recognized per contract	Total revenue recognized per customer
Customer	Type of development	Description	$’000	$’000
Customer G	Public — Residential	Residential development	$12,394	$20,103
	Public — Residential	Residential development	3,767
	Public — Residential	Residential development	2,191
	Public — Residential	Residential development	1,751
Customer H	Private — Commercial/Industrial	Hotel	15	3,584
	Private — Residential	Residential development	3,569
Customer A	Public — Infrastructure and public facilities	Bypass	10,398	18,795
	Public – Infrastructure and public facilities	Airport Third-Runway modification work	7,461
	Public — Infrastructure and public facilities	Airport Third-Runway modification work	936
Customer E	Public — Residential	Residential development	5,586	5,586
Customer L	Public — Residential	Light public housing	5,047	5,047
		Subtotal		$53,115
		Total Revenue		$63,463

During the fiscal years ended March 31, 2023 and 2024, none of the operating subsidiary’s clients are our related parties.

As of the date of this prospectus and during the fiscal years ended March 31, 2023 and 2024, the demand for structural steelwork in Hong Kong is largely driven by construction work arising from infrastructure and property development initiated by the Hong Kong government and private property developers. The availability of these developments is generally subject to the Hong Kong government’s policies and planning, as well as prevailing economic conditions. Given the landscape of the construction industry in Hong Kong, where construction work in the public sector may be dominated by a limited number of general contractors, it is common for a structural steelwork subcontractor to rely on such general contractors for its projects. Accordingly, if the operating subsidiary loses a significant client, it may have a material adverse effect on our business, both in the short and long term. However, we are confident that the operating subsidiary has established and maintained stable relationships with its major clients, and we consider losing them unlikely for the following reasons:

(i)     Major clients typically maintain an approved list of subcontractors for structural steelwork, and the operating subsidiary is included in all of their lists. Clients usually evaluate their subcontractors based on various factors, including but not limited to pricing, safety record and quality of services. We believe that the admission of the operating subsidiary as an approved structural steelwork subcontractor and its continued engagement by its major clients for multiple projects is attributable to the operating subsidiary’s sustained ability to provide quality services that conform with the quality standards, requirements and specifications of its major clients;

(ii)    The relationship between the general contractors and structural steelwork subcontractors is mutually dependent. To ensure such large-scale structural steelwork projects are completed on time and within budget, we believe that general contractors prefer to engage established market players in the structural steelwork industry, such as the operating subsidiary, since (a) they possess the requisite expertise, experience and resources to reliably handle such projects, and (b) have industry reputation, proven track records and sound financial capability;

(iii)   The operating subsidiary has a good record of not having (a) experienced any material dispute, claim, or litigation with its major clients; (b) any instance where it was unable to meet the quality requirements stipulated by its major clients; and (c) experienced any complaint or dissatisfaction from its major clients. More importantly, the major clients have demonstrated that they are willing to continue engaging the operating subsidiary as their structural steelwork subcontractor when suitable opportunities arise; and

(iv)   The operating subsidiary’s major clients may benefit from its proven track record as a quality subcontractor in the provision of structural steelwork service to deliver on time, within budget and in accordance with their quality standards and fulfill their responsibilities under the contractual relationship with their customers. In addition, we believe that the extensive experience of the operating subsidiary’s project management and supervision staff has enabled it to assist its clients in project management and site supervision and build reliable relationships and trust among its clients and their respective customers.

Sales and marketing

During the fiscal years ended March 31, 2023 and 2024, the operating subsidiary secured new businesses mainly through direct invitations for tender bids from existing and potential clients. Due to its proven track record and well-established relationship with existing clients, the operating subsidiary has been able to leverage on existing client base and reputation in the structural steelwork industry in Hong Kong so that it does not rely heavily on marketing activities. Generally, our general manager is responsible for liaising and maintaining business relationships with existing clients and keeping abreast of market developments and potential business opportunities.

Pricing Strategy

Pricing is generally determined based on certain markups over the estimated costs. Costs to be incurred are estimated for a project to determine the tender bid price. Pricing of services is determined on a case-by-case basis with regard to various factors, which generally include (i) the scope of services; (ii) the complexity of the project; (iii) the estimated number and types of machinery required; (iv) the price trend of the types of materials, subcontracting services and machinery and equipment required; (vi) the completion time requested by clients; and (vii) the availability of financial resources. Sufficient financial resources available to the operating subsidiary and a reliable network of suppliers, has enabled it to offer competitive tender bids, which may include a variety of pricing options and favorable payment terms to clients.

Our Suppliers

The operating subsidiary is usually responsible for the procurement of materials such as steel required for the projects. To ensure that high-quality services are consistently provided to clients, the operating subsidiary maintains an internal list of suppliers and subcontractors it approves that is updated on a regular basis, and materials are typically purchased from the approved suppliers on such list. On some occasions, clients may require that materials with certain specifications or quality standards are procured, depending on their requirements and the nature of the projects.

During the fiscal years ended March 31, 2023 and 2024, the goods and services supplied by suppliers of the operating subsidiary mainly included materials such as structural steel and miscellaneous services such as testing, machinery services, transportation and technical engineering services. For fiscal years ended March 31, 2023 and 2024, the operating subsidiary purchased steel materials in the amount of $19.4 million and $15.9 million, representing 38% and 27% of our cost of sales for the corresponding years, respectively. In addition, since the operating subsidiary does not own heavy machinery and equipment, the heavy machinery and equipment required is usually leased from the approved equipment suppliers on the operating subsidiary’s internal list.

As the operating subsidiary generally obtains pre-bid quotations from its structural steel suppliers during the tender bidding phase and will factor in the pricing trend of steel when determining a proposed bid price, it can usually pass on any increase in purchase costs to clients in the event of increases in the prices of materials or services purchased from suppliers. Therefore, notwithstanding the possible impact resulting from fluctuations in the market steel price on the costs of materials, the operating subsidiary may be able to mitigate such increased costs and limit the impact on our operation. Furthermore, after the projects are awarded and service and materials prices have been secured, the operating subsidiary may still negotiate the pricing and contract terms with suppliers to ensure its profit. During the fiscal years ended March 31, 2023 and 2024, we did not experience any material fluctuations in the costs of materials and services that had a material impact on our business, financial condition or results of operations.

The operating subsidiary does not generally enter into long-term supply agreements with materials and services suppliers. Instead, it purchases required materials and services by placing fixed-term purchase orders to the suppliers on a project-by-project basis. Without being bound by long-term supply agreements, the operating subsidiary has flexibility to choose from several suppliers to provide adequate amounts of its required materials and services on the basis of the factors that benefit it most at the time the purchase order is placed, including the quality and the price of their materials or services, the quality and efficiency of the sales and after-sales services they provide, and the payment terms they accept. In particular, as the operating subsidiary is not bound by long-term supply agreements, it is not obligated by any single supplier to have a guaranteed minimum quantity of materials or services to be purchased within a certain period. While the operating subsidiary does not enter into long-term supply agreements with our suppliers, the fixed-term purchase orders contain all the general terms and conditions of its purchases, including warranties, product specifications, indemnities, delivery, and certain other terms to secure its contractual rights.

During the fiscal years ended March 31, 2023 and 2024, we did not encounter any material difficulty in sourcing supplies based on the operating subsidiary’s needs and the operating subsidiary did not experience any material difficulties or delays in performing projects caused by material shortages or delays in the required supply of goods and services.

In addition, the operating subsidiary primarily focuses on the role of project management and carries out the site work by recruiting contract workers under its supervision for most projects and will often subcontract part of the work to third-party subcontractors if the work exceeds its capacity. In such instances, subcontractors are selected based on their quality of services, qualifications, skills and technique, prevailing market price, delivery time, reputation, and availability of resources to accommodate the operating subsidiary’s requirements. For the fiscal years ended March 31, 2023 and 2024, the percentage of our total purchases from our largest subcontractor amounted to approximately 16% and 32% of our total purchase, respectively, while the percentage of our purchases from all of subcontractors combined amounted to approximately 22% and 47% of our total purchases, respectively.

Major Suppliers

We believe that the operating subsidiary has maintained good business relationships with its suppliers. For the fiscal years ended March 31, 2023 and 2024, the percentage of purchases from our largest supplier amounted to approximately 33% and 32% of our total purchases, respectively. The following table sets forth a breakdown of major suppliers that represented 10% or more of our purchases and our total purchases from them during the fiscal years ended March 31, 2023 and 2024, respectively.

Fiscal Year 2023
Suppliers	Nature	Amount ($’000)	% to total purchase
Supplier A	Sub-contracting fee	$5,123	15.6%
Supplier B	Material	10,955	33.4%
Supplier C	Machine Leasing	3,767	11.5%
		$19,845	60.4%
	Total Purchase	$32,845
Fiscal Year 2024
Suppliers	Nature	Amount ($’000)	% to total purchase
Supplier A	Sub-contraction	$9,193	31.5%
Supplier B	Material	6,496	22.3%
Supplier D	Material	3,915	13.4%
		$19,604	67.3%
	Total Purchase	$29,149

During the fiscal years ended March 31, 2023 and 2024, none of our suppliers or subcontractors were our related parties.

Competition

The structural steelwork market in Hong Kong is highly competitive and fragmented. Our main competitors are Chiu Kee Steel Work Limited and Chun Sum Kee Construction Limited, which are able to undertake structural steelwork with project sizes similar to ours and deliver comparable quality.

We consider technical expertise, quality of work, relationships with clients, and proven track records to be the determinants of the competitiveness of a structural steelwork services provider in Hong Kong. We believe that the operating subsidiary is well-positioned to effectively compete on the basis of its established reputation and proven track record, a visionary and experienced management team with strong technical and operational expertise, tailored solutions provided to clients, and the high quality of work due to an effective and stringent quality control systems. However, some current and potential competitors may have a longer operating history, higher reputation and brand awareness, greater financial and other resources, stronger relationships with clients, and greater operating scale than the operating subsidiary.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic had resulted in tight quarantines, travel restrictions, limitations on social or public gatherings, and the temporary closure of business venues and facilities in Hong Kong in 2020 and 2021. Along with the gradual relaxation of pandemic-related policies since the first quarter of 2022 and a series of economic stimulus and relief measures imposed by the Hong Kong government during the second quarter of 2022, the market has gradually recovered, and the suspended projects have since resumed. Therefore, the temporary pandemic-related lockdowns in Hong Kong before the second quarter of 2022 did not have material impact on our business and results of operations for the fiscal years ended March 31, 2023 and 2024.

Employees

We had 10, 9, and 14 full-time employees as of March 31, 2022, 2023 and 2024. The following table sets forth the number of our full-time employees categorized by areas of operations as of March 31, 2024:

Function	Number
Management	4
Sales and Marketing	1
Operation	2
Safety Supervisor	1
Quantity surveying	1
Human resources and administration	5
Total	14

Employees are mainly recruited by placing advertisements in the open market with reference to factors such as required experience, qualifications and expertise for our business operations. They are normally subject to a probation period of three months. We endeavor to use our best effort to attract and retain appropriate and suitable personnel and assess whether additional personnel is required on a continuous basis to cope with our business development. The operating subsidiary provides various types of training to employees and will sponsor employees to attend various training courses, including those concerning occupational health and safety in relation to the work. Such training courses include internal training as well as courses organized by external parties, such as the Construction Industry Council and the Occupational Safety and Health Council of Hong Kong.

We believe that we maintain a good working relationship with the full-time and contract workers, and we have not experienced material labor disputes in the past. None of our employees are represented by a labor union.

Insurance

We maintain the types and amounts of insurance coverage that we believe are adequate and consistent with industry standards with regard to our current operations and the prevailing industry practice. We have acquired employee compensation insurance for our directors and full-time employees. As for our on-site contract workers, since our clients are usually the general contractors of the construction projects, such clients are generally responsible for the purchase of (i) employees’ compensation insurance and (ii) contractors’ all risks insurance for the on-site contract workers. During the fiscal years ended March 31, 2023 and 2024, all of our projects were covered and protected by the employees’ compensation insurance and contractor’s all risks insurance maintained by the general contractor for the entire construction project, and no major insurance claim was raised in relation to our business operation.

Besides the above, no other property insurance, business interruption insurance, directors, employees, fiduciary liability and officers liability insurance, or general third-party liability insurance is maintained. However, in light of this offering and the consequence of becoming a public company, we are seeking to purchase directors and officers (D&O) liability insurance to cover the potential liability of our directors and officers, which we expect to have in place at the time of completion of this offering.

Property and Equipment

We lease our headquarters and office space in Hong Kong as shown below:

Location	Space (in square feet)	Use	Lease Term
Hong Kong	700	Headquarters and office space	Annual Renewal

We believe that our existing office space is sufficient for our current operations, and we will continue to review our need for office space from time to time and make adjustments accordingly. We do not anticipate difficulty securing additional office space if needed.

Intellectual Property

As of the date of this prospectus, we have saved the domain name of our website, www.oneconstruction.com.hk. As of the date of this prospectus, neither we nor our operating subsidiary owns any patents, copyrights, trademarks or other domain names.

Occupational health and safety

We place emphasis on occupational health and work safety during the delivery of services rendered by the operating subsidiary, as it is our concern not to put employees, contract workers, subcontractors and the general public in hazardous situations. The operating subsidiary has adopted an occupational health and safety system, as required by relevant occupational health and safety laws, rules and regulations and managed by its safety and environmental team.

Due to the nature of work in the construction industry, workers at the sites are prone to safety hazards. In order to provide a safe and healthy working environment for our employees, contract workers, and subcontractors and to ensure compliance with the applicable laws and regulations in Hong Kong, the operating subsidiary implements a safety control policy at the commencement and during the implementation period of each project. The safety control policy is documented in writing and is supplemented with instructions, training and demonstrations. Strict implementation and adherence are required with respect to such a safety control policy. Our safety and environmental department is responsible for monitoring and implementing the safety plan. We will continue to put adequate resources and effort to uphold and improve safety management, in order to reduce risks related to safety issues.

As a subcontractor, the operating subsidiary requires contract workers, employees, or subcontractors to report any accident to us, and the same will be reported to the general contractors and the Hong Kong Labour Department. During the fiscal years ended March 31, 2023 and 2024, there were six and nine reported injuries, respectively, and seven and 42 compromised cases, respectively, which gave rise to employees’ compensation claims and common law personal injury claims for the aggregate amount of $200,000 and $160,000, respectively. All of these accidents occurred in Hong Kong and were timely reported to the clients and the Hong Kong Labour Department. All the above-mentioned reported injuries and compromised cases are related to our contracted workers.

Environmental compliance

We endeavor to minimize any adverse impact on the environment resulting from our business activities. The operations on sites are subject to certain environmental requirements pursuant to the laws in Hong Kong, such as Air Pollution Control Ordinance, Noise Control Ordinance, Water Pollution Control Ordinance and Waste Disposal Ordinance.

Apart from following the environmental protection policies formulated and required by clients, we have also established our environmental management policy to ensure proper management of environmental protection and compliance with environmental laws and regulations by the operating subsidiary’s employees, contract workers and workers of the subcontractors on, among others, air pollution, noise control and waste disposal. As of the date of this prospectus and for the fiscal years ended March 31, 2023 and 2024, we did not incur any material cost of environmental compliance and did not record any non-compliance with applicable environmental requirements that resulted in prosecution or penalty being brought against us.

Seasonality

We have not experienced a significant impact on our business results due to seasonality. We believe the structural steelwork industry in Hong Kong does not have any significant seasonality, as structural steelwork projects take place throughout the year.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breaches of contract, and labor and employment claims. Neither we, nor the operating subsidiary is a party to, and we are not aware of any threat of, any legal or administrative proceedings that, in the opinion of our management, is likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

REGULATIONS

Below sets out a summary of certain Hong Kong laws and regulations which are relevant to our operation and business.

Regulations related to building works

Buildings Ordinance (Chapter 123 of the Laws of Hong Kong)

Under section 14(1) of the BO, except for minor works commenced under the simplified requirements, no person shall commence or carry out any building works, including alteration, addition and every kind of building operation, without having obtained approval and consent from the Building Authority. Any person who intends to carry out alteration or addition building works in existing premises is required to appoint an authorized person, and where necessary a registered structural engineer and geotechnical engineer, to prepare and submit plans for the approval of the Building Authority under the BO.

Under section 9 of the BO, a person is required to appoint a Registered General Building Contractor to carry out for him building works (other than specialized works and minor works) and a person is required to appoint a Registered Specialist Trade Contractor to carry out for him specialized works (other than the specialized works designated as minor works) of the category for which the contractor is registered. The Registered General Building Contractor and Registered Specialist Trade Contractor appointed shall be required to, inter alia, provide continuous supervision to the carrying out of the relevant works in accordance with his supervision plan.

During the fiscal year ended March 31, 2023 and March 31, 2024, we acted as a subcontractor for Reinforcement Bar Fixing in project works in Hong Kong. Since there is a registered general building contractor who is registered under the BO to supervise the works in all the project we involved in and our involved is as a subcontractor only, we are not required to be obtain any licenses, permits or approval for our business under the BO.

Regulations related to construction labor, health and safety

Factories and Industrial Undertakings Ordinance (Chapter 59 of the Laws of Hong Kong) (“FIUO”)

Section 6A(1) of the FIUO provides that “it shall be the duty of every proprietor of an industrial undertaking to ensure, so far as is reasonably practicable, the health and safety at work of all persons employed by him at the industrial undertaking.” The general duties are set out in section 6A(2) of the FIUO and include:

•        providing and maintaining plant and work systems that do not endanger safety or health;

•        making arrangements for ensuring safety and health in connection with the use, handling, storage and transport of articles and substances;

•        providing all necessary information, instructions, training and supervision for ensuring safety and health;

•        providing and maintaining safe access to and egress from the workplaces; and

•        providing and maintaining a safe and healthy working environment

Section 6BA(5) of the FIUO further provides that, every proprietor shall not employ at the undertaking a relevant person who has not been issued a relevant safety training certificate or whose relevant certificate has expired.

There are 30 sets of subsidiary regulations under the FIUO, covering various aspects of hazardous work activities in various workplaces, containing detailed health and safety standards on work situations, plant and machinery, processes and substances.

Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong) (“OSHO”)

The OSHO provides for the protection of health and safety of employees in workplaces, both industrial and non-industrial. In particular, pursuant to section 6 of the OSHO, employers must, as far as reasonably practicable, ensure the safety and health at work of all employees by:

•        providing and maintaining plant and systems of work that are safe and without risks to health;

•        making arrangements for ensuring safety and absence of risks to health in connection with the use, handling, storage or transport of plant or substances; and

•        providing all necessary information, instruction, training, and supervision for ensuring safety and health;

•        (where the workplace is under the employer’s control) maintaining the workplace in a condition that is safe and without risks to health and providing and maintaining means of access to and egress from the workplace that are safe and without risks to health.

The Commissioner for Labour may serve improvement notices on an employer or an occupier of the workplace against contravention of the OSHO or the FIUO, or suspension notices against an activity or condition or use of workplace where there is an imminent risk of death or serious bodily injury.

Occupiers Liability Ordinance (Chapter 314 of the Laws of Hong Kong)

The Occupiers Liability Ordinance regulates the obligations of a person occupying or having control of premises on injury resulting to persons or damage caused to goods or other property lawfully on the land.

The Occupiers Liability Ordinance imposes a common duty of care on an occupier of premises to take such care as in all the circumstances of the case is reasonable to see that the visitor will be reasonably safe in using the premises for the purposes for which he is invited or permitted by the occupier to be there.

Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (“EO”)

The EO sets out amongst other things the statutory entitlements of an employee, including but not limited to the right to terminate his or her employment contract by notice or by payment in lieu of notice; maternity protection; severance payments or long service payments; sickness allowance; rest day; statutory holidays or alternative holidays; and minimum amount of paid annual leave depending on the length of employment.

Pursuant to section 43C of the EO, if any wages become due to the employee who is employed by a sub-contractor on any work which the sub-contractor has contracted to perform, and such wages are not paid within the prescribed period in the EO, such wages shall be payable to the employee by the principal contractor where the sub-contractor has contracted with the principal contractor and payable by the principal contractor and every superior sub-contractor jointly and severally where the sub-contractor has contracted with a superior sub-contractor. The liability of the principal contractor and/or the superior sub-contractor(s) shall however be limited to (a) the wages of an employee whose employment relates wholly to the work which the principal contractor has contracted to perform and whose place of employment is wholly on the site of the building works; and (b) the wages due to such an employee for 2 months without any deductions under the EO (being the first 2 months of the period in respect of which the wages are due).

A principal contractor and superior sub-contractor (where applicable) shall not be liable to pay any wages to the employee of the sub-contractor pursuant to the said section 43C if that employee fails to serve a notice in writing on the principal contractor within 60 days after the wage due date. A principal contractor shall, within 14 days after receipt of such notice from the relevant employee, serve a copy of the notice on every superior sub-contractor to that sub-contractor (where applicable) of whom he is aware.

In addition, pursuant to section 43F of the EO, if a principal contractor or superior sub-contractor pays to an employee any wages under the said section 43C, the wages so paid shall be a debt due by the employer of that employee to the principal contractor or superior sub-contractor, as the case may be. The principal contractor or superior sub-contractor may either (i) claim contribution from every superior sub-contractor to the employee’s employer or from the principal contractor and every other such superior sub-contractor as the case may be, or (ii) deduct by way of set-off the amount paid by him from any sum due or may become due to the sub-contractor in respect of the work that he has sub-contracted.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“ECO”)

Under the ECO, if an employee sustains an injury or dies as a result of an accident arising out of and in the course of employment, the employer is in general liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. Similarly, an employee who suffers incapacity or dies arising from an occupational disease is entitled to receive the same compensation as that payable to employees injured in occupational accidents. The employer must report to the Commissioner for Labour any work accident resulting in the aforesaid injury, incapacity or death in accordance with section 15 of the ECO.

Section 24 of the ECO stipulates that a principal contractor shall be liable to pay compensation to sub-contractors’ employees who are injured in the course of their employment to the sub-contractor. The principal contractor is, nonetheless, entitled to be indemnified by the sub-contractor who would have been liable to pay compensation to the injured employee.

Further, pursuant to section 40 of the ECO, no employer shall employ any employee in any employment unless there is in force in relation to such employee a policy of insurance issued by an insurer for an amount not less than the applicable amount specified in the Fourth Schedule of the ECO in respect of the liability of the employer.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPFSO”)

Section 7 of the MPFSO requires every employer of an employee of 18 years of age or over but under 65 years of age to take all practical steps to ensure that the employee becomes a member of a registered scheme within the first 60 days of employment. Subject to the maximum and minimum level of relevant income, it is mandatory for both employers and their employees to contribute 5% of the employee’s relevant income to the relevant registered scheme.

In addition, there are Industry Schemes which are MPF schemes specifically designed for employers in the construction and catering industries as the two industries have high labor mobility and employ many casual employees on a daily basis. For the purpose of the Industry Schemes, the construction industry covers the following eight major categories: (i) foundation and associated works; (ii) civil engineering and associated works; (iii) demolition and structural alteration works; (iv) refurbishment and maintenance works; (v) general building construction works; (vi) fire services, mechanical, electrical and associated works; (vii) gas, plumbing, drainage and associated works; and (viii) interior fitting-out works. It is however not mandatory for employers in these two industries to join the Industry Schemes under the MPFSO.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) (“MWO”)

The MWO provides for a prescribed minimum hourly wage rate (currently at HK$40 per hour) during the wage period for every employee engaged under a contract of employment under the EO.

Any provision of a contract of employment which purports to extinguish or reduce the right, benefit or protection conferred on the employee by the MWO is void pursuant to section 15 of the MWO.

Immigration Ordinance (Chapter 115 of the Laws of Hong Kong) (“IO”)

Pursuant to section 38A of the IO, a construction site controller (i.e. the principal or main contractor and includes a sub-contractor, owner, occupier or other person who has control over or is in charge of a construction site) shall take all practicable steps to (i) prevent having illegal immigrants from being on site or (ii) prevent illegal workers who are not lawfully employable from taking employment on site.

Construction Workers Registration Ordinance (Chapter 583 of the Laws of Hong Kong) (“CWRO”)

Pursuant to sections 3 and 5 of the CWRO, no person shall employ another person to personally carry out on a construction site construction work unless the person being employed is a registered construction worker and in the case of construction works that involve skills of those designated trade divisions, only registered skilled or semi-skilled workers for such trade division except in prescribed circumstances under the CWRO.

Regulations related to Environmental Protection

Air Pollution Control Ordinance (Chapter 311 of the Laws of Hong Kong) (“APCO”)

The APCO provides for the control of emission of air pollutants and noxious odor from construction, industrial and commercial activities and other polluting sources. Subsidiary regulations of the APCO impose control on air pollutant emissions from certain operations through the issue of licenses and permits.

A contractor shall observe and comply with the APCO and its subsidiary regulations, including without limitation the Air Pollution Control (Open Burning) Regulation (Chapter 311O of the Laws of Hong Kong), the Air Pollution Control (Construction Dust) Regulation (Chapter 311R of the Laws of Hong Kong), the Air Pollution Control (Smoke) Regulations (Chapter 311C of the Laws of Hong Kong) and the Air Pollution Control (Non-road Mobile Machinery) (Emission) Regulation (Chapter 311Z of the Laws of Hong Kong).

For instance, the contractor responsible for a construction site shall devise, arrange methods of working and carry out the works in such a manner so as to minimize dust impacts on the surrounding environment, and shall provide experienced personnel with suitable training to ensure that these methods are implemented.

Noise Control Ordinance (Chapter 400 of the Laws of Hong Kong) (“NCO”)

The NCO controls, among others, noise from construction, industrial and commercial activities. A contractor shall comply with the NCO and its subsidiary regulations in carrying out construction works.

In particular, pursuant to sections 6(1) and 6(2) of the NCO, the use of powered mechanical equipment (other than percussive piling) and construction works that produce noises are prohibited between 7:00p.m. and 7:00a.m. or at any time on general holidays at any place, unless prior approval has been granted by the Noise Control Authority through the construction noise permit system. For construction activities that are to be carried out for percussive piling between the hours of 7a.m. and 7p.m. on any day, not being a general holiday, prior approval is required from the Noise Control Authority through the construction noise permit system according to section 6(3) of the NCO. Construction activities that are to be carried out for percussive piling between the hours of 7p.m. and 7a.m. on any day, not being a general holiday is strictly prohibited under section 6(4) of the NCO.

Further, hand-held percussive breakers and air compressors must comply with noise emissions standards and be issued with a noise emission label from the Director of the Environmental Protection Department.

Water Pollution Control Ordinance (Chapter 358 of the Laws of Hong Kong) (“WPCO”)

The WPCO controls effluent from industrial, commercial, institutional and construction premises.

Pursuant to sections 8 and 9 of the WPCO, unless the discharge falls within the exceptions provided under the WPCO (such as permitted discharges of domestic sewage or unpolluted water into communal sewer or communal drain ), a person commits an offence if he:

•        discharges any water or polluting matter into the waters of Hong Kong in a water control zone;

•        discharges any matter into any inland waters in a water control zone which tends (either directly or in combination with other matter which has entered those waters) to impede the proper flow of the water in a manner leading or likely to lead to a substantial aggravation of pollution;

•        discharges any poisonous or noxious matter into the waters of Hong Kong; or

•        discharges any matter into a communal sewer or communal drain in a water control zone.

If the above matters are discharged from any premises, the occupier of the premises also commits an offence under sections 8(1A) and 9(2) of the WPCO.

It is however a defense under section 12 of the WPCO if a person can prove that such discharge is made pursuant to a water pollution control license granted by the Director of Environmental Protection.

Waste Disposal Ordinance (Chapter 354 of the Laws of Hong Kong) (“WDO”)

The Waste Disposal Ordinance provides for the production, storage, collection, and disposal including the treatment, reprocessing and recycling of wastes. Pursuant to section 16 of the WDO, a person shall not use, or permit to be used, any land or premises for the disposal of waste unless he has obtained a license from the Director of the Environmental Protection Department. Unlawful disposal of water and disposal of construction waste on a private lot without valid permission are prohibited under sections 16A and 16B of the WDO respectively.

A contractor shall observe and comply with the WDO and the subsidiary regulations of the WDO, including but not limited to the Waste Disposal (Chemical Waste) (General) Regulation (Chapter 354C of the Laws of Hong Kong) and the Waste Disposal (Charges for Disposal of Construction Waste) Regulation (Chapter 354N of the Laws of Hong Kong).

Dumping at Sea Ordinance (Chapter 466 of the Laws of Hong Kong)

Under the Dumping at Sea Ordinance, any waste producers involved in marine dumping and related loading operations are required to obtain permits from the Director of Environmental Protection.

Public Health and Municipal Services Ordinance (Chapter 132 of the Laws of Hong Kong) (“PHMSO”)

Pursuant to section 12 of the PHMSO, the following matters shall be nuisances which may be actionable under section 127 of the PHMSO:

•        any premises in such a state as to be a nuisance or injurious or dangerous to health;

•        any accumulation of deposit which is a nuisance or injurious or dangerous to health;

•        the emission of dust, fumes or effluvia from any premises in such a manner as to be a nuisance;

•        the emission of dust from any building under construction or demolition in such a manner as to be a nuisance.

Regulations related to Hong Kong taxation

Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) (“IRO”)

Under section 52(4) of the IRO, where an employer commences to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than 3 months after the date of commencement of such employment. Pursuant to section 52(5) of the IRO, where an employer ceases or is about to cease to employ in Hong Kong an individual who is or is likely to be chargeable to tax, or any married person, the employer shall give a written notice to the Commissioner of Inland Revenue not later than 1 month before such individual ceases to be employed in Hong Kong.

The IRO further provides, among other things, that profits tax is payable by corporations carrying on a trade, profession or business in Hong Kong on the assessable profits arising in or derived from Hong Kong at the standard rate, which is on the date hereof fixed at 8.25% on assessable profits up to HK$2,000,000 and 16.5% on any part of assessable profits over HK$2,000,000.

Regulations related to anti-competition

Competition Ordinance (Chapter 619 of the Laws of Hong Kong)

The Competition Ordinance prohibits (i) anti-competitive agreements if the object or effect of the agreement, concerted practice or decision is to prevent, restrict or distort competition in Hong Kong, (ii) conduct that prevents, restricts or distorts competition in Hong Kong and (iii) mergers that substantially lessen competition in Hong Kong.

The Competition Commission and the Communication Authority also issued six guidelines to provide guidance on how the Competition Commission and the Communication Authority intend to interpret and give effect to the provisions of the Ordinance. Amongst the said six guidelines, the “Guideline on the First Conduct Rule” and the “Guideline on the Second Conduct Rule” are most relevant to our business.

The “First Conduct Rule” provides that an undertaking must not (i) make or give effect to an agreement; (ii) engage in a concerted practice; or (iii) as a member of an association of undertakings, make or give effect to a decision of the association, if the object or effect of the agreement, concerted practice or decision is to prevent, restrict or distort competition in Hong Kong.

In addition, the “Second Conduct Rule” provides that an undertaking that has a substantial degree of market power in a market must not abuse that power by engaging in conduct that has as its object or effect the prevention, restriction or distortion of competition in Hong Kong. A conduct may constitute an abuse under the “Second Conduct Rule” if it involves predatory behavior towards competitors or limiting production, markets or technical development to the prejudice of consumers.

Construction Industry Levy

Construction Industry Council Ordinance (Chapter 587 of the Laws of Hong Kong) (“CICO”)

According to section 32 of the CICO, construction industry levy (“levy”) is payable by registered contractors appointed under section 9 of the BO or any persons who carry out construction operations in Hong Kong to the Construction Industry Council (“Council”).

The levy is applicable to construction operations with a value exceeding HK$3,000,000 and is chargeable at 0.5% of the total value of the construction operation (as defined under section 53 of the CICO).

According to section 34 of the CICO, the contractor and authorized person each are required to inform the Council by a notice in a specified form that he is such contractor or authorized person in respect of the construction operations within 14 days after its commencement.

Pursuant to section 35 of the CICO, a contractor is required to give a notice of payment in a specified form to the Council within 14 days after the contractor receives a payment in respect of the construction operation.

Pursuant to section 36 of the CICO, a contractor is required to give a notice of completion in a specified form to the Council within 14 days after the completion of the construction operation.

The Council shall assess the levy payable upon receiving the notice of payment and give a notice of assessment in writing specifying the amount of levy. The Council can also make the assessment notwithstanding no notice of payment or notice of completion has been given and according to section 41 of CICO, if a contractor fails to give notice of payment or notice of completion without a reasonable excuse, a surcharge not exceeding twice the amount of the levy payable may be imposed.

According to section 46 of the CICO, if the contractor fails to pay in full the amount of levy or surcharge within 28 days after the notice of assessment or notice of surcharge is given, the contractor is liable to pay a penalty of 5% of the unpaid amount. If the contractor still fails to pay the unpaid amount within 3 months after the expiry of 28 days, the contractor is liable to pay a further penalty of 5% the unpaid.

Licensing or Registration Regime

Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong)

The Business Registration Ordinance requires every person carrying on any business to make an application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business within 1 month after the commencement of business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch, as the case may be.

Registered Specialist Trade Contractors Scheme (“RSTCS”)

The RSTCS is an administrative registration scheme launched in 2019 and replaced the former Subcontractor Registration Scheme (formerly known as the Voluntary Subcontractor Registration Scheme). The RSTCS was recognized by the Government, public organizations, developers, professional institutions and trade associations which would require the engagement of Registered Specialist Trade Contractors and Registered Subcontracts for construction project.

OneC Engineering is a Registered Specialist Trade Contractor for Concreting (S01) and Reinforcement Bar Fixing (S06).

Under the RSTCS, there are 6 core elements for registration; namely, safety, management, job experience, execution, finance and integrity management. Sub-contractors engaged in the 20 designated trades (including but not limited to concreting and reinforcement bar fixing) may apply for registration under the Registered Specialist Trade Contractors Scheme which is managed by the Construction Industry Council. A registered specialist trade contractor under the RSTCS shall apply for renewal in the prescribed form not earlier than 6 months before and not later than 3 months before the specified date of expiry of the registered specialist trade contractor’s registration. An application for renewal shall be subject to approval by the Committee on Registered Specialist Tarde Scheme.

Registered specialist trade contractors are required to observe and comply with the Rules and Procedures for the Register of Specialist Trade Contractors published by the Construction Industry Council. Under the Rules and Procedures for the Register of Specialist Trade Contractors, the following circumstances may lead to regulatory actions by the Committee on Registered Specialist Trade Contractors Scheme:

•        a petition for winding-up or bankruptcy has been filed against the registered specialist trade contractor or other financial problems;

•        failure to answer queries or provide information relevant to the registration within the prescribed time specified by the Committee on Registered Specialist Trade Contractors Scheme;

•        misconduct or suspected misconduct of the registered specialist trade contractor;

•        court conviction or violation of any law by the registered specialist trade contractor;

•        matters of public interest;

•        causing or contributing to the occurrence of a serious incident taking place in any public or private construction site;

•        serious or suspected serious poor performance in any public or private sector works contract; and

•        failure to comply with any provisions of the Rules and Procedures for the Register of Specialist Trade Contractors.

The Committee on Registered Specialist Trade Contractors Scheme is empowered to conduct inquiries into a registered specialist trade contractors’ conduct and impose the following regulatory actions against such registered specialist trade contractor:

•        written warning be given to the registered specialist trade contractor;

•        suspension from registration for a specified period;

•        grouping of a registered specialist trade contractor be changed; and

•        registration of the registered specialist trade contractor be revoked.

The proposed Security of Payment Legislation (“SOPL”)

The Construction Industry Security of Payment Bill (the “SOP Bill”) was released by the Hong Kong government on 16 May 2024 to establish a mechanism for improving payment practices and providing for expeditious resolution of payment disputes in the construction industry. The SOP Bill has been introduced into the Legislative Council of the Hong Kong Special Administrative Region and the first reading took place on 29 May 2024.

Based on the Bill, the SOPL, once enacted, will cover all contracts (whether written or oral) entered into on or after the commencement date of the SOPL for carrying out construction work, as well as contracts for the supply of goods and services related to the construction work in Hong Kong and the contract value of which is on the date of the contract not less than HK$5,000,000 for contracts for the carrying out of construction work and HK$500,000 for contracts for the supply of related goods and services only. The SOPL will also apply to subcontract of a main private contract.

The Bill includes the following key provisions:

•        Prohibition of the use of conditional payment provisions such as payment to the other party of the contract being conditional upon payment of that money by a third party;

•        Imposition of deadline for progress payment and payment response;

•        In the event of a payment dispute, the claiming party may initiate adjudication proceedings to enable speedy resolutions through an independent adjudicator;

•        The SOPL provides for the claiming party’s right to suspend or slow down construction work or supply of goods and services in certain circumstances where the adjudicated amount is not promptly made by the paying party; and

•        Contracting out of the SOPL is prohibited and any provision in a contract or agreement purporting to restrict the operation of the SOPL or being inconsistent with the SOPL will be void.

Regulations related to Data Security

Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “PDPO”)

The PDPO imposes a statutory duty on data users (i.e., a person who, either alone or jointly or in common with other persons, controls the collection, holding, processing or use of the data) to comply with the requirements of the six data protection principles set out in Schedule 1 to the PDPO). Section 4 of the PDPO provides that a data user shall not do an act, or engage in a practice, that contravenes any of the Data Protection Principles unless the act or practice (as the case may be) is required or permitted under the PDPO. The six Data Protection Principles are:-

1.      Principle 1 — purpose and manner of collection of personal data;

2.      Principle 2 — accuracy and duration of retention of personal data;

3.      Principle 3 — use of personal data;

4.      Principle 4 — security of personal data;

5.      Principle 5 — information to be generally available; and

6.      Principle 6 — access to personal data.

Non-compliance with a Data Protection Principle may lead to a complaint to the Privacy Commissioner for Personal Data. The Privacy Commissioner may serve an enforcement notice to direct the data user to remedy the contravention and/or instigate prosecution actions. A data user who contravenes an enforcement notice commits an offense that may, depending on the severity, lead to a variety of fines and imprisonment.

Additionally, the PDPO also gives data subjects certain rights, including, but not limited to:

•        The right to be informed by a data user whether the data user holds personal data of which the individual is the data subject;

•        if the data user holds such data, to be supplied with a copy of such data; and

•        the right to request correction of any data they consider to be inaccurate.

The PDPO criminalizes certain conduct, including, but not limited to, the misuse or inappropriate use of personal data in direct marketing activities, non-compliance with a data access request and the unauthorized disclosure of personal data obtained without the relevant data user’s consent.

An individual who suffers damage, including injured feelings, by reason of a contravention of the PDPO in relation to his or her personal data, may seek compensation from the data user concerned.

MANAGEMENT

Set forth below is information concerning our directors and executive officers.

The following individuals are our executive management and members of the board of directors.

Directors and Executive officers	Age	Position
Kam Cheung Cheung	57	Executive Director
Ka Chun Gordon Li	32	General Manager
Hau Wai Tsang	43	Chief Financial Officer
Man Kit Chan	35	Independent Director
Hok Yu Law	34	Independent Director
Wai Yan Chan	29	Independent Director

The following is a brief biography of each of our executive officers and directors:

Mr. Kam Cheung Cheung has been our executive director since July 19, 2024. Mr. Cheung worked at Sun Hung Kai Properties Limited, one of the largest property developers in Hong Kong (SEHK:016), from 2005 until July 2024, and his last position was senior project manager. Mr. Cheung is an authorized person on the registered list of architects maintained by the Building Authority of Hong Kong, a registered architect under the Architects Registration Board of Hong Kong and a member of the Hong Kong Institute of Architects. Mr. Cheung was also an executive director of Rainbow Foundation Limited, a Hong Kong charity organization, and a member of the advisory committee nominated by the Hong Kong Government for Ma Wan Park Limited (a government-funded organization). Mr. Cheung obtained his Bachelor of Arts (Architectural Studies) and Master of Architecture from the University of Hong Kong in 1990 and 1995, respectively, and a Doctor in Transformational Leadership from the Bethel Bible Seminary in 2024.

Mr. Ka Chun Gordon Li has been our General Manager since June 2024 and served as the general manager of OneC Engineering since June 2021. Mr. Li has served as the executive director of Hope Life International Holdings Limited (SEHK:1683) since April 2024. Mr. Li has also served as the independent non-executive director of Royal Century Resources Holdings Limited (SEHK:8125) since December 2023 and HSC Resources Group Limited (SEHK:1850) since April 2022. From 2015 to 2021, Mr. Li was the Project Manager and Assistant General Manager of Kam Fung Engineering Limited, where he was responsible for project management and management of daily operations. Mr. Li received his Bachelor of Business (Accounting) in 2017 from the University of Hull.

Ms. Hau Wai Tsang has been our Chief Financial Officer since June 2024 and served as the chief financial officer of OneC Development since December 2021. Ms. Tsang has served as the independent non-executive director of Royal Century Resources Holdings Limited (SEHK:8125) since October 2023. From 2011 to 2020, Ms. Tsang served as the chief financial officer of Long Well International Holdings Limited (SEHK:850). Ms. Tsang is a certified public accountant of the Hong Kong Institute of Certified Public Accountants and a member of The Institute of Chartered Accountants in England and Wales. Ms. Tsang received her Bachelor of Art (Accountancy) in 2002 from The Hong Kong Polytechnic University.

Mr. Man Kit Chan has served as our Independent Director since June 14, 2024. Mr. Chan has served as the independent non-executive director of New Sparkle Roll International Group Limited (SEHK:970) since April 2024. Mr. Chan has been a Partner at Nortik Partners & Co. since 2019 and the sole proprietor of Chan Man Kit CPA since 2018, where he is responsible for audit and accounting services. Mr. Chan is a practicing certified public accountant of the Hong Kong Institute of Certified Public Accountants and a member of the Association of Chartered Certified Accountants. Mr. Chan received his Bachelor of Science (Accounting) in 2013 from the University of Hull.

Mr. Hok Yu Law has served as our Independent Director since June 14, 2024. Mr. Law has been the executive director and company secretary of Hang Yick Holdings Company Limited (SEHK:1894) since May and June 2024, respectively, and the executive director and company secretary of Royal Century Resources Holdings Limited (SEHK:8125) since May 2024. Mr. Law served at LET Group Holdings Limited (SEHK:1383) from 2021 to 2023 and his last position was Assistant Financial Controller. Mr. Law worked as a Manager at Ernst & Young from 2020 to 2021 and as an Audit Senior from 2018 to 2020. Mr. Law is a member of the Hong Kong Institute of Certified Public Accountants and obtained his Bachelor of Business Administration (Accountancy) in 2014 from The Hong Kong Polytechnic University.

Ms. Wai Yan Chan has served as our Independent Director since June 14, 2024. Ms. Chan has been the independent non-executive director of Royal Century Resources Holdings Limited (SEHK:8125) since May 2024 and of Hope Life International Holdings Limited (SEHK:1683) since October 2023. From 2017 to 2023, Ms. Chan worked in the audit department at Y.S. Kwaan, W.L. Kwaan & Co. Ms. Chan is a member of the Hong Kong Institute of Certified Public Accountants and received her Bachelor of Science (Accounting) in 2017 from University of Hull.

Family Relationships

None of our directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Employment Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement, we will agree to employ each of our executive officers for a specified time period, which may be renewed upon both parties’ agreement 30 days before the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to, the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a one-month prior written notice. Each executive officer agrees to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors consists of four directors as of the date of this prospectus. We have determined that our independent directors, Man Kit Chan, Hok Yu Law and Wai Yan Chan, satisfy the “independence” requirements of the Nasdaq corporate governance rules.

Board Diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our board, including, but not limited to, gender, skills, age, professional experience, knowledge, cultural and education background, ethnicity, and length of service. The ultimate decision of the appointment will be based on merit and the contribution that the selected candidates will bring to our board.

Our directors have a balanced mix of knowledge and skills. We will have three independent directors with different industry backgrounds, representing a majority of the members of our board. Our board is well balanced and diversified in alignment with our business development and strategy.

Committees of the Board of Directors

We plan to establish an audit committee, a compensation committee, and a nominating and corporate governance committee under the board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees upon the establishment of the committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of Mr. Man Kit Chan, Ms. Wai Yan Chan and Mr. Hok Yu Law and it is chaired by Mr. Man Kit Chan. We have determined that each of these three director nominees satisfies the “independence” requirements of the Nasdaq Listing Rules and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that all of our audit committee members qualify as “audit committee financial experts.” The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee will be responsible for, among other things:

•        selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses;

•        reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•        annually reviewing and reassessing the adequacy of our audit committee charter;

•        meeting separately and periodically with management and the independent registered public accounting firm; and

•        reporting regularly to the board.

Compensation Committee

Our compensation committee will consist of Mr. Man Kit Chan, Ms. Wai Yan Chan and Mr. Hok Yu Law, and it is chaired by Ms. Wai Yan Chan. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs, or other similar arrangements; and

•        selecting a compensation consultant, legal counsel, or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Mr. Man Kit Chan, Ms. Wai Yan Chan and Mr. Hok Yu Law, and it is chaired by Mr. Hok Yu Law. We have determined that each of these directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

•        recommending nominees to the board for election or re-election to the board or for appointment to fill any vacancy on the board;

•        reviewing annually with the board the current composition of the board in regard to characteristics such as independence, knowledge, skills, experience, expertise, diversity, and availability of service to us;

•        selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

•        developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law, practice of corporate governance, and our compliance with such laws and practices; and

•        evaluating the performance and effectiveness of the board as a whole.

Duties of Directors

Under Cayman Islands law, all of our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our Amended and Restated Memorandum and Articles, as amended from time to time. Our Company has the right to seek damages if a duty owed by any of our directors is breached. See “Description of Share Capital — Differences in Corporate Law for additional information on the standard of corporate governance under Cayman Islands law.

Compensation of Directors and Executive Officers

For the year ended March 31, 2024, we paid an aggregate of approximately $269,000 as compensation to our executive officers and directors. Our Hong Kong subsidiaries is required by law to make contributions equal to certain percentages of each employee’s salary for his or her MPF. We have not made any agreements with our directors or executive officers to provide benefits upon termination of employment.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of March 31, 2024, we had no outstanding equity awards.

Code of Business Conduct and Ethics

Because we are a “foreign private issuer” within the meaning of the corporate governance standards of Nasdaq, we are not required, and do not currently expect, to adopt one or more codes of conduct applicable to all directors, officers, and employees. If and when we are no longer a “foreign private issuer,” we will be required to adopt one or more codes of conduct applicable to all directors, officers, and employees, and to ensure that such codes are publicly available. We anticipate that such a code would apply to our directors, officers, employees (including our principal executive officer, principal financial officer, and other persons performing similar functions), and our agents and would be publicly available on our website if and when adopted.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

The following transactions with related parties transpired during the fiscal years ended March 31, 2022, 2023 and 2024:

(A)    Key management personnel remuneration

($’000)		For the year ended March 31,
	2022	2023	2024
Key management personnel remuneration	173	269	269

(B)    Related party transactions

$’000				For the fiscal year ended March 31,
			2022	2023	2024
(I)	Transactions with a related company in which a former director of our subsidiary is a former director of such company
	(a)	the lease of office area under lease expenses	38	52	53
	(b)	the charge of building and management fee in relation to the lease of office area as mentioned above in (a)	6	7	7
	(c)	the recharge of payroll for the secondment of staff personnel	9	28	28
	(d)	grant of loan due to a related company	5,411	4,182	6,105
	(e)	repayment of loan due to a related company	53	2,751	1,308
	(f)	interest expense on loan due to a related company	9	169	312
	(g)	provision of guarantee on bank borrowings, limited up to	—	—	unlimited

(II)	Transaction with a shareholder of a related company as in (I) above
	(a)	provision of guarantee on bank borrowings, limited up to	—	—	3,025

(C)    Outstanding balances with related parties

		As of March 31,
$’000	2022	2023	2024
Outstanding balances with a related company in which a former director of our subsidiary is a former director of such company
Loan due to a related company(1)	15,148	16,845	22,142
Amount due to a related company(2)	1	1	3
Outstanding balances with shareholder
Amount due from shareholders(3)	1	1	1

____________

(1)      The loan due to a related company was drawn down by us for our business operations. It is unsecured, bearing interest at HIBOR, subject to a cap of 1.5% per annum, and repayable on June 30, 2025. For each of the fiscal years ended March 31, 2022, 2023 and 2024, the highest outstanding amounts of the loan were $17.7 million, $18.5 million and $22.1 million, respectively. The loan was subsequently assigned to our controlling shareholder after March 31, 2024 under a deed of loan assignment entered in June 2024, and the repayment date of this loan was extended to June 30, 2026. As of the date of this prospectus, the outstanding amount of the loan was $22.0 million.

(2)      The amount due to a related company represents the miscellaneous expenses paid on our behalf and is non-secured, interest-free and repayable on demand.

(3)      The amount due from shareholders represents the initial formation fee paid on our behalf and is non-secured, interest-free and repayable on demand.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Ordinary Shares. The following table assumes that none of our officers, directors, or 5% or greater beneficial owners of our Ordinary Shares will purchase shares in this offering. In addition, the following table assumes that the Over-Allotment Option has not been exercised. Holders of our Ordinary Shares are entitled to one vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him or her, subject to applicable community property laws.

	Ordinary Shares beneficially owned prior to this offering		Ordinary Shares beneficially held immediately after this offering
Name of Beneficial Owner	Number of Ordinary Shares	Approximate percentage of outstanding Ordinary Shares	Number of Ordinary Shares	Approximate percentage of outstanding Ordinary Shares
Directors, director nominees, and executive officers
Kam Cheung Cheung(1)	—	0%	—	0%
Ka Chun Gordon Li(1)	—	0%	—	0%
Hau Wai Tsang(1)	—	0%	—	0%
Man Kit Chan(2)	—	0%	—	0%
Hok Yu Law(2)	—	0%	—	0%
Wai Yan Chan(2)	—	0%	—	0%
All directors and executive officers (6 individuals)	—	0%	—	0%
5% or greater shareholders	—	0%	—	0%
Rich Plenty Limited(3)	9,000,000	80%	9,000,000	69.23%

____________

As of the date of this prospectus, none of our outstanding Ordinary Shares are held by record holders in the United States.

(1)      Except as otherwise indicated below, the business address for our directors and executive officers is at Room 6808A, 68th Floor, Central Plaza, 18 Harbor Road, Wanchai, Hong Kong.

(2)      Each of Man Kit Chan, Hok Yu Law and Wai Yan Chan will serve as our director upon the effectiveness of our registration statement on Form F-1 of which this prospectus is a part.

(3)      The number of Ordinary Shares beneficially owned prior to this offering represents 9,000,000 Ordinary Shares held by Rich Plenty Limited, a BVI company 100% owned by Ms. He Yun. The address for Rich Plenty Limited is Room 02, 28/F, Ho King Commercial Centre, 2-16 Fa Yuen Street, Mongkok, Hong Kong.

DESCRIPTION OF SHARE CAPITAL

We are an exempted company incorporated with limited liability in the Cayman Islands and, upon completion of this offering, our affairs will be governed by our Memorandum and Articles, the Companies Act and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares, par value US$0.0001 each.

As of the date immediately prior to this offering, 11,250,000 Ordinary Shares of par value US$0.0001 per share were issued, fully paid and outstanding. Upon completion of this offering, we will have Ordinary Shares issued and outstanding, assuming the underwriters do not elect to exercise their option to purchase additional Ordinary Shares from us.

Our Amended and Restated Memorandum and Articles

Our shareholders intend to adopt an amended and restated memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the Amended and Restated Memorandum and Articles that we expect to become effective immediately prior to completion of this offering insofar as they relate to the material terms of our Ordinary Shares.

Objectives of Our Company

Under our Amended and Restated Memorandum and Articles, the objects of our Company are unrestricted, and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares

Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our Amended and Restated Memorandum and Articles provide that the directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account or as otherwise permitted by the Companies Act, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting Rights

Subject to any rights and restrictions attached to any shares, on a show of hands, every shareholder present in person and every person representing a shareholder by proxy shall, at a general meeting of the Company, each have one vote, and on a poll, every shareholder and every person representing a shareholder by proxy shall have one vote for each ordinary share of which he or the person represented by proxy is the holder. At any general meeting, a resolution put to the vote of the meeting shall be decided by a poll.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding Ordinary Shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our Amended and Restated Memorandum and Articles. Holders of the Ordinary Shares may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Amended and Restated Memorandum and Articles provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting, in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles provide that upon the requisition of shareholders representing, as of the date of the deposit of the requisition, in aggregate, not less than one-third of the votes attaching to the issued and outstanding shares of our Company that as of the date of the deposit entitled to vote at general meetings, our chairman or board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Procedures on liquidation

On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our Company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares

Our board of directors may, from time to time, make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time or times of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. We may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits, out of the share premium account, or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time our share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our Company is being wound-up, may be varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or series or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares

Our amended and restated memorandum of association authorizes our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Declaration of Interest

Pursuant to our Amended and Restated Memorandum and Articles, a director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the listing rules of the designated stock exchange and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

Compensation

Under our Amended and Restated Memorandum and Articles, the remuneration of the directors may be determined by our compensation committee.

Borrowing Powers

Our directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

Qualification of directors

There is no shareholding qualification for directors, nor is there any specified age limit for directors.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our corporate records (except for our Amended and Restated Memorandum and Articles, any special resolutions passed by our Company and the register of mortgages and charges of our Company). However, we will provide our shareholders with annual audited financial statements.

Certain Cayman Islands Company Considerations

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies in the Cayman Islands;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue no par value, negotiable or bearer shares;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The Companies Act is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware and their shareholders.

This discussion does not purport to be a complete statement of the rights of holders of our Ordinary Shares under applicable law in the Cayman Islands or the rights of holders of the common stock of a typical corporation under applicable Delaware law.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number representing seventy-five percent (75%) in value of the creditors or class of creditors or is approved by seven-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition, which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of not less than ninety percent (90%) of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of a scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely, the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers prior to the completion of this offering that provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director acts in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Resolution

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our articles of association any ordinary or special resolution of shareholders and any other action that may be taken by the shareholders at a meeting may also be taken by a resolution consented to in writing, without the need for any notice, by all shareholders who would have been entitled to attend and vote at a meeting called for the purpose of passing such a resolution or taking any other action.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association allow our shareholders holding at the date of deposit of requisition shares which carry in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our Company that as of the date of the deposit entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our chairman or board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. As an exempted Cayman Islands company, we may but are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands, but our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote unless the certificate of incorporation provides otherwise. Under our articles of association, directors may be removed by the affirmative vote of two-thirds of the directors then in office (except with regard to the removal of the chairman, who may be removed from office by the affirmative vote of all directors) or by an ordinary resolution (except with regard to the removal of the chairman, who may be removed from office by special resolution) of our shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; or (iv) is removed from office pursuant to any other provisions of our Amended and Restated Memorandum and Articles.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our articles of association, our Company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Caymen Islands law and our articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Amended and Restated Memorandum and Articles may only be amended by a special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Amended and Restated Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Listing

We intend to apply to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “ONEG.” We cannot guarantee that we will be successful in listing our Ordinary Shares on the Nasdaq Capital Market; however, we will not complete this offering unless we are listed on the Nasdaq Stock Market.

Transfer Agent

The transfer agent of our Ordinary Shares is VStock Transfer, LLC.

History of Securities Issuance

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
1 issued to Rich Plenty	June 14, 2024	1	$0.0001
11,249,999 issued to Rich Plenty	July 10, 2024	11,249,999	$1,124.9999

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there was no established public market for our Ordinary Shares, and while we intend to apply for approval to have our Ordinary Shares listed on the Nasdaq Capital Market, we cannot assure you that a liquid trading market for the Ordinary Shares will develop or be sustained after this offering. Future sales of substantial amounts of our Ordinary Shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our Ordinary Shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our Ordinary Shares, including Ordinary Shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our Ordinary Shares and our ability to raise equity capital in the future.

Upon the closing of this offering, we will have 13,000,000 outstanding Ordinary Shares, assuming no exercise of the Over-Allotment Option. Of that amount, 1,750,000 Ordinary Shares will be publicly held by investors participating in this offering, and Ordinary Shares will be held by our existing shareholders, some of whom may be our affiliates as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our affiliates in the United States without restriction or further registration under the Securities Act. Ordinary Shares purchased by one of our affiliates may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The Ordinary Shares held by existing shareholders are, and any Ordinary Shares issuable upon exercise of options outstanding following the completion of this offering will be, restricted securities, as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Rule 144

In general, persons who have beneficially owned restricted Ordinary Shares for at least six months, and any affiliate of the Company who owns either restricted or unrestricted securities, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a seller may sell an unlimited number of restricted securities under Rule 144 if:

•        the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates;

•        we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

•        we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:

•        1% of the number of Ordinary Shares then outstanding, which will equal approximately 130,000 Ordinary Shares immediately after the closing of this offering, assuming the underwriters do not exercise the Over-Allotment Option; or

•        the average weekly trading volume of our Ordinary Shares in the form of Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. If any of our employees, executive officers, or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until 90 days after the date of this prospectus before selling any such shares. Additionally, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates, or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director of may resell their restricted shares in an “offshore transaction” under Regulation S if:

•        none of the shareholder, its affiliate, nor any person acting on their behalf engages in directed selling efforts in the United States, and

•        in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee, or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

Lock-up Agreements

The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of the representative, it will not, for a period of one (1) year after the closing of this offering, offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any Ordinary Shares (other than the Ordinary Shares acquired in or after this offering) without first obtaining the representative’s written consent.

In addition, our directors, executive officers, and principal shareholders (defined as owners of 5% or more of our Ordinary Shares) have agreed, subject to limited exceptions, not to for a period of one (1) year after the closing of this offering, offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any Ordinary Shares (other than the Ordinary Shares acquired in or after this offering) without first obtaining the representative’s written consent. Our shareholders owning not more than 5% of the Ordinary Shares have agreed, subject to certain exceptions, not to offer, sell, contract to sell, or grant any option to purchase, or otherwise dispose of any of our Ordinary Shares (other than the Ordinary Shares acquired in or after this offering) for a period of 60 calendar days after the date of this prospectus, without first obtaining the underwriter’s written consent. See “Underwriting.”

MATERIAL INCOME TAX CONSIDERATIONS

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our Company levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments.

No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies save for those which hold interests in land in the Cayman Islands.

The Cayman Islands enacted the ES Act together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. Under the Substance Act, if a company is considered to be a “relevant entity,” and is conducting one or more of the nine “relevant activities” then that company will be required to comply with the economic substance requirements in relation to the relevant activity from July 1, 2019. All companies whether a relevant entity or not is required to file an annual report in the Cayman Islands with the Companies Registry confirming whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following brief summary discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our Ordinary Shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our Ordinary Shares pursuant to this offering and hold such Ordinary Shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

•        banks;

•        financial institutions;

•        insurance companies;

•        pension plans;

•        cooperatives;

•        regulated investment companies;

•        real estate investment trusts;

•        broker-dealers;

•        traders that elect to use a mark-to-market method of accounting;

•        U.S. expatriates;

•        Certain former U.S. citizens or long-term residents;

•        tax-exempt entities (including private foundations);

•        persons liable for alternative minimum tax;

•        persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively own 10% (by vote or value) or more of our voting shares (including by reason of owning our Ordinary Shares);

•        persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

•        persons holding our Ordinary Shares through partnerships or other pass-through entities;

•        investment trusts;

•        governments or agencies or instrumentalities thereof;

•        beneficiaries of a Trust holding our Ordinary Shares; or

•        persons holding our Ordinary Shares through a trust.

Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Further, this discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift, or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Ordinary Shares who is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all of its substantial decisions, or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Ordinary Shares, the U.S. federal income tax consequences relating to an investment in such Ordinary Shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership, and disposition of our Ordinary Shares.

Persons considering an investment in our Ordinary Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership, and disposition of our Ordinary Shares, including the applicability of U.S. federal, state, and local tax laws and non-U.S. tax laws.

PFIC Consequences

In general, a corporation organized outside the United States will be treated as a PFIC for any taxable year in which either (i) at least 75% of its gross income is “passive income” (“PFIC income test”), or (ii) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income (“PFIC asset test”). Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash (even if held as working capital or raised in a public offering) marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although PFIC status is determined on an annual basis and generally cannot be determined until the end of a taxable year, based on the nature of our current and expected income and the current and expected value and composition of our assets, we do not presently expect to be a PFIC for our current taxable year or the foreseeable future. However, there can be no assurance given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the IRS will agree with our conclusion or that the IRS would not successfully challenge our position.

If we are a PFIC in any taxable year during which a U.S. Holder owns our Ordinary Shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (i) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our Ordinary Shares; and (ii) any gain recognized on a sale, exchange, or other disposition, including a pledge, of our Ordinary Shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our Ordinary Shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our Ordinary Shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds such Ordinary Shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our Ordinary Shares. If the election is made, the U.S. Holder will be deemed to sell our Ordinary Shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s Ordinary Shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and one of our non-U.S. subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Any of our non-U.S. subsidiaries that have elected to be disregarded as entities separate from us or as partnerships for U.S. federal income tax purposes would not be corporations under U.S. federal income tax law and, accordingly, cannot be classified as lower-tier PFICs. However, non-U.S. subsidiaries that have not made the election may be classified as a lower-tier PFIC if we are a PFIC during your holding period and the subsidiary meets the PFIC income test or PFIC asset test. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our Ordinary Shares if a valid “mark-to-market” election is made by the U.S. Holder for our Ordinary Shares. An electing U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our Ordinary Shares held at the end of such taxable year over the adjusted tax basis of such Ordinary Shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our Ordinary Shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange, or other disposition of our Ordinary Shares in any taxable year in which we are a PFIC would be treated as ordinary income, and any loss from such sale, exchange, or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a taxable year, we cease to be classified as a PFIC because we no longer meet the PFIC income test or PFIC asset test, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above, and any gain or loss recognized on the sale or exchange of the Ordinary Shares would be classified as a capital gain or loss.

A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

Our Ordinary Shares will be marketable stock as long as they remain listed on the Nasdaq Capital Market and are regularly traded. A mark-to-market election will not apply to the Ordinary Shares for any taxable year during which we are not a PFIC, but it will remain in effect with respect to any subsequent taxable year in which we become a

PFIC. Such election will not apply to any of our non-U.S. subsidiaries. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs notwithstanding the U.S. Holder’s mark-to-market election for the Ordinary Shares.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund (“QEF”) election. As we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those Ordinary Shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership, and disposition of our Ordinary Shares, the consequences to them of an investment in a PFIC, any elections available with respect to the Ordinary Shares, and the IRS information reporting obligations with respect to the purchase, ownership, and disposition of Ordinary Shares of a PFIC.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the Passive Foreign Investment Company (PFIC) rules discussed above, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the Nasdaq Stock Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Sale, Exchange or Other Disposition of Our Ordinary Shares

Subject to the discussion above under “PFIC Consequences,” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange, or other disposition of our Ordinary Shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange, or other disposition and such U.S. Holder’s adjusted tax basis in the Ordinary Shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange, or other disposition, the Ordinary Shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our Ordinary Shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates, or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our Ordinary Shares. If you are a U.S. person that is an individual, estate, or trust, you are encouraged to consult your tax advisor regarding the applicability of this Medicare tax to your income and gains in respect to your investment in our Ordinary Shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our Ordinary Shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “PFIC Consequences,” each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for our Ordinary Shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of our Ordinary Shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (i) fails to provide an accurate U.S. taxpayer identification number or otherwise establish a basis for exemption, or (ii) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding, or selling any Ordinary Shares under the laws of their country of citizenship, residence, or domicile.

The following is a discussion on certain Cayman Islands and Hong Kong income tax consequences of an investment in the Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands and Hong Kong laws.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to our Company levied by the Government of the Cayman Islands save for certain stamp duties which may be applicable, from time to time, on certain instruments. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies save for those which hold interests in land in the Cayman Islands. There are no exchange control regulations or currency restrictions in effect in the Cayman Islands.

Hong Kong Profits Taxation

Our subsidiary incorporated in Hong Kong conducts its business primarily in Hong Kong and is therefore subject to Hong Kong profits tax currently at the rate of 8.25% on its assessable profits up to HK$2,000,000 and 16.5% on any part of its assessable profits over HK$2,000,000, which has become applicable since the year of assessment of 2018/2019. Under Hong Kong tax laws, profits tax is not chargeable on any profits arising in or derived from outside Hong Kong. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any tax withholding in Hong Kong.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with American Trust Investment Services, Inc., as representative (the “representative”) of the underwriters (collectively referred to as “underwriters”), in this offering. The representative may retain other brokers or dealers to act as sub-agents or selected dealers on its behalf in connection with this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters, severally and not jointly, have agreed to purchase from us, on a firm commitment basis, the number of Ordinary Shares set forth opposite its name below, at the initial public offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriters	Number of Ordinary Shares
American Trust Investment Services, Inc.
WestPark Capital, Inc
Total

The underwriters are committed to purchase all the Ordinary Shares offered by this prospectus if they purchase any Ordinary Shares. The underwriters are not obligated to purchase the Ordinary Shares covered by the Over-Allotment Option to purchase Ordinary Shares as described below. The underwriters are offering the Ordinary Shares, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as absence of any material adverse change in our business or in the financial markets, the receipt by the underwriters of officer’s certificates and legal opinions and comfort letters from us, our legal counsels and our independent auditors. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

The underwriters will offer the Ordinary Shares to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $[•] per Ordinary Share. After this offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the underwriters. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Pricing of this Offering

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price for our Ordinary Shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development, and other factors deemed relevant. The initial public offering price of our Ordinary Shares in this offering does not necessarily bear any direct relationship to the assets, operations, book value, or other established criteria of value of our Company.

Over-Allotment Option

We have granted the underwriters an option, exercisable in whole or in part, to purchase up to 262,500 additional Ordinary Shares (equal to fifteen percent (15%) of the number of Ordinary Shares sold in this offering) from us at the initial public offering price per Ordinary Share less underwriting discounts, within 45 days from the date of this prospectus to cover over-allotments, if any. The option may be exercised only to cover any over-allotments made in connection with the offering contemplated by this prospectus.

Underwriting Discounts and Expenses

The underwriting discounts for the Ordinary Shares to be sold in this offering are equal to seven percent (7%) of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the Over-Allotment Option. Because the actual amount to be raised in this offering is uncertain, the actual total underwriting discounts are not presently determinable and may be substantially less than the maximum amount set forth below.

Total
	Per Share	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
Initial public offering price	$	$	$
Underwriting discounts to be paid by us (7.0%)(1)	$	$	$
Proceeds to us, before expenses	$	$	$

____________

(1)      We have agreed to pay the underwriting discounts of seven percent (7.0%) of the gross proceeds of this offering, at the closing of this offering, and each closing of the Over-Allotment Option, if any. The fees do not include the expense reimbursement as described below.

We have agreed to pay to the underwriters, by deduction from the gross proceeds of the offering contemplated herein, an unaccountable expense allowance equal to one percent (1%) of the gross proceeds received by us from the sale of the Ordinary Shares in this offering, excluding the Over-Allotment Option.

Additionally, we have agreed to pay all expenses relating to the offering, including, without limitation: (a) all filing fees and expenses relating to the registration of the Ordinary Shares to be sold in this offering with the SEC; (b) all fees and expenses relating to the listing of the Ordinary Shares on Nasdaq; (c) all fees associated with the filing and review of the offering materials by FINRA; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of shares offered under “blue sky” securities laws or the securities laws of foreign jurisdictions designated by the representative, including the reasonable fees and expenses of the representative’s blue sky counsel; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares under the securities laws of such foreign jurisdictions; (f) all reasonable fees, expenses and disbursements relating to background checks of our officers and directors, and due diligence expenses of $50,000; (g) all reasonable legal fees, costs and expenses incurred by the representative, including all reasonable travel and lodging expenses incurred by the representative or its counsel in connection with visits to, and examinations of, the Company’s premises; (h) the costs of mailing and printing the offering materials, including the underwriting documents, registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as the representative may reasonably deem necessary; (i) transfer and/or stamp taxes, if any, payable upon our transfer of the Ordinary Shares to the representative; (j) the fees and expenses of the Company’s accountants, legal counsel, public relations firm and other agents and representatives; and (k) other actual accountable expenses of the representative not to exceed $200,000 for fees and expenses, including travel and lodging “road show”, due diligence, “tombstone and lucite” expenses, and reasonable legal fees and disbursements for the representative’s legal counsel.

Additionally, we have agreed to provide an expense advance to the representative of $50,000 to be applied against certain due diligence expense fees, which will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We will bear all of our fees, disbursements and expenses in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $1.1 million.

Right of First Refusal

We have granted the representative a right of first refusal, for a period of one (1) year from the closing of this offering, or until an offering occurs that the representative has declined, the representative shall have the right of first refusal to act as sole investment banker, book-runner, and/or placement agent, at the representative’s sole discretion, for each and every future public and private offering of any debt or equity securities, including all equity linked financings (other than bank debt or similar financing, each being referred to as a subject transaction) for the Company. The representative shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in the subject transactions and the economic terms of such participation. In the event we notify the representative of our intention to pursue a subject transaction that would enable the representative to exercise its right of first refusal, the representative shall notify us of its election to exercise its right of first refusal within ten (10) days of written notice by us. Any decision by the representative to act in any such capacity shall be contained in separate agreements, which agreements would contain, among other matters, provisions for customary fees for transactions of similar size and nature, as may be mutually agreed upon, and indemnification of the representative and shall be subject to general market conditions. If the representative fails to notify the Company within ten (10) days of its exercise of the right of first refusal or declines to exercise it, the representative shall not have the right of first refusal for any subsequent future offerings or financings of the Company. If the Company receives a proposal from a “bulge bracket” underwriter to undertake such a financing, the representative shall not have the right of first refusal, however, the Company shall use its commercially reasonable efforts to cause such underwriter to allow the representative’s participation in such financing. In addition, we may buy out this right of first refusal upon mutually agreed upon terms at a price not to exceed $300,000. In accordance with FINRA Rule 5110(g)(6)(A), such right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering or the termination date of the engagement between us and the representative. The right of first refusal may be terminated by the Company for cause, pursuant to FINRA Rule 5110(g)(5)(B). For the avoidance of doubt, “for cause” termination shall include termination due to any material failure by the representative to provide the underwriting services contemplated herein.

Lock-up Agreements

The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of the representative, it will not, for a period from the date the representative was engaged until the final closing of this offering and additionally for a period of one (1) year after the closing of this offering, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any share capital of the Company or any securities convertible into or exercisable or exchangeable for shares capital of the Company; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of any shares capital of the Company of any securities convertible into or exercisable or exchangeable for shares capital of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of share capital of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares capital of the Company or such other securities, in such or otherwise.

In addition, our directors, executive officers, and principal shareholders (defined as owners of 5% or more of our Ordinary Shares) have agreed, subject to limited exceptions and without the prior written consent of the representative, not to during the period commencing on the date of the execution of the underwriting agreement and ending one (1) year thereafter, (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for ordinary shares (other than the Ordinary Shares acquired in or after this offering) (“Lock-Up Securities”), whether now owned or hereafter acquired or with respect to which such person has or thereafter acquires the power of disposition; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; (iii) make any demand for or exercise any right with respect to the registration of any Lock-Up Securities; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities.

Our shareholders owning not more than 5% of the Ordinary Shares have agreed, subject to certain exceptions, not to offer, sell, contract to sell, or grant any option to purchase, or otherwise dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for the Ordinary Shares (other than the Ordinary Shares acquired in or after this offering) for a period of 60 calendar days after the date of this prospectus.

No Sales of Similar Securities

We have agreed not to offer; pledge; announce the intention to sell; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares, whether any such transaction is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 12 months from the effective date of registration statement of which this prospectus forms a part.

Foreign Regulatory Restrictions on Purchase of our Ordinary Shares

We have not taken any action to permit a public offering of our Ordinary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our Ordinary Shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the underwriter and its affiliates against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriters may be required to make for these liabilities.

Application for Nasdaq Listing

We intend to apply to have our Ordinary Shares approved for listing on the Nasdaq Capital Market under the symbol “ONEG.” We will not consummate this offering without a listing approval letter from the Nasdaq Capital Market.

Electronic Offer, Sale, and Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and it should not be relied upon by investors.

In connection with this offering, certain underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Passive Market Making

Any underwriter who is a qualified market maker on Nasdaq may engage in passive market making transactions on Nasdaq, in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect to such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Price Stabilization, Short Positions, and Penalty Bids

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our Ordinary Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain, or otherwise affect the price of our Ordinary Shares. The underwriters may engage in over-allotment sales, syndicate-covering transactions, stabilizing transactions, and penalty bids in accordance with Regulation M.

•        Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•        Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the Over-Allotment Option described above and/or may engage in syndicate-covering transactions. There is no contractual limit on the size of any syndicate-covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

•        Syndicate-covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

•        A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Ordinary Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

Stabilization, syndicate-covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or delaying a decline in the market price of our Ordinary Shares. As a result, the price of our Ordinary Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our Ordinary Shares. These transactions may occur on Nasdaq or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Offers Outside of the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Ordinary Shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Ordinary Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Ordinary Shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Abu Dhabi Global Market (“ADGM”)

This prospectus relates to an Exempt Offer as that term is defined in Rule 4.3.1 of the Markets Rulebook of the Financial Services Regulatory Authority (“FSRA”). This prospectus is intended for distribution only to persons of a type specified in 4.3.1 of the FSRA Markets Rulebook. It must not be delivered to, or relied on by, any other person. The FSRA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The FSRA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The Ordinary Shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Ordinary Shares offered should conduct their own due diligence on the Ordinary Shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act; (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above; and (iii) the offeree must be sent a notice stating in substance that, by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the Ordinary Shares, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any Ordinary Shares in the Cayman Islands.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (“PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

In relation to each Member State of the European Economic Area that has implemented the Prospectus Regulation (each, a “Relevant Member State”), an offer to the public of our securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Regulation:

(a)     to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)     in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase our securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

This European Economic Area selling restriction is in addition to any other applicable selling restrictions set out below.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des Marchés Financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation; and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations, and this document has not been filed with or approved by any Irish regulatory authority, as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations; and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”); (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder; or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing of the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ — $$ — Aga e la Borsa, “CONSOB”) pursuant to Italian securities legislation, and, accordingly, no offering material relating to the securities may be distributed in Italy, and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•        to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971, as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Kazakhstan

This prospectus does not constitute an offer, or an invitation to make offers, to sell, purchase, exchange or otherwise transfer shares in Kazakhstan to or for the benefit of any Kazakhstan person or entity, except for those persons or entities that are capable to do so under the legislation of the Republic of Kazakhstan and any other laws applicable to such capacity of such persons or entities. This prospectus shall not be construed as an advertisement (i.e., information intended for an unlimited group of persons which is distributed and placed in any form and aimed to create or maintain interest in the Company and its merchandise, trademarks, works, services and/or its securities and promote their sales) in, and for the purpose of the laws of, Kazakhstan, unless such advertisement is in full compliance with Kazakhstan laws.

Malaysia

The securities have not been and may not be approved by the Securities Commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document, and they may not distribute it or the information contained in it to any other person.

Russian Federation

This prospectus or information contained therein is not an offer, or an invitation to make offers, sell, purchase, exchange or transfer any securities in the Russian Federation to or for the benefit of any Russian person or entity, and does not constitute an advertisement or offering of any securities in the Russian Federation within the meaning of Russian securities laws. Information contained in this prospectus is not intended for any persons in the Russian Federation who are not “qualified investors” within the meaning of Article 51.2 of the Federal Law no. 39-FZ dated 22 April 1996 “On the securities market” (as amended) (“Russian QIs”) and must not be distributed or circulated into the Russian Federation or made available in the Russian Federation to any persons who are not Russian QIs, unless and to the extent they are otherwise permitted to access such information under Russian law.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document, and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA). This document is personal to the recipient only and not for general circulation in Switzerland.

Taiwan

The Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing, or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Ordinary Shares in Taiwan.

United Arab Emirates Outside of the DIFC and the ADGM

This prospectus has not been reviewed, approved, or licensed by the Securities and Commodities Authority (“SCA”) and does not constitute a public offering of securities in the UAE as that term is defined in SCA Chairman Resolution No. 13/R.M. of 2021 Concerning the Regulations Manual of the Financial Activities and Status Regularization Mechanisms Rulebook (“SCA Rulebook”). This prospectus will only be made available on an exempt Private Offering basis pursuant to Article 6, Chapter 5, of Section 3 of the SCA Rulebook to Professional Investors or Counterparties, as each of the terms is defined in the SCA Rulebook, respectively, or on a reverse solicitation basis. Nothing in this prospectus constitutes the provision of any type of financial service engagement in any of the financial activities set out in Article 1, Chapter 2 of the SCA Rulebook.

The SCA accepts no liability in relation to the marketing, issuance and/or sale of the shares and is not making any recommendation with respect to any investment. Nothing contained in this prospectus is intended to constitute UAE investment, legal, tax, accounting or other professional advice. This prospectus is for the information of prospective investors only and nothing in this prospectus is intended to endorse or recommend a particular course of action. Prospective investors should consult with an appropriate professional for specific advice rendered on the basis of their situation.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom, and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and non-accountable expense allowance, that are expected to be incurred in connection with the sale of Ordinary Shares in this offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee, and the filing fee payable to FINRA, all amounts are estimates.

SEC registration fee	$1,849
The Nasdaq Capital Market listing fee	$50,000
FINRA filing fee	$2,311
Printing expenses	$30,000
Legal fees and expenses	$552,446
Accounting fees and expenses	$310,000
Miscellaneous	$135,000
Total	$1,081,606

LEGAL MATTERS

The validity of our Ordinary Shares and certain other matters of Cayman Islands law will be passed upon for us by Harney, Westwood & Reigels. We are being represented by Hunter Taubman Fischer & Li LLC with respect to U.S. federal securities laws. We may rely upon Haldanes with respect to matters governed by Hong Kong law. American Trust Investment Services, Inc., the representative of the underwriters, is being represented by Ortoli Rosenstadt LLP with respect to certain legal matters as to U.S. federal securities and New York State law.

EXPERTS

The consolidated financial statements as of and for the years ended March 31, 2023 and 2024, included in this prospectus have been so included in reliance on the report of Audit Alliance LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The registered business address of Audit Alliance LLP is No. 10 Anson Road, #20-16, International Plaza, Singapore 079903.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted, and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, like us, which file electronically with the SEC.

Upon effectiveness of this offering, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a website at www.oneconstruction.com.hk Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

ONECONSTRUCTION GROUP HOLDINGS LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and the Board of Directors of OneConstruction Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of OneConstruction Group Limited and its subsidiaries (collectively, the “Group”) as of March 31, 2023 and 2024 and the related statements of operations and comprehensive income, changes in equity and cash flows for each of the two years in the period ended March 31, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Group as of March 31, 2023 and 2024 and the results of its income and comprehensive income and its cash flows for each of the two years in the period ended March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Audit Alliance LLP
Singapore
August 2, 2024
We have served as the Group’s auditor since 2024.

ONECONSTRUCTION GROUP LIMITED
CONSOLIDATED BALANCE SHEETS

		As of March 31
	Notes	2023		2024
		US$	’000	US$	’000
ASSETS
Current assets:
Inventories			—		233
Accounts receivable, net	9		18,492		26,517
Deposits, prepayment and other receivables	10		4,002		8
Amount due from shareholders	18		1		1
Contract assets	11		7,900		14,806
Cash and cash equivalents			1,258		1,613
Total current assets			31,653		43,178

Non-current assets:
Property and equipment	12		9		13
Right-of-use assets, operating leases	13		69		18
Deferred tax assets	14		569		428
Total non-current assets			647		459
Total assets			32,300		43,637

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	15		5,129		6,490
Accruals and other payables	16		1,353		3,261
Amount due to a related company	18		1		3
Loan due to a related company	18		16,845		22,142
Contract liabilities	11		3,727		3,674
Operating lease liabilities	13		51		18
Bank borrowings	17		—		2,317
Current income tax liabilities			1,344		103
Total current liabilities			28,450		38,008

Non-current liabilities:
Operating lease liabilities	13		18		—

Shareholders’ equity:
Ordinary shares, par value US$0.0001, 500,000,000 shares authorized, 11,250,000 ordinary shares issued and outstanding			1		1
Retained earnings			3,830		5,599
Exchange reserve			1		29
Total shareholder’s equity			3,832		5,629
Total liabilities and equity			32,300		43,637

The accompanying notes are an integral part of these consolidated financial statements.

ONECONSTRUCTION GROUP LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Notes	2023	2024
		US$’000	US$’000
Revenue		54,493	63,463
Cost of revenue		(51,667)	(59,020)
Gross profit		2,826	4,443

Other income	4	838	13
Allowance for expected credit loss on accounts receivable		(531)	(1,347)
Administrative expenses		(932)	(877)
Profit from operations		2,201	2,232
Finance costs	5	(169)	(322)
Profit before taxation		2,032	1,910
Income tax expenses	7	(362)	(141)
Profit attributable to shareholders		1,670	1,769

Other comprehensive income
Exchange differences on translation of foreign operations		7	28

Total comprehensive income attributable to shareholders		1,677	1,797

Net income per share attributable to shareholders
Basic and diluted (cents)	8	15	16

Weighted average number of ordinary shares used in computing net income per share
Basic and diluted	8	11,250,000	11,250,000

The accompanying notes are an integral part of these consolidated financial statements.

ONECONSTRUCTION GROUP LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Ordinary shares		Retained earnings	Exchange reserve	Total Equity
	Number of shares	Amount
		US$’000	US$’000	US$’000	US$’000
Issue of ordinary shares	11,250,000	1	—	—	1
Profit for the year	—	—	2,160	—	2,160
Other comprehensive income for the year	—	—	—	(6)	(6)
Balance as of 31 March 2022 and 1 April 2022	11,250,000	1	2,160	(6)	2,155
Profit for the year	—	—	1,670	—	1,670
Other comprehensive income for the year	—	—	—	7	7
Balance as of 31 March 2023 and 1 April 2023	11,250,000	1	3,830	1	3,832
Profit for the year	—	—	1,769	—	1,769
Other comprehensive income for the year	—	—	—	28	28
Balance as of 31 March 2024	11,250,000	1	5,599	29	5,629

The accompanying notes are an integral part of these consolidated financial statements.

ONECONSTRUCTION GROUP LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Notes	2023	2024
		US$’000	US$’000
CASH FLOWS FROM OPERATING ACTIVITIES
Profit before taxation		2,032	1,910

Adjustments for:
Interest expense	5	169	312
Allowance for expected credit loss on accounts receivable	9	531	1,347
Depreciation of property and equipment	12	2	3
Operating cash flows before changes in operating activities		2,734	3,572

Changes in operating assets and liabilities
Change in inventories		—	(233)
Change in accounts receivable		(3,478)	(9,372)
Change in deposits, prepayment and other receivables		(4,002)	3,994
Change in contract assets		(1,074)	(6,906)
Change in accounts payable		1,928	1,361
Change in accruals and other payables		121	1,908
Change in amounts due to a related company		—	2
Change in contract liabilities		1,983	(53)
Net cash used by operations		(1,788)	(5,727)
Tax paid		—	(1,235)
Net cash flow used in operating activities		(1,788)	(6,962)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment, representing net cash flow used in investing activities		(6)	(7)

CASH FLOWS FROM FINANCING ACTIVITIES
Drawdown of bank borrowings		—	2,317
Proceeds from loan due to a related company, net		1,517	4,885
Net cash flow generated from financing activities		1,517	7,202

Net (decrease)/increase in cash and cash equivalents		(277)	233

Cash and Cash equivalents at beginning of the year		1,515	1,258
Effect of foreign exchange effect		20	122
Cash and Cash equivalents at end of the year		1,258	1,613

The accompanying notes are an integral part of these consolidated financial statements.

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION

(a)    Nature of operations and principal activities

OneConstruction Group Limited (the “Company”) was incorporated in the Cayman Islands on June 14, 2024 under the Company Act as an exempted company with limited liability. The principal activities of the Company and its subsidiaries (collectively the “Group”) are the provision of structural steelwork for construction projects in Hong Kong, including the installation and forming of steel structures, typically serving as the backbone of buildings and infrastructure during the initial construction stage.

As of the date of this prospectus, the details of the Company’s principal subsidiaries are as follows:

Entity	Date of incorporation	Percentage of effective ownership		Place of incorporation	Principal activities
		2023	2024
Subsidiaries:
OneConstruction Developments Limited	April 20, 2021	100%	100%	BVI	Investment holdings
OneConstruction Engineering Projects Limited	June 16, 2021	100%	100%	Hong Kong	Provision of construction works services
OneConstruction Services Limited	July 9, 2021	100%	100%	Hong Kong	Provision of workforce services

(b)    Reorganization

In June 2024, we underwent the Reorganization to our legal structure such that (i) on June 11, 2024, Rich Plenty acquired OneC Development from its previous shareholder, Glamour Blessing Limited; (ii) we were incorporated under the laws of Cayman Islands on June 14, 2024 with Rich Plenty being our sole shareholder; and (iii) Rich Plenty transferred 100% of its interest in OneC Development to us on June 28, 2024. As a result of the Reorganization completed on June 28, 2024, we became the holding company of OneC Development and its subsidiaries (namely, OneC Engineering and OneC Services). Since OneC Development and its subsidiaries have been under the common control of the same controlling shareholder, Rich Plenty, both before and after the Reorganization, the consolidation of the OneC Group and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the SEC.

In the opinion of the management, the accompanying consolidated financial statements reflect all normal recurring adjustments, which are necessary for a fair presentation of financial results for the reporting period presented. The Company believes that the disclosures are adequate to make the information presented not misleading.

Principles of consolidation

The consolidated financial statements presented herein represent the consolidated financial statements of the Company and its subsidiaries. All transactions and balances between the Company and its subsidiaries have been eliminated upon consolidation.

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of estimates and assumptions

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available through the date of the issuance of the consolidated financial statements; therefore, actual results could differ from those estimates.

Functional currency and foreign currency translation

The consolidated financial statements are presented in US$ as its reporting currency.

The functional currency of the Company and its subsidiaries is HK$.

Monetary assets and liabilities denominated in functional currency is translated into reporting currency using the applicable exchange rates at the balance sheet date. Non-monetary items that are measured in terms of historical cost are re-measured using the exchange rates at the dates of the initial transactions. Exchange gains or losses arising from foreign currency transactions are included in the consolidated statements of operations and comprehensive income.

Fair value of financial instruments

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Group considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1 —	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 —	Other inputs that are directly or indirectly observable in the marketplace.
Level 3 —	Unobservable inputs which are supported by little or no market activity.

Financial assets and liabilities of the Group primarily consist of accounts receivable, net, financial assets included in deposits, prepayment and other receivables, contract assets and cash and cash equivalents, and accounts payable, financial liabilities included in accruals and other payables, amounts due to shareholders, loan due to shareholder, contract liabilities, operating lease liabilities and bank borrowings.

Inventories

Inventories comprise materials held for use for construction. Inventories are stated at the lower of cost and net realizable value. Costs of inventories comprise cost of purchases are determined on a weighted average cost method. Net realizable value represents the estimated selling price for inventories less all estimated costs necessary to make the sale.

Cash and cash equivalents

Cash and cash equivalents represent cash on hand and highly-liquid investments placed with banks or other financial institutions, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less.

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts receivable, net

Accounts receivable mainly consists of amount due from the Group’s customers, which are recorded net of allowance for the expected credit losses. The Group records allowance for the expected credit losses for accounts receivable based on assessments of the recoverability of the accounts receivable and individual account analysis, including the current creditworthiness and the past collection history of each customer. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Account balances are charged off against the allowance after all means of collection have been exhausted and the likelihood of collection is not probable. As of March 31, 2023, and 2024, the Group had an allowance for the expected credit losses on accounts receivable of approximately US$533,000 and US$1,893,000, respectively.

Contract Assets and Contract Liabilities

Contract assets represent the contract revenue recognized but not yet billed pursuant to contract terms.

Contract liabilities represent the billings to date, as allowed under the terms of a contract, but not yet recognized as contract revenue using the Group’s revenue recognition policy.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Property and equipment are depreciated at rates sufficient to write off their costs less impairment and residual value, if any, over their estimated useful lives on a straight-line basis. Furniture, fixtures and office equipment are depreciated over estimated useful lives of the related assets.

Category	Estimated useful life
Furniture, fixtures and office equipment	5 years

Impairment of long-lived assets

The Group evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances, such as a significant adverse change to market conditions that will impact the future use of the assets, indicate that the carrying amount of an asset may not be fully recoverable. When these events occur, the Group evaluates the recoverability of long-lived assets by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amounts of the assets, the Group recognizes an impairment loss based on the excess of the carrying amounts of the assets over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available. There was no impairment of long-lived assets recognized for the fiscal years ended March 31, 2023 and 2024.

Revenue recognition

The Group performs construction work services including: (i) provision of concrete placing and other ancillary services as a subcontractor for both public and private sector projects, including building and infrastructure related projects. The Group recognized its revenue under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”).

The core principle underlying the revenue recognition of this Accounting Standards Update (“ASU”) allows the Group to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Group expects to be entitled in such exchange. This will require the Group to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group applies five-step model to recognize revenue from customer contracts. The five-step model requires the Group to (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur; (iv) allocate the transaction price to the respective performance obligations in the contract; and (v) recognize revenue when (or as) the Group satisfies the performance obligation.

The Group recognized revenue over time when the construction work services were performed over prescribed periods specified within the contract with the customer. Depending on the terms of the contract and the laws that applied to the contract, the services were performed gradually therefore relevant revenue was recognized over time, complying with (ii) specified as below, indicated by that the project sites would be usually controlled by the customer whilst the construction works were in the process.

Control of the goods and services is transferred over time if the Group’s performance:

(i)	provides all of the benefits received and consumed simultaneously by the customer;
(ii)	creates and enhances an asset that the customer controls as the Group performs; or
(iii)

does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date. If control of the goods and services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. Otherwise, revenue is recognized at a point in time when the customer obtains control of the goods and services.

The Group generally measures its progress to completion using an input measure of total costs incurred divided by total costs expected to be incurred, which it believes to be the best measure of progress towards completion of the performance obligation. Subcontractor materials, labor, and equipment were treated as cost of revenues. Under the typical payment terms of construction contracts, amounts were billed as work progresses in accordance with agreed-upon contractual terms on the contract.

When either party to a contract has performed, the Group presented the contract in the consolidated balance sheets as the contract assets or contract liabilities, depending on the relationship between the entity’s performance and the customer’s payment.

A contract asset is the Group’s right to consideration in exchange for services that the Group has transferred to a customer. A receivable is recorded when the Group has an unconditional right to consideration. A right to consideration is unconditional if only the passage of time is required before payment of that consideration is due.

If a customer pays consideration or the Group has a right to an amount of consideration that is unconditional, before the Group transfers the service to the customer, the Group presents the contract liability when the payment is made, or a receivable is recorded (whichever is earlier). A contract liability is the Group’s obligation to transfer the services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

The following table sets forth a breakdown of total revenues of the Group, in absolute amounts and percentages of total revenues for the fiscal years ended March 31, 2023 and 2024.

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue

	2023		2024
	US$’000%		US$’000%
Public Sector
– Infrastructure and public facilities	34,647	63.6%	21,164	33.3%
– Residential	9,850	18.1%	32,234	50.8%
Sub-total	44,497	81.7%	53,398	84.1%

Private Sector
– Commercial/industrial	3,701	6.8%	4,045	6.4%
– Residential	6,295	11.5%	6,020	9.5%
Sub-total	9,996	18.3%	10,065	15.9%
Total	54,493	100.0%	63,463	100.0%

Cost of revenue

The following table sets forth a breakdown of the Group’s total cost of revenue, in absolute amounts and percentages of total cost of revenues for the fiscal years ended March 31, 2023 and 2024:

	2023		2024
Cost of revenue	Cost of revenue	% of total cost of revenue	Cost of revenue	% of total cost of revenue
	US$’000%		US$’000%
Public Sector
– Infrastructure and public facilities	32,500	62.9%	19,360	32.8%
– Residential	9,848	19.1%	30,399	51.5%
Sub-total	42,348	82.0%	49,759	84.3%

Private Sector
– Commercial/industrial	3,470	6.7%	3,701	6.3%
– Residential	5,849	11.3%	5,560	9.4%
Sub-total	9,319	18.0%	9,261	15.7%

Total	51,667	100.0%	59,020	100.0%

Cost of revenue consists primarily of subcontracting fees, cost of materials and tools, direct labor costs and other overhead costs that are directly attributable to services provided.

Administrative expenses

Administrative expenses consist primarily of salaries, bonuses and benefits for employees involved in general corporate functions, and those not specifically dedicated to sales activities, such as depreciation and amortization of fixed assets, legal and other professional services fees, rental and other general corporate related expenses.

Employee benefits

Full time employees of the Group in Hong Kong participate in a government mandated defined contribution plan, pursuant to which MPF is provided to the employees. The Hong Kong Legislative Council requires the Hong Kong subsidiary of the Group make contributions for MPF based on 5% of the employees’ salaries, up to a maximum amount of US$2,300 (HK$18,000) per year. The Group has no legal obligation for the benefits beyond the contributions made.

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Taxation

Income Taxes

Current income taxes are provided on the basis of income/(loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the assets and liabilities method. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes. The effect on deferred taxes of a change in tax rates is recognized in the consolidated statement of operations and comprehensive income in the period of change. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more-likely-than-not that some portion of, or all of the deferred tax assets will not be realized.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Group considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Group considers possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

Uncertain tax positions

The Group applies the provisions of ASC topic 740 (“ASC 740”), Accounting for Income Taxes, to account for uncertainty in income taxes. ASC 740 prescribes a recognition threshold a tax position is required to meet before being recognized in the financial statements. The benefit of a tax position is recognized if a tax return position or future tax position is “more likely than not” to be sustained under examination based solely on the technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold is measured, using a cumulative probability approach, at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. The estimated liability for unrecognized tax benefits is periodically assessed for adequacy and may be affected by changing interpretations of laws, rulings by tax authorities, changes and or developments with respect to tax audits, and the expiration of the statute of limitations. Additionally, in future periods, changes in facts and circumstances, and new information may require the Group to adjust the recognition and measurement of estimates with regards to changes in individual tax position. Changes in recognition and measurement of estimates are recognized in the period in which the change occurs.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of income for the fiscal years ended March 31, 2023 and 2024, respectively.

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Comprehensive income

The Group has adopted FASB Accounting Standard Codification Topic 220 (“ASC 220”) “Comprehensive income”, which establishes standards for reporting and the presentation of comprehensive income, its components and accumulated balances.

There was no other comprehensive income/(loss) except for the exchange differences on translation of foreign operations for the fiscal years ended March 31, 2023 and 2024, respectively.

Leases

The Group accounts for lease under ASC Topic 842, Leases. The Group determines if an arrangement is or contains a lease at inception. Right-of-use assets and liabilities are recognized at lease commencement date based on the present value of remaining lease payments over the lease terms. The Group considers only payments that are fixed and determinable at the time of lease commencement.

At the commencement date, the lease liability is recognized at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate for the same term as the underlying lease. The right-of-use asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred. All right-of-use assets are reviewed for impairment annually. There was no impairment for right-of-use lease assets as of March 31, 2023 and 2024, respectively.

Operating lease assets are included within “right-of-use assets, operating leases”, and the corresponding operating lease liabilities are included within “lease liabilities” on the consolidated balance sheets as of March 31, 2023 and 2024, respectively.

Related party transaction

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the company’s securities (ii) the Company’s management and or their immediate family, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Segment reporting

ASC 280, Segment Reporting, (“ASC 280”), establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers.

Based on the criteria established by ASC 280, the Group’s chief operating decision makers (“CODM”) have been identified as the Group’s executive officers, who review consolidated results when making decisions about allocating resources and assessing performance of the Group. As a whole and hence, the Group has only one reportable segment. The Group does not distinguish between markets or segments for the purpose of reporting. As the Group’s long-lived assets are substantially located in Hong Kong, no geographical segments are presented.

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires incremental reportable segment disclosures, primarily about significant segment expenses. The amendments also require entities with a single reportable segment to provide all disclosures required by these amendments, and all existing segment disclosures. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods after December 15, 2024.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures, to enhance the transparency and decision usefulness of income tax disclosures. The guidance includes improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid. This guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted. The Company is in the process of evaluating when it will adopt this guidance and the potential effects this guidance will have on its disclosures.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have a material impact on the consolidated balance sheets, statements of operation and comprehensive income, and statements of cash flows.

3.      CONCENTRATION OF RISKS

Political, social and economic risks

The main operations of the Group are located in Hong Kong. Accordingly, the Group’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in Hong Kong, as well as by the general state of the economy in Hong Kong. The Group’s results may be adversely affected by changes in the political, regulatory and social conditions in Hong Kong. Although the Group has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Group’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Group’s operations.

Interest rate risk

The Group is exposed to interest rate risk on its interest-bearing assets and liabilities. As part of its asset and liability risk management, the Group reviews and takes appropriate steps to manage its interest rate exposure on its interest-bearing assets and liabilities. The Group has not been exposed to material risks due to changes in market interest rates and has not used any derivative financial instruments to manage the interest risk exposure during the years presented.

Credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable and other receivables. As of March 31, 2023 and 2024, US$1,258,000 and US$1,613,000 were deposited with financial institutions located in Hong Kong, respectively. In accordance with the relevant regulations in Hong Kong, the maximum insured bank deposit amount is US$64,362 (HK$500,000) for each financial institution. While the Group believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      CONCENTRATION OF RISKS (cont.)

The Group is also exposed to risk from its accounts receivable. These assets are subject to credit evaluations. An allowance for expected credit loss has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

Concentration risk

There were 2 and 2 customers from whom revenues individually represent greater than 10% of the total revenues of the Group for the fiscal years ended March 31, 2023 and 2024, respectively. The total sales to these customers accounted for approximately 57.64% and 61.30% of total revenues for the fiscal years ended March 31, 2023 and 2024, respectively. As of March 31, 2023, 5 customers accounted for approximately 82.36% of the Group’s accounts receivable. As of March 31, 2024, 3 customers accounted for approximately 47.00% of the Group’s accounts receivable.

The following customers accounted for 10% or more of revenue for the fiscal years ended March 31, 2023 and 2024:

	For the Fiscal Year Ended March 31, 2023		For the Fiscal Year Ended March 31, 2024
	US$’000%		US$’000%
Customer A	3,500	6.42%*	20,103	31.68%
Customer B	22,702	41.66%	18,795	29.62%
Customer C	8,710	15.98%	857	1.35%*

The following customers accounted for 10% or more of the Group’s accounts receivable, as of March 31, 2023 and 2024:

	As of March 31, 2023		As of March 31, 2024
	US$’000%		US$’000%
Customer B	2,071	13.73%	5,101	22.63%
Customer A	649	4.30%*	3,071	13.62%
Customer D	1,522	10.09%	2,424	10.75%
Customer E	1,649	10.93%	215	0.95	%*
Customer C	2,251	14.93%	—	0.00	%*
Customer F	4,929	32.68%	2,157	9.57	%*

____________

*        Represents less than 10%

There were 3 and 3 suppliers from whom purchases individually represent greater than 10% of the total purchases of the Group for the fiscal years ended March 31, 2023 and 2024, respectively. The total purchase from these suppliers accounted for approximately 60.42% and 67.26% of the Group’s total purchase for the fiscal years ended March 31, 2023 and 2024, respectively. As of March 31, 2023, 3 suppliers accounted for approximately 75.43% of the Group’s accounts payable. As of March 31, 2024, 2 suppliers accounted for approximately 84.82% of the Group’s accounts payable.

The following supplier accounted for 10% or more of purchases for the fiscal years ended March 31, 2023 and 2024:

	For the Fiscal Year Ended March 31, 2023		For the Fiscal Year Ended March 31, 2024
	US$’000%		US$’000%
Supplier A	5,123	15.60%	9,193	31.54%
Supplier F	10,955	33.35%	6,496	22.29%
Supplier E	3,767	11.47%	560	1.92%*
Supplier G	—	0.00%	3,915	13.43%

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3.      CONCENTRATION OF RISKS (cont.)

The following suppliers accounted for 10% or more of the Group’s accounts payable as of March 31, 2023 and 2024:

	As of March 31, 2023		As of March 31, 2024
	US$’000%		US$’000%
Supplier A	2,420	47.18%	4,694	72.37%
Supplier B	818	15.95%	478	7.37	%*
Supplier C	631	12.30%	89	1.37	%*
Supplier D	—	0.00%*	808	12.45%

____________

*        Represents less than 10%

4.      OTHER INCOME

	For the fiscal year ended March 31,
	2023	2024
	US$’000	US$’000
Bank interest income	2	8
Sundry income	4	5
Government grants – Employment Support Scheme	832	—
	838	13

During the fiscal year ended March 31, 2023, the Group recognized government grants in respect of COVID-19-related subsidies, of which approximately US$832,000 relates to Employment Support Scheme provided by the Hong Kong SAR Government. No such subsidies were granted for the fiscal year ended March 31, 2024

5.      FINANCE COSTS

	For the fiscal year ended March 31,
	2023	2024
	US$’000	US$’000
Interest expense on loan due to a related company	169	312
Interest expense on bank borrowings	—	10
	169	322

6.      EMPLOYEE BENEFIT EXPENSES

All eligible employees of the Group are entitled to MPF. The Group is required to make contributions to the fund and accrues these benefits based on certain percentages of the qualified employees’ salaries. The Group recorded employee benefit expenses of approximately US$19,264,000 and US$30,384,000 for the fiscal years ended March 31, 2023 and 2024, respectively.

7.      INCOME TAXES

Cayman Islands

Pursuant to the current rules and regulations, the Cayman Islands currently levy no taxes on individuals or corporate based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. Therefore, the Company is not subject to any tax in the Cayman Islands.

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

7.      INCOME TAXES (cont.)

Hong Kong

The Group is subject to a two-tiered income tax rate for taxable income earned in Hong Kong. The first HK$2 million (approximately US$256,000) profits earned by a company is subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate of 16.5%.

The following table presents the composition of income tax expenses for the fiscal years ended March 31, 2023 and 2024:

	For the fiscal year ended March 31,
	2023	2024
	US$’000	US$’000
Current income tax expense	780	—
Deferred tax (credit) expense	(418)	141
	362	141

Reconciliation of the difference between the Hong Kong statutory income tax rate applicable to profits of the Group and the income tax expenses of the Group was as follows:

	For the fiscal year ended March 31,
	2023	2024
	US$’000	US$’000
Profit before provision for income taxes	2,032	1,910
Income tax expenses computed at statutory rate	335	315
Effect of preferential tax rates	(22)	—
Non-deductible expenses	188	2
Non-taxable income	(139)	(176)
	362	141

Deferred Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Realization of the net deferred tax assets is dependent on factors including future reversals of existing taxable temporary differences and adequate future taxable income, exclusive of reversing deductible temporary differences and tax loss carry forwards.

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of March 31, 2023 and 2024, the Group did not have any significant unrecognized uncertain tax positions.

The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations for the fiscal years ended March 31, 2023 and 2024.

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8.      EARNING PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the fiscal years ended March 31, 2023 and 2024.

	For the fiscal year ended March 31
	2023	2024
Numerator:
Profit attributable to shareholders (US$’000)	1,670	1,769

Denominator:
Weighted average number of ordinary shares used in computing net income per share (shares)	11,250,000	11,250,000

9.      ACCOUNTS RECEIVABLE, NET

Accounts receivable, and the allowance for the expected credit losses consisted of the following:

	As of March 31,
	2023	2024
	US$’000	US$’000
Accounts receivable	15,082	22,543
Less: Allowance for expected credit losses	(533)	(1,893)
Sub – total	14,549	20,650
Retention receivables	3,943	5,867
Total	18,492	26,517

Accounts receivable are past due when a counterparty has failed to make a payment when contractually due. Credit terms granted to customers vary from contract to contract. The credit period granted to customers is 0 to 45 days from payment certification date except for retention receivables.

The Group recognized allowance for expected credit losses of US$531,000 and US$1,347,000, respectively, for the fiscal years ended March 31, 2023 and 2024.

Reconciliation of the allowance for expected credit losses of accounts receivable:

	As of March 31,
	2023	2024
	US$’000	US$’000
As of April 1	—	533
Allowance for expected credit loss on accounts receivable for the year	531	1,347
Exchange realignment	2	13
As of March 31	533	1,893

10.    DEPOSITS, PREPAYMENT AND OTHER RECEIVABLES

Deposits, prepayment and other receivables consisted of the following:

	As of March 31,
	2023	2024
	US$’000	US$’000
Prepayment	3,992	—
Utility and other deposits	10	8
	4,002	8

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.    CONTRACT ASSETS AND CONTRACT LIABILITIES

	As of March 31,
	2023	2024
	US$’000	US$’000
Contract assets	7,900	14,806
Contract liabilities	3,727	3,674

The contract assets represent the Group’s right to consideration in exchange for services that the Group has transferred to a customer, which have not been billed to the customers. As of March 31 2023 and 2024, the loss allowance for expected credit loss was assessed to be minimal. There was no allowance recognized for contract asset as of March 31, 2023 and 2024.

The contract liabilities represent the Group’s obligation to transfer services to a customer to which the Group has received consideration (or an amount of consideration is due) from the customer. As of April 1, 2022 and 2023, the contract liabilities were US$1,744,000 and US$3,727,000 respectively, of which US$1,744,000 and US$3,727,000 were recognized as revenue for the fiscal years ended March 31, 2023 and 2024, respectively.

12.    PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	As of March 31,
	2023	2024
	US$’000	US$’000
Furniture, fixtures and office equipment	11	18
Less: Accumulated depreciation	(2)	(5)
	9	13

For the fiscal years ended March 31, 2023 and 2024, the Group recorded depreciation expenses of US$2,000 and US$3,000 respectively. No impairment loss was recognized for property and equipment for the fiscal years ended March 31, 2023 and 2024.

13.    LEASES

Operating leases

The Group leases offices from a related company. As the lease does not provide an implicit rate, the Group used an incremental borrowing rate based on the information available at the commenced date in determining the present value of lease payments. The Group’s lease agreement does not contain any material guarantees or restrictive covenants. The Group does not have any sublease activities. Operating leases result in the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent the Group’s right to use the leased asset for the lease term, and lease liabilities represent the obligation to make lease payments. The operating lease expenses were charged to administrative expenses.

A summary of supplemental information related to the Group’s leases as of March 31, 2023 and 2024 was as follows:

	For the fiscal year ended March 31,
	2023	2024
	US$’000	US$’000
Cash paid for amounts included in the measurement of lease liabilities:
Operating cashflows used in operating lease – Lease expenses	52	53
Operating cashflows used in operating lease – Depreciation of right-of-use assets	47	51
Interest on lease liabilities	5	2

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13.    LEASES (cont.)

	For the fiscal year ended March 31,
	2023	2024
	US$’000	US$’000
Operating lease right-of-use assets, net	69	18
Operating lease liabilities, current	51	18
Operating lease liabilities, non-current	18	—
Weighted average remaining lease terms – operating lease	69	18
Weighted average discount rate – operating lease	5.00%	5.00%

The maturity analysis of the annual undiscounted cash flows for the operating lease, as of March 31, 2023 and 2024 were as follows:

As of March 31, 2024
US$’000
FY2025	19
Total undiscounted lease payments	19
less: imputed interest	(1)
Total lease liabilities	18
As of March 31, 2023
US$’000
FY2024	70
Total undiscounted lease payments	70
less: imputed interest	(1)
Total lease liabilities	69

14.    DEFERRED TAX ASSETS

The movements of deferred tax assets are as follows:

	Expected credit loss in relation to accounts receivables	Deferred taxable income	Total
	US$’000	US$’000	US$’000
As of April 1, 2022	—	151	151
Credit for the year	88	330	418
Exchange realignment	—	—	—
As of March 31, 2023	88	481	569
Credit (charge) for the year	(52)	(89)	(141)
Exchange realignment	—	—	—
As of March 31, 2024	36	392	428

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15.    ACCOUNTS PAYABLE

Accounts payable consisted of the following:

	As of March 31,
	2023	2024
	US$’000	US$’000
Third parties	5,129	6,490

16.    ACCRUAL AND OTHER PAYABLES

Accruals and other payables consisted of the following:

	As of March 31,
	2023	2024
	US$’000	US$’000
Accrued expenses and other payables	51	47
Salaries payable	1,302	3,214
	1,353	3,261

17.    BANK BORROWINGS

Bank borrowings was as follows as of the respective balance sheet dates:

	As of March 31,
	2023	2024
	US$’000	US$’000
HSBC – current portion	—	2,317

On October 26, 2023, OneConstruction Engineering Projects Limited (“OneC Engineering”), the subsidiary of the Company entered into a bank facility agreement with the Hongkong and Shanghai Banking Corporation Limited (“HSBC”), a commercial bank in Hong Kong, pursuant to which OneC Engineering was entitled to borrow a loan of approximately US$2,317,000 (HK18,000,000) with interest rate at HIBOR + 1.7% to 1.8% per annum, and the loan was also guaranteed by (i), a guarantee with a related company; and (ii) a guarantee with limited amount to HK$23,170,000, plus default interest and other costs and expenses as further set out in the guarantee from shareholder of a related company.

As of March 31, 2023 and 2024, the bank borrowing will be due according to the following schedule:

	As of March 31,
	2023	2024
	US$’000	US$’000
Within one year	—	2,317

18.    RELATED PARTY TRANSACTIONS

The Group had the following transactions with related parties:

(A)    Key management personnel remuneration

The remuneration for key management personnel of the Group, representing the Group’s directors and executive officers is as follows:

	For the year ended March 31,
	2023	2024
	US$’000	US$’000
Key management personnel remuneration	269	269

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18.    RELATED PARTY TRANSACTIONS (cont.)

(B)    Related party transactions

			For the fiscal year ended March 31,
			2023	2024
			US$’000	US$’000
(I)	Transactions with a related company in which a former director of a subsidiary of the Company is a former director
	(a)	the lease of office area under lease expenses	52	53
	(b)	the charge of building and management fee in relation to the lease of office area as mentioned in above (a)	7	7
	(c)	the recharge of payroll for the secondment of staff personnel	28	28
	(d)	grant of loan due to a related company	4,182	6,105
	(e)	repayment of loan due to a related company	2,751	1,308
	(f)	interest expense on loan due to a related company	169	312
	(g)	provision of guarantee on bank borrowings, limited up to	—	unlimited

(II)	Transaction with a shareholder of a related company as in above (I)
	(a)	provision of guarantee on bank borrowings, limited up to	—	3,025

(C)    Outstanding balances with related parties

	As of March 31,
	2023	2024
	US$’000	US$’000
Outstanding balances with a related company in which a former director of a subsidiary of the Company is a former director
Loan due to a related company(1)	16,845	22,142
Amount due to a related company(2)	1	3
Outstanding balances with shareholders
Amount due from shareholders(3)	1	1

____________

(1)      The loan due to a related company is non-secured, interest bearing of HIBOR but limited to 1.5% per annum and repayable on June 30, 2025. The loan was subsequently assigned to a shareholder of the Company after March 31, 2024 under a deed of loan assignment entered in June 2024 and the repayment date of this loan was extended to June 30, 2026.

(2)      The amount due to a related company represents the miscellaneous expenses paid on behalf of the Group, the amount is non-secured, interest-free and repayable on demand.

(3)      The amount due from shareholders represents the initial formation fee paid on behalf by the Company, the amount is non-secured, interest-free and repayable on demand.

19.    COMMITMENTS AND CONTINGENCIES

The Group, in the ordinary course of its business, is involved in various claims, suits, investigations and legal proceedings that arise from time to time. Although the Group does not expect that the outcome in any of these legal proceedings, individually or collectively, will have a material adverse effect on its financial position or results of operations, litigation is inherently unpredictable. Therefore, the Group could be subject to judgements or enter into settlements of claims that could adversely affect its operating results or cash flows in a particular period.

ONECONSTRUCTION GROUP LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20.    SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the dates of the balance sheets, including the estimates inherent in the process of preparing financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date. The Company has analyzed its operations subsequent to March 31, 2024 to the date of August 2, 2024, these audited consolidated financial statements were issued, and has determined that it does not have any material events to disclose.

Until [            ], 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,750,000 Ordinary Shares

OneConstruction Group Limited

Prospectus dated [•], 2024

WESTPARK CAPITAL 卫 澎 资 本

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)     all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b)    without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing secretary, or any of our officers in respect of any matter identified in above on condition that the secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Pursuant to indemnification agreements, the form of which will be filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
1 issued to Rich Plenty	June 14, 2024	1	0.0001
11,249,999 issued to Rich Plenty	July 10, 2024	11,249,999	1,124.999

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, People’s Republic of China, on November 12, 2024.

OneConstruction Group Limited
By:	/s/ Ka Chun Gordon Li
Ka Chun Gordon Li
General Manager
(Principal Executive Officer)

Powers of Attorney

Each person whose signature appears below constitutes and appoints each of Ka Chun Gordon Li and Hau Wai Tsang as attorneys-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the U.S. Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of securities of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such securities, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ka Chun Gordon Li	General Manager	November 12, 2024
Name: Ka Chun Gordon Li	(Principal Executive Officer)
/s/ Hau Wai Tsang	Chief Financial Officer	November 12, 2024
Name: Hau Wai Tsang	(Principal Accounting and Financial Officer)
/s/ Kam Cheung Cheung	Executive Director	November 12, 2024
Name: Kam Cheung Cheung
/s/ Man Kit Chan	Independent Director	November 12, 2024
Name: Man Kit Chan
/s/ Hok Yu Law	Independent Director	November 12, 2024
Name: Hok Yu Law
/s/ Wai Yan Chan	Independent Director	November 12, 2024
Name: Wai Yan Chan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of OneConstruction Group Limited, has signed this registration statement or amendment thereto in New York, NY on November 12, 2024.

COGENCY GLOBAL INC.
Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Description
1.1**	Form of Underwriting Agreement
3.1**	Memorandum of Association
3.2**	Articles of Association
4.1*	Specimen Certificate for Ordinary Shares
5.1**	Opinion of Harney, Westwood & Reigels regarding the validity of the Ordinary Shares being registered
10.1**	Form of Employment Agreement by and between executive officers and the Registrant
10.2*	Form of Indemnification Agreement with the Registrant’s directors and officers
10.3*

A copy of the Loan Facility Agreement by and between Chong Kin Group Holdings Limited and OneConstruction Development Limited (formerly known as “Radiant Path Developments Limited”) dated June 30, 2021

10.4*	A copy of the Deed of Assignment by and among Glamour Blessing Limited, Rich Plenty Limited, Chong Kin Group Holdings Limited and OneConstruction Development Limited dated June 11, 2024
10.5*	A copy of the Loan Facility Agreement by and between Rich Plenty Limited and OneConstruction Development Limited dated September 3, 2024
21.1*	Subsidiaries
23.1*	Consent of Audit Alliance LLP
23.2**	Consent of Haldanes (included in Exhibit 99.1)
23.3**	Consent of Harney, Westwood & Reigels (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page)
99.1**	Opinion of Haldanes regarding certain Hong Kong Legal Matters
107*	Filing Fee Table

____________

*        Filed herewith

**      To be filed by amendment